Filed Pursuant to Rule 424(b)(3)

Registration No. 333-259128

PROSPECTUS

Nicolet Bankshares, Inc.

Offer to Exchange

Up to $100,000,000 aggregate principal amount of
3.125% Fixed-to-Floating Rate Subordinated Notes due 2031
that have been registered under the Securities Act of 1933
for any and all outstanding unregistered
3.125% Fixed-to-Floating Rate Subordinated Notes due 2031

The exchange offer will expire at 11:59 p.m., Eastern Time, on October 25, 2021, unless extended.

We are offering to exchange 3.125% Fixed-to-Floating Rate Subordinated Notes due 2031 that have been registered under the Securities Act of 1933, as amended (“Securities Act”), which we refer to in this prospectus as the “New Notes,” for any and all of our outstanding unregistered 3.125% Fixed-to-Floating Rate Subordinated Notes due 2031 that we issued in a private placement on July 7, 2021, which we refer to in this prospectus as the “Old Notes.” We are making this offer to exchange the New Notes for the Old Notes to satisfy our obligations under a registration rights agreement that we entered into with the purchasers of the Old Notes in connection with our issuance of the Old Notes to those purchasers.

We will not receive any cash proceeds from this exchange offer. The issuance of the New Notes in exchange for the Old Notes will not result in any increase in our outstanding indebtedness. Old Notes that are not exchanged for New Notes in this exchange offer will remain outstanding. The exchange offer is not subject to any minimum tender condition, but is subject to certain customary conditions.

Upon expiration of the exchange offer, all Old Notes that have been validly tendered and not withdrawn will be exchanged for an equal principal amount of New Notes. The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are generally not subject to transfer restrictions, are not entitled to registration rights under the registration rights agreement that we entered into with the initial purchasers of the Old Notes and do not have the right to additional interest under the circumstances described in that registration rights agreement relating to our fulfillment of our registration obligations. The New Notes evidence the same debt as the Old Notes and are governed by the same indenture under which the Old Notes were issued.

There is no existing public market for the Old Notes or the New Notes, and we do not expect any public market to develop in the future for either the Old Notes or the New Notes. The Old Notes are not listed on any national securities exchange or quotation system, and we do not intend to list the New Notes on any national securities exchange or quotation system.

You may withdraw your tender of Old Notes at any time prior to the expiration of the exchange offer. We will exchange all of the outstanding Old Notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of New Notes.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. A broker-dealer that acquired Old Notes because of market-making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with resales of the New Notes for a period of 180 days after the completion of the exchange offer. See “Plan of Distribution.”

You should read this prospectus carefully because it contains important information about the exchange offer. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits, savings accounts, or other obligations of any bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is September 14, 2021.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-4 that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us, the exchange offer and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference herein.

We are providing this prospectus to holders of Old Notes in connection with our offer to exchange Old Notes for New Notes. We are not making this exchange offer in any jurisdiction where the exchange offer is not permitted.

Each broker-dealer that receives New Notes for its own account in exchange for Old Notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of New Notes received in exchange for Old Notes. We have agreed to make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus for use in connection with any such resale. See “Plan of Distribution.”

This prospectus incorporates important business and financial information about the Company from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the SEC’s website at http://www.sec.gov or by requesting them in writing, by email or by telephone at the addresses and telephone number below:

111 North Washington Street

Green Bay, Wisconsin 54301

(920) 430-1400

ir@nicoletbank.com

To ensure timely delivery of any requested information, holders of Old Notes must make any request no later than October 18, 2021, which is five business days before the expiration date of the exchange offer, or, if we decide to extend the expiration date of the exchange offer, no later than five business days before the extended expiration date.

For a more detailed description of the information incorporated by reference in this prospectus and how you may obtain it, see “Where You Can Find Additional Information” beginning on page 43.

You should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying exchange offer transmittal documents filed by us with the SEC. We have not authorized anyone to provide you with any information other than the information included in this prospectus and the documents to which we refer you herein. If someone provides you with other information, please do not rely on it as being authorized by us.

This prospectus has been prepared as of the date on the cover page. There may be changes since that date in the affairs of the Company that are not reflected in this document.

You should not consider any information in this prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the exchange offer and ownership of the notes.

As used in this prospectus, references to “Nicolet,” the “Company,” “we,” “us,” “our” or similar references refer to Nicolet Bankshares, Inc., a Wisconsin corporation, and its subsidiaries, including Nicolet National Bank (the “Bank”), except where the context otherwise requires or as otherwise indicated.

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SUMMARY

We have prepared this summary of certain material information to assist you in your review of this prospectus. It is necessarily general and abbreviated, and it is not intended to be a complete explanation of all of the matters covered in this prospectus. To understand the exchange offer and the exchange of your Old Notes for New Notes, please see the more complete and detailed information in the sections that follow this summary, as well as the financial statements and appendices included in this prospectus or incorporated by reference herein. For more information about the Company, please see the section entitled “Where You Can Find Additional Information” beginning on page 43. We urge you to read all of these documents in their entirety prior to making a decision about whether to exchange your Old Notes for New Notes.

The Company

NICOLET BANKSHARES, INC.

111 North Washington Street

Green Bay, Wisconsin 54301

(920) 430-1400

Nicolet Bankshares, Inc. (the “Company” or “Nicolet”) is a Wisconsin corporation and was incorporated as Green Bay Financial Corporation, a Wisconsin corporation, on April 5, 2000, to serve as the holding company for and the sole shareholder of Nicolet National Bank. The Company amended and restated its articles of incorporation and changed its name to Nicolet Bankshares, Inc. on March 14, 2002. It subsequently became the holding company for Nicolet National Bank upon completion of Nicolet National Bank’s reorganization into a holding company structure on June 6, 2002.

Nicolet is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. It conducts operations through its wholly owned subsidiary, Nicolet National Bank, which was organized in 2000 as a national bank under the laws of the United States and opened for business on November 1, 2000. Nicolet National Bank provides a full range of traditional banking services throughout northeastern Wisconsin and the Upper Peninsula of Michigan. Nicolet offers commercial, retail and wealth management services through 36 branch locations in Wisconsin and Menominee, Michigan, as of June 30, 2021.

At June 30, 2021, Nicolet had consolidated total assets of $4.6 billion, loans of approximately $2.8 billion, deposits of $3.9 billion, and consolidated shareholders’ equity of $559 million. At June 30, 2021, Nicolet had 9,865,955 shares of common stock issued and 9,843,141 shares outstanding, held by approximately 2,200 shareholders of record.

The principal executive offices of Nicolet are located at 111 North Washington Street, Green Bay, Wisconsin 54301, and its telephone number is (920) 430-1400. Nicolet’s website can be accessed at https://www.nicoletbank.com/. Information contained on Nicolet’s website does not constitute part of, and is not incorporated into, this prospectus. Nicolet’s common stock is traded on the Nasdaq Capital Market under the symbol “NCBS.”

We announced the proposed acquisition of Mackinac Financial Corporation (“Mackinac”) on April 12, 2021 (the “Mackinac merger”) and of County Bancshares, Inc. (“County”) on June 22, 2021 (the “County merger”). Both the proposed Mackinac merger and the proposed County merger are subject to customary closing conditions, including receipt of regulatory approvals, as well as approvals of the shareholders of the Company and Mackinac and the Company and County, respectively. As of the date of this prospectus, all regulatory approvals, as well as the required approval of Nicolet’s and Mackinac’s shareholders, have been obtained for the Mackinac merger; the County merger has not yet been submitted for the approval of our shareholders or County’s shareholders, and regulatory approvals for the County merger are pending.

For more information about the Company, see “Where You Can Find Additional Information” beginning on page 43.

Summary of the Exchange Offer

The following provides a summary of certain terms of the exchange offer. Please refer to the section “The Exchange Offer” beginning on page 16 for a more complete description of the exchange offer and the section “Description of the Notes” for a more complete description of the terms of the Old Notes and New Notes.

Old Notes	$100,000,000 in aggregate principal amount of 3.125% Fixed-to-Floating Rate Subordinated Notes due 2031.
New Notes	Up to $100,000,000 in aggregate principal amount of 3.125% Fixed-to-Floating Rate Subordinated Notes due 2031, which have terms that are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are generally not subject to transfer restrictions, are not entitled to registration rights under the registration rights agreement and do not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.
Exchange Offer	We are offering to exchange the New Notes for a like principal amount of Old Notes. Subject to the terms of the exchange offer, as soon as reasonably practicable following the expiration date of the exchange offer, we will exchange New Notes for all Old Notes that have been validly tendered and not validly withdrawn prior to the expiration of the exchange offer.
Expiration Date	The exchange offer will expire at 11:59 p.m., Eastern Time, on October 25, 2021, unless extended.
Withdrawal Rights	You may withdraw the tender of your Old Notes at any time before the expiration date.
Conditions to Exchange Offer	This exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer — Conditions.”
Procedures for Tendering Old Notes

Since the Old Notes were issued in book-entry form, and all of the Old Notes are currently represented by global certificates held for the account of the Depository Trust Company (“DTC”), as depositary, DTC or its nominee is treated as the registered holder of the Old Notes and will be the only entity that can tender your Old Notes for New Notes.

To participate in the exchange offer, you must follow the procedures established by DTC for tendering your Old Notes held in book-entry form. These procedures, which we call “ATOP” (“Automated Tender Offer Program”) procedures, require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through ATOP, and (ii) DTC has received (a) your instructions to exchange your Old Notes, and (b) your agreement to be bound by the terms of the accompanying letter of transmittal.

Please note that by signing, or agreeing to be bound by, the letter of transmittal, you will be making a number of important representations to us. See “The Exchange Offer — Eligibility; Transferability.”

Material United States Federal Income Tax Considerations	The exchange of Old Notes for New Notes in the exchange offer generally should not constitute a taxable event for United States federal income tax purposes. See “Material United States Federal Income Tax Considerations.” You should consult your own tax advisor as to the tax consequences of exchanging your Old Notes for New Notes.

Registration Rights	Under the terms of the registration rights agreement that we entered into with the initial purchasers of the Old Notes at the time we issued the Old Notes, we agreed to register the New Notes and undertake this exchange offer. This exchange offer is intended to satisfy the rights of holders of Old Notes under that registration rights agreement. After the exchange offer is completed, we will have no further obligations, except under certain limited circumstances, to provide for any exchange or undertake any further registration with respect to the Old Notes.
Transferability

Based upon existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters issued to third parties, we believe that the New Notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•      you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•      you are acquiring the New Notes in the ordinary course of your business;

•      you are not participating or engaged in, do not intend to participate or engage in, and have no arrangement or understanding with any person to participate or engage in, the distribution of the New Notes issued to you; and

•     you are not acting on behalf of any person who could not truthfully make these statements.

Our belief that transfers of New Notes would be permitted without registration or prospectus delivery under the conditions described above is based on interpretations by the staff of the SEC given to other, unrelated issuers in similar exchange offers. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar interpretation with respect to our exchange offer.

If our belief is not accurate and you transfer a New Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, any such liability.

Each broker-dealer that receives New Notes for its own account under the exchange offer in exchange for Old Notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes.

See “The Exchange Offer — Eligibility; Transferability” and “Plan of Distribution.”

Consequences of Failing to Exchange Old Notes	Any Old Notes that are not exchanged in the exchange offer will continue to be governed by the indenture relating to the Old Notes and the terms of the Old Notes. Old Notes that are not exchanged will remain subject to the restrictions on transfer described in the Old Notes, and you will not be able to offer or sell the Old Notes except under an exemption from the requirements of the Securities Act or unless the Old Notes are registered under the Securities Act. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the Old Notes under the United States federal securities laws. If you do not participate in the exchange offer, the liquidity of your Old Notes could be adversely affected. See “The Exchange Offer — Consequences of Failure to Exchange.”
Cancellation of Exchanged Old Notes	Old Notes that are surrendered in exchange for New Notes will be retired and cancelled by us upon receipt and will not be reissued. Accordingly, the issuance of the New Notes under this exchange offer will not result in any increase in our outstanding indebtedness.
Exchange Agent	We have appointed U.S. Bank National Association to serve as the exchange agent for this exchange offer. See “The Exchange Offer — Exchange Agent” for the address and telephone number of the exchange agent.

Summary of the New Notes

The following provides a summary of certain terms of the New Notes. The New Notes have terms that are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are generally not subject to transfer restrictions, are not entitled to registration rights under the registration rights agreement and do not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations. The New Notes will evidence the same debt as the Old Notes and will be governed by the same indenture under which the Old Notes were issued. Please refer to the section “Description of the Notes” for a more complete description of the terms of the New Notes. References in this prospectus to the “notes” include both the Old Notes and the New Notes unless otherwise specified or the context requires otherwise.

Issuer	Nicolet Bankshares, Inc.
Securities Offered	3.125% Fixed-to-Floating Rate Subordinated Notes due 2031.
Aggregate Principal Amount	Up to $100,000,000.
Maturity Date	July 15, 2031, unless previously redeemed.
Form and Denomination	The New Notes will be issued only in fully registered form without interest coupons, in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof. Unless otherwise required for institutional accredited investors, the New Notes will be evidenced by a global note deposited with the trustee for the New Notes, as custodian for DTC, and transfers of beneficial interests will be facilitated only through records maintained by DTC and its participants.
Interest Rate and Interest Rate Payment Dates During Fixed Rate Period	From and including July 7, 2021, to but excluding July 15, 2026, or earlier redemption date (the “Fixed Rate Period”), the New Notes will bear interest at a fixed rate equal to 3.125% per year, payable semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2022.

Interest Rate and Interest Rate Payment Dates During Floating Rate Period

From and including July 15, 2026, to but excluding the maturity date or earlier redemption date (the “Floating Rate Period”), the New Notes will bear interest at a floating rate per annum, reset quarterly, equal to the Floating Interest Rate (which is expected to be the then-current Three-Month Term Secured Overnight Financing Rate, or “SOFR,” as described in “Description of the Notes — Principal, Maturity and Interest”) plus a spread of 237.5 basis points, provided, however, that in the event the Floating Interest Rate is less than zero, the Floating Interest Rate shall be deemed to be zero. During the Floating Rate Period, interest on the New Notes will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year.

See “Description of the Notes — Principal, Maturity and Interest” for the definition of the Floating Interest Rate, which will initially be Three-Month Term SOFR, as described in that section, as well as a description of the method of its determination, and the alternative methods for determining the applicable Floating Interest Rate.

Day Count Convention	30-day month/360-day year to but excluding July 15, 2026, and thereafter, a 360-day year and the actual number of days elapsed.
Record Dates	Each interest payment will be made to the holders of record who held the New Notes at the close of business on the fifteenth calendar day prior to the applicable interest payment date, without regard to whether such date is a Business Day.
Subordination; Ranking

The New Notes will be our general unsecured, subordinated obligations and

•     will rank junior in right of payment and upon our liquidation to our existing and future senior indebtedness (as defined in the indenture and as described in “Description of the Notes — Subordination”);

•     will rank equally in right of payment and upon our liquidation with our existing and all future indebtedness the terms of which provide that such indebtedness ranks equally with bonds, debentures, notes and other evidences of indebtedness of types that include the New Notes;

•     will rank senior in right of payment and upon our liquidation to any indebtedness the terms of which provide that such indebtedness ranks junior to bonds, debentures, notes and other evidences of indebtedness of types that include the New Notes; and

•     will be effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities of the Bank and our other current and future subsidiaries, including without limitation, the Bank’s liabilities to depositors in connection with the deposits in the Bank, as well as to its subsidiaries’ liabilities to general creditors and liabilities arising during the ordinary course or otherwise.

Optional Redemption

We may, at our option, redeem the New Notes (i) in whole or in part, on any scheduled interest payment date on and after July 15, 2026, and (ii) at any time upon the occurrence of a Tier 2 Capital Event, a Tax Event or an Investment Company Event (each as described and defined in “Description of the Notes — Redemption”).

If less than the then-outstanding principal amount of a New Note is redeemed, (i) a new note shall be issued representing the unredeemed portion without charge to the holder thereof and (ii) such redemption shall be effected on a pro rata basis to the extent practicable.

Any redemption of the New Notes will be subject to prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), to the extent such approval is then required. Any redemption of the New Notes will be at a redemption price equal to 100% of the principal amount of the New Notes to be redeemed, plus accrued but unpaid interest to, but excluding, the redemption date.

The New Notes are not subject to redemption at the option of the holders, and there is no sinking fund for the New Notes.

No Limitations on Indebtedness	The terms of the New Notes do not limit the amount of additional indebtedness the Company or any of its subsidiaries may incur or the amount of other obligations ranking senior or equal to the New Notes that we may incur.
Limited Indenture Covenants

The indenture governing the New Notes contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios as a general matter or in order to incur additional indebtedness or obligations or to maintain any reserves.

Moreover, neither the indenture nor the New Notes contain any covenants prohibiting us from, or limiting our right to, grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the New Notes, to repurchase our stock or other securities, including any of the New Notes, or to pay dividends or make other distributions to our shareholders (except, subject to certain limited exceptions, that upon the Company’s failure to make any required payment of principal or interest on the notes or upon an event of default, the Company may not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock, make any payment of principal or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank equal with or junior to the notes, or make any payments under any guarantee that ranks equal with or junior to the notes).

Listing; No Public Market	The New Notes are a new issue of securities with no established trading market, and we do not expect any public market to develop in the future for the New Notes. We do not intend to list the New Notes on any national securities exchange or quotation system.
Risk Factors	See “Risk Factors” beginning on page 8 of this prospectus, as well as in our reports filed with the SEC, and other information included or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to participate in the exchange offer.
Trustee	U.S. National Bank Association.
Governing Law	The New Notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

RISK FACTORS

In addition to the other information included in or incorporated by reference into this prospectus, you should, in consultation with your own advisors, carefully consider the factors described below as well as the other information included or incorporated by reference in this prospectus before determining whether to participate in the exchange offer. If any of the risks contained in or incorporated by reference into this prospectus develop into actual events, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected, the value of the New Notes could decline, our ability to repay the New Notes may be impaired, and you may lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See “A Warning About Forward-Looking Statements” section in this prospectus.

Risks Related to the Exchange Offer

If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will be adversely affected.

We will only issue New Notes in exchange for Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes, and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of Old Notes. See “The Exchange Offer — Procedures for Tendering Old Notes.”

If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on the certificates for your Old Notes. The restrictions on transfer of the Old Notes arose because we issued the Older Notes in a private placement not subject to registration under the Securities Act or applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or if you offer and sell under an exemption from these requirements. We do not plan to register any sale of the Old Notes under the Securities Act.

Additionally, the tender of Old Notes under the exchange offer by other holders will reduce the principal amount of the Old Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of any Old Notes that remain outstanding due to a reduction in liquidity. See “The Exchange Offer — Consequences of Failure to Exchange.”

You may not receive New Notes in the exchange offer if you do not properly follow the exchange offer procedures.

We will issue New Notes in exchange for your Old Notes only if you properly tender and do not validly withdraw your Old Notes before expiration of the exchange offer. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders and withdrawals of Old Notes, neither we nor the exchange agent will have any duty or incur any liability for failure to give such notification. If you are the beneficial holder of Old Notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such Old Notes in the exchange offer, you should promptly contact the person through whom your Old Notes are held and instruct that person to tender your Old Notes on your behalf in accordance with the procedures described in this prospectus and the accompanying letter of transmittal.

Some holders who exchange their Old Notes may be deemed to be underwriters, and these holders will be required to comply with additional requirements under the Securities Act.

Based on interpretations of the Securities Act by the staff of the SEC contained in certain no-action letters issued to other parties, we believe that you may offer for resale, resell or otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the Securities Act. Our belief that transfers of New Notes would be permitted without registration or prospectus delivery under the conditions described above is based on interpretations by the staff of the SEC given to other, unrelated issuers in similar exchange offers. The staff of the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar interpretation with respect to the exchange offer. Additionally, in some instances described in this prospectus under “Plan of Distribution,” certain holders of New Notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the New Notes. If any such holder transfers any New Notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify any such holder or any other person against, such liability.

Risks Related to the Notes

The notes are unsecured and subordinated to our existing and future senior indebtedness.

Although the New Notes will rank on par with the Old Notes, the notes will be unsecured, subordinated obligations of Nicolet Bankshares, Inc. and, consequently, will rank junior in right of payment to all of our secured and unsecured “senior indebtedness” now existing or that we incur in the future, as described under “Description of the Notes — Subordination.” As a result, upon any payment or distribution of assets to creditors in the case of liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or any bankruptcy, insolvency or similar proceeding, holders of senior indebtedness will be entitled to have the senior indebtedness paid in full prior to the holders of the notes receiving any payment of principal of, or interest on, the notes.

As of June 30, 2021, the Company and its subsidiaries had outstanding indebtedness, total deposits and other liabilities of $4.0 billion that would constitute senior indebtedness, all of which rank contractually or structurally senior to the notes. The notes do not limit the amount of additional indebtedness or senior indebtedness that we or any of our subsidiaries, including the Bank, may incur. Accordingly, in the future, we and our subsidiaries may incur other indebtedness, which may be substantial in amount, including senior indebtedness, indebtedness ranking on par with the notes and indebtedness ranking effectively senior to the notes, as applicable. Any additional indebtedness and liabilities that we and our subsidiaries incur may adversely affect our ability to pay our obligations on the notes.

As a consequence of the subordination of the notes to our existing and future senior indebtedness, an investor in the notes may lose all or some of its investment upon our liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or any bankruptcy, insolvency or similar proceeding. In such an event, our assets would be available to pay the principal of, and any accrued and unpaid interest on, the notes only after all of our senior indebtedness had been paid in full. In such an event, any of our other general, unsecured obligations that do not constitute senior indebtedness, depending upon their respective preferences, will share pro rata in our remaining assets after we have paid all of our senior indebtedness in full.

The notes are obligations only of Nicolet Bankshares, Inc. and not obligations of the Bank or any of our other subsidiaries and will be effectively subordinated to the existing and future indebtedness, deposits and other liabilities of the Bank and our other subsidiaries.

The notes are obligations solely of Nicolet Bankshares, Inc. and are not obligations of the Bank or any of our other subsidiaries. The Bank and our other subsidiaries are separate and distinct legal entities from Nicolet Bankshares, Inc. The rights of Nicolet Bankshares, Inc. and the rights of its creditors, including the holders of the notes, to participate in any distribution of the assets of the Bank or any other subsidiary (either as a shareholder or as a creditor) upon an insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding of the Bank or such other subsidiary (and the consequent right of the holders of the notes to participate in those assets after repayment of our existing or future senior indebtedness) will be subject to the claims of the creditors of the Bank, including depositors of the Bank, or such other subsidiary. Accordingly, the notes are effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities and preferred equity of the Bank and our other subsidiaries, to the extent that those liabilities, including deposit liabilities, equal or exceed their respective assets.

The notes do not limit the amount of indebtedness or other liabilities that the Bank or any of our other subsidiaries may incur, all of which would rank structurally senior to the notes. Any additional indebtedness and liabilities that our subsidiaries, including the Bank, incur may adversely affect our ability to pay our obligations on the notes.

The notes include limited covenants and do not restrict our ability to incur additional debt.

The notes do not contain any financial covenants that would require us to achieve or maintain any minimum financial results relating to our financial condition, liquidity or results of operations or meet or exceed certain financial ratios as a general matter or to incur additional indebtedness or obligations or to maintain any reserves. Moreover, the notes do not contain any covenants prohibiting or limiting us or our subsidiaries from, granting liens on assets to secure indebtedness or other obligations, repurchasing our stock or other securities, including any of the notes, or paying dividends or making other distributions to our shareholders (except, subject to certain limited exceptions, that the Company is prohibited from declaring or paying any dividends or distributions on, or redeeming, purchasing, acquiring, or making a liquidation payment with respect to, any of the Company’s capital stock, making any payment of principal or interest or premium, if any, on or repaying, repurchasing or redeeming any debt securities of the Company that rank equal with or junior to the notes, or making any payments under any guarantee that ranks equal with or junior to the notes, in each case, upon our failure to make any required payment of principal or interest on the notes or upon an event of default). The notes do not contain any provision that would provide protection to the holders of the notes against a material decline in our credit quality.

In addition, the notes do not limit the amount of additional indebtedness that we, the Bank or any of our other subsidiaries may incur or the amount of other obligations that we or the Bank may incur ranking senior or equal to the indebtedness evidenced by the notes. The issuance or guarantee of any such securities or the incurrence of any such other liabilities may reduce the amount, if any, recoverable by holders of the notes in the event of our insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding, and may limit our ability to meet our obligations under the notes.

To service our debt, we will require a significant amount of cash. Our ability to generate cash depends on many factors.

Our ability to make payments on or to refinance our indebtedness, including our ability to meet our obligations under the notes, and to fund our operations depends on our ability to generate cash and may depend on our access to the capital markets in the future. These will depend on our financial and operating performance, which, to a certain extent, are subject to general economic, financial, competitive, legislative, regulatory and capital market conditions and other factors that are beyond our control. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be unable to obtain new financing or to fund our obligations to our customers and business partners, implement our business plans, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. As a result, we may be unable to meet our obligations under the notes. In the absence of sufficient capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet debt service and other obligations. We may not be able to consummate those dispositions of assets or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due, including obligations under the notes.

Additionally, our ability to service our debt is dependent, in part, on the receipt of dividends, fees and interest paid to us by the Bank. While we expect these payments to continue in the future, there are regulatory limits under federal banking laws on the amount of dividends and distributions that the Bank can pay to us without regulatory approval. Accordingly, we can provide no assurance that we will receive dividends or other distributions from the Bank in an amount sufficient to pay the principal of or interest on the notes. See “Item 1. Business — Supervision and Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2020 (our “Annual Report on Form 10-K”) for additional information.

Our other indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the notes.

In addition to our currently outstanding indebtedness, we may be able to borrow substantial additional indebtedness in the future. If new indebtedness is incurred in addition to our current debt levels, the related risks that we now face could increase. Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the notes, including:

•	limiting our ability to satisfy our obligations with respect to the notes;

•	increasing our vulnerability to general adverse economic conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•	requiring a substantial portion of our cash flows from operations for the payment of principal of and interest on our indebtedness and thereby reducing our ability to use our cash flows to fund working capital, capital expenditures and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	putting us at a disadvantage compared to competitors with less indebtedness.

The notes are subject to limited rights of acceleration.

Payment of principal of the notes may be accelerated only in the case of certain bankruptcy-related events with respect to us. As a result, note holders have no right to accelerate the payment of principal of the notes if we fail to pay principal of or interest on the notes or if we fail to perform any of our other obligations under the notes or in the indenture. See “Description of the Notes — Events of Default; Right of Acceleration; Failure to Pay Principal or Interest.”

The amount of interest payable on the notes will vary beginning July 15, 2026, and interest after that date may be less than the initial fixed annual interest rate of 3.125% in effect prior to that date.

During the Fixed Rate Period, the notes will bear interest at an initial fixed rate of 3.125% per annum. Beginning on July 15, 2026, the notes will bear interest at a floating rate per annum equal to the Floating Interest Rate, which is expected to be Three-Month Term SOFR, plus 237.5 basis points, subject to the provisions described under “Description of the Notes — Principal, Maturity and Interest.” The per annum interest rate that is determined at the Reference Time for each interest period will apply to the entire quarterly interest period following such determination date even if the Benchmark rate increases during that interest period.

Floating rate notes bear additional risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than the fixed interest rate. We have no control over a number of matters that may affect market interest rates, including, without limitation, geopolitical conditions and economic, financial, political, regulatory or other events that affect the markets generally and that are important in determining the existence, magnitude, and longevity of market interest rate risk. In recent years, interest rates have been volatile, and that volatility may be expected in the future.

The notes may be redeemed at our option under certain circumstances, which limits the ability of holders of the notes to accrue interest over the full stated term of the notes.

We may, at our option, redeem the notes (i) in whole or in part on any interest payment date occurring on or after July 15, 2026, (ii) in whole, but not in part, at any time upon a Tier 2 Capital Event, Tax Event or an Investment Company Event occurring before July 15, 2026 or (iii) in whole or in part at any time upon a Tier 2 Capital Event, Tax Event or an Investment Company Event (each as described and defined in “Description of the Notes — Redemption”) occurring on or after July 15, 2026, in each case at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued but unpaid interest to, but excluding, the date of redemption. Any redemption of the notes will be subject to any required regulatory approvals, including from the Federal Reserve Board, to the extent such approval is then required. There can be no assurance that the Federal Reserve Board or any other regulatory agency, as applicable, will approve any redemption of the notes that we may propose. In addition, the redemption of the notes may be subject to prior approval of the holders of any senior indebtedness, and there is no assurance that holders of any such senior indebtedness would approve any redemption of the notes. Furthermore, we are under no obligation to redeem any notes when they first become redeemable or on any particular date thereafter. The Company may be more likely to redeem the notes on or after July 15, 2026 if the interest rate applicable to the notes is higher than that which would be payable on one or more other forms of borrowing. If the Company redeems the notes prior to their maturity date, holders may not be able to invest in other securities that yield as much interest as the notes. If we redeem the notes for any reason, you will not have the opportunity to continue to accrue and be paid interest to the stated maturity date and you may not be able to reinvest the redemption proceeds you receive in a similar security or in securities bearing similar interest rates or yields.

There is not expected to be an active trading market for the New Notes.

The New Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the New Notes on any national securities exchange or for quotation of the New Notes in any automated dealer quotation system. A liquid or active trading market for the New Notes is not expected to develop. If an active trading market for the New Notes does not develop, the market price and liquidity of the New Notes may be adversely affected. If the New Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. Accordingly, we cannot assure you that you will be able to sell any New Notes or the prices, if any, at which holders may be able to sell their New Notes.

SOFR has a very limited history, and the future performance of SOFR cannot be predicted based on historical performance.

Beginning on July 15, 2026, the notes will bear interest at an annual floating interest rate, reset quarterly, equal to the Floating Interest Rate determined for the applicable interest period plus 237.5 basis points. See “Description of the Notes” for additional information. The Floating Interest Rate is expected to be Three-Month Term SOFR (as defined below in “Description of the Notes—Determination of Floating Interest Rate”), which rate is subject to numerous uncertainties.

SOFR, or the “secured overnight financing rate,” is a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. SOFR was first published by the Federal Reserve Bank of New York (the “FRBNY”) in April 2018. The FRBNY commenced publication of SOFR as an alternate reference rate for the London Interbank Offered Rate (“LIBOR”), following the announcement by the United Kingdom Financial Conduct Authority of its intention to stop persuading or compelling banks to submit rates for the calculation of LIBOR after 2021, which has since been extended to June 30, 2023.

SOFR has a very limited history, and the future performance of SOFR cannot be predicted based on its limited historical performance. The level of SOFR during the Floating Interest Period (as defined below) of the notes may bear little or no relation to historical actual or indicative data. Prior observed patterns, if any, in the behavior of market variables and their relation to SOFR, such as correlations, may change in the future. While some pre-publication historical data have been released by the FRBNY, such analysis inherently involves assumptions, estimates and approximations, and hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of SOFR. The future performance of SOFR is therefore impossible to predict, and no future performance of SOFR may be inferred from any of the historical actual or indicative data. Changes in the levels of SOFR will affect the interest rate of the notes during the Floating Interest Period and accordingly will affect the return on the notes and the market price of the notes, but it is impossible to predict whether such levels will rise or fall.

SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in other benchmark or market rates, such as three-month U.S. dollar LIBOR, during corresponding periods, and SOFR may bear little or no relation to the historical actual or indicative data. In addition, although changes in Term SOFR and Compounded SOFR (each of such terms as defined below in “Description of the Notes— Determination of Floating Interest Rate”) generally are not expected to be as volatile as changes in daily levels of SOFR, the return on and value of the notes may fluctuate more than floating rate securities that are linked to less volatile rates.

Any failure of SOFR to gain market acceptance could adversely affect the notes.

SOFR may fail to gain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it could be considered a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This could mean that market participants may not consider SOFR a suitable substitute or successor for all of the purposes for which LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to gain market acceptance could adversely affect the return on the notes, the liquidity in any trading market for the notes and the price at which you could sell the notes.

SOFR may be modified or discontinued.

SOFR is a relatively new rate, and the FRBNY, or any successor as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the methodology by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR or timing related to the publication of SOFR. If the manner in which SOFR is calculated is changed, that change may result in a reduction of the amount of interest payable on the notes, which may adversely affect the market price of the notes. The administrator of SOFR may withdraw, modify, amend, suspend or discontinue the calculation or dissemination of SOFR in its sole discretion and without notice and has no obligation to consider the interests of holders of the notes in calculating, withdrawing, modifying, amending, suspending or discontinuing SOFR.

The calculation agent will make certain determinations with respect to the notes.

We will act as the initial calculation agent. The calculation agent, which may be us or another entity that we appoint, will make certain determinations with respect to the notes during the Floating Rate Period, including with respect to the determination of the applicable interest rates during the interest periods during the Floating Rate Period. Any of these determinations may adversely affect the payout to investors in the notes. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments. These potentially subjective determinations may adversely affect the payout to you on the notes.

Changes in our credit ratings may adversely affect your investment in the notes.

The credit ratings on the notes are assessments by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the notes. The ratings reflect only the view of each rating agency at the time the rating is issued, based on current information furnished to the ratings agencies by us and information obtained by the rating agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant.

Any ratings of our long-term debt are based on a number of factors, including our financial strength as well as factors not entirely within our control, including conditions affecting the financial services industry generally. There can be no assurance that we will not receive adverse changes in our ratings in the future, which could adversely affect the cost and other terms upon which we are able to obtain funding and the way in which we are perceived in the capital markets. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value and liquidity of the notes and increase our borrowing costs.

An investment in the notes is not an FDIC insured deposit.

The notes are not savings accounts, deposits or other obligations of the Company, the Bank or any of our other subsidiaries and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality. Your investment will be subject to investment risk, and you may experience loss with respect to your investment.

Risks Related to Our Business

In addition to the above-described risks relating to the notes, you should read and consider risk factors specific to our business. These risks are described in the section entitled “Risk Factors” in our Annual Report on Form 10-K and in other documents incorporated by reference into this prospectus. Please see the section entitled “Where You Can Find Additional Information” beginning on page 43 of this prospectus for the location of information incorporated by reference into this prospectus.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar words and expressions of future intent.

The ability of Nicolet to predict results or the actual effect of future plans or strategies is inherently uncertain. Although Nicolet believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results and performance to differ from those expressed in the forward-looking statements include, but are not limited to:

•	the magnitude and duration of the COVID-19 pandemic and the effects of the COVID-19 pandemic on the business, customers, employees and third-party service providers of Nicolet or any of its acquisition targets, including Mackinac and County;
•	operating, legal and regulatory risks, including the effects of legislative or regulatory developments affecting the financial industry generally or Nicolet specifically;
•	economic, market, political and competitive forces affecting Nicolet’s banking and wealth management businesses;
•	changes in interest rates, monetary policy and general economic conditions, which may impact Nicolet’s net interest income;
•	the risk that the proposed acquisitions of Mackinac and/or County will not be consummated or will not meet Nicolet’s expectations regarding the timing of the proposed acquisition;
•	diversion of management time on pandemic-related or acquisition-related issues;
•	adoption of new accounting standards, including the effects from the adoption of the CECL model on January 1, 2020, or changes in existing standards;
•	changes to statutes, regulations, or regulatory policies or practices resulting from the COVID-19 pandemic;
•	compliance or operational risks related to new products, services, ventures, or lines of business, if any, that Nicolet may pursue or implement;
•	changes in consumer demand for financial services; and
•	the risk that Nicolet’s analysis of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive in exchange Old Notes in like principal amount. We intend to cancel all Old Notes received in exchange for New Notes in the exchange offer.

THE EXCHANGE OFFER

General

In connection with the issuance of the Old Notes on July 7, 2021, we entered into a registration rights agreement with the initial purchasers of the Old Notes, which provides for the exchange offer we are making pursuant to this prospectus. The exchange offer will permit eligible holders of Old Notes to exchange their Old Notes for New Notes that are identical in all material respects with the Old Notes, except that:

•	the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;

•	the New Notes bear a different CUSIP number from the Old Notes;

•	the New Notes generally will not be subject to transfer restrictions;

•	the New Notes are not entitled to registration rights under the registration rights agreement or otherwise; and

•	because the New Notes are not entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.

The New Notes will evidence the same debt as the Old Notes. Holders of the New Notes will continue to be entitled to the benefits of the indenture. Accordingly, the New Notes and the Old Notes will be treated as a single series of subordinated debt securities under the indenture. Old Notes that are not validly tendered and accepted for exchange in the exchange offer will remain outstanding, and interest on those Old Notes will continue to accrue at the applicable interest rate and be subject to the terms of the indenture.

The exchange offer does not depend on any minimum aggregate principal amount of Old Notes being tendered for exchange.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act, and the related rules and regulations of the SEC applicable to transactions of this type.

We will be deemed to have accepted validly tendered Old Notes when and if we have given oral or written notice to the exchange agent of our acceptance of such Old Notes. Subject to the terms and conditions of the exchange offer, delivery of New Notes will be made by the exchange agent promptly after receipt of our notice of acceptance. The exchange agent will act as agent for the holders of Old Notes tendering their Old Notes for the purpose of receiving New Notes from us in exchange for such tendered and accepted Old Notes. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return or cause to be returned the Old Notes not exchanged, at our expense, to the tendering holder after the expiration of the exchange offer.

If a holder of Old Notes validly tenders Old Notes in the exchange offer, the tendering holder will not be required to pay us brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal and certain limited exceptions described in this prospectus, the tendering holder will not have to pay transfer taxes for the exchange of Old Notes. Subject to certain exceptions described in this prospectus, we will pay all of the expenses in connection with the exchange offer, other than certain applicable taxes. See “—Fees and Expenses.”

Holders of outstanding Old Notes do not have any appraisal, dissenters’ or similar rights in connection with the exchange offer. Outstanding Old Notes which are not tendered, or are tendered but not accepted, in connection with the exchange offer will remain outstanding. See “Risk Factors—Risks Related to the Exchange Offer — If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will be adversely affected.”

NEITHER WE NOR THE EXCHANGE AGENT ARE MAKING ANY RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING OLD NOTES AS TO WHETHER TO TENDER ALL OR ANY PORTION OF THEIR OUTSTANDING OLD NOTES IN THE EXCHANGE OFFER. IN ADDITION, NEITHER WE NOR THE EXCHANGE AGENT HAVE AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF OUTSTANDING OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND INDIVIDUAL REQUIREMENTS.

Registration Rights Agreement

The following provides a summary of certain terms of the registration rights agreement. This summary is qualified in its entirety by reference to the form of registration rights agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Under the terms of the registration rights agreement that we entered into with the purchasers of the Old Notes at the time we issued the Old Notes, we agreed to register the New Notes and undertake the exchange offer. The exchange offer is intended to satisfy the rights of holders of Old Notes under that registration rights agreement. After the exchange offer is completed, we will have no further obligations, except under the limited circumstances described below, to provide for any exchange or undertake any further registration with respect to the Old Notes.

Under the terms of the registration rights agreement, we agreed, among other things, to use our commercially reasonable efforts to:

•	file a registration statement with the SEC on or prior to October 5, 2021, the date that is 90 days after July 7, 2021, with respect to a registered offer to exchange the Old Notes for substantially identical notes that do not contain transfer restrictions and will be registered under the Securities Act;
•	cause that registration statement to become effective no later than December 4, 2021, the date that is 150 days after July 7, 2021;
•	cause that registration statement to remain effective until the closing of the exchange offer;
•	commence the exchange offer promptly after the effectiveness of the registration statement and keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is given to the holders of the Old Notes; and
•	consummate the exchange offer no later than 45 days after the effective date of that registration statement.

We also agreed to issue and exchange New Notes for all Old Notes validly tendered and not validly withdrawn before the expiration of the exchange offer. We are sending this prospectus, together with a letter of transmittal, to all the holders of the Old Notes known to us. For each Old Note validly tendered to us in the exchange offer and not validly withdrawn, the holder will receive a New Note having a principal amount equal to the principal amount of the tendered Old Note. Old Notes may be exchanged, and New Notes will be issued, only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

We further agreed that, under certain circumstances, we would file a shelf registration statement with the SEC that would allow resales by certain holders of the Old Notes in lieu of such holders participating in the exchange offer.

Eligibility; Transferability

We are making this exchange offer in reliance on interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters provided to other parties. We have not sought or received our own no-action letter from the staff of the SEC with respect to this particular exchange offer, and there can be no assurance that the staff of the SEC will make a determination in the case of the exchange offer and such transactions that is similar to its determinations in the above mentioned no-action letters. However, based on these existing SEC staff interpretations, we believe that you, or any other person receiving New Notes, may offer for resale, resell or otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	you are, or the person receiving the New Notes is, acquiring the New Notes in the ordinary course of business;

•	you do not, nor does any such person, have an arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Notes;

•	you are not, nor is any such person, our “affiliate,” as such term is defined under Rule 405 under the Securities Act; and

•	you are not acting on behalf of any person who could not truthfully make these statements.

To participate in the exchange offer, you must represent as a holder of Old Notes that each of these statements is true.

In addition, in order for broker-dealers registered under the Exchange Act to participate in the exchange offer, each such broker-dealer must also (i) represent that it is participating in the exchange offer for its own account and is exchanging Old Notes acquired as a result of market-making activities or other trading activities, and (ii) acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. The letter of transmittal to be delivered in connection with a tender of the Old Notes states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resale of the New Notes received in exchange for the Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the expiration date of the exchange offer, we will amend or supplement this prospectus to expedite or facilitate the disposition of any New Notes by such broker-dealers.

Any holder of Old Notes who (i) is our affiliate, (ii) does not acquire the New Notes in the ordinary course of business, (iii) intends to participate in the exchange offer for the purpose of distributing the New Notes or (iv) is a broker-dealer who purchased the Old Notes directly from us:

•	will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above;

•	will not be able to tender Old Notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the New Notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction.

Expiration of the Exchange Offer; Extensions; Amendments

The exchange offer will expire at 11:59 p.m., Eastern Time, on October 25, 2021, which we refer to as the “expiration date,” unless we extend the exchange offer. If we extend the exchange offer, the expiration date will be the latest date and time to which the exchange offer is extended. To extend the exchange offer, we will notify the exchange agent and each registered holder of the Old Notes of any extension before 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date. During any such extension, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

We reserve the right to extend the exchange offer, delay accepting any tendered Old Notes or, if any of the conditions described below under the heading “— Conditions” have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give oral or written notice of any delay, extension or termination of, or amendment to, the exchange offer to the exchange agent. We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed or otherwise transmitted to holders of the Old Notes.

If we amend the exchange offer in a manner that we consider material, we will disclose that amendment by means of a prospectus supplement, and we will extend the exchange offer so that at least five business days remain in the exchange offer following notice of the material change.

If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.

If we terminate or withdraw the exchange offer, we will promptly pay the consideration offered or return any Old Notes deposited, under the exchange offer as required by Rule 14e-1(c) under the Exchange Act.

Conditions

The exchange offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange. Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any New Notes for, any Old Notes, and may terminate or amend the exchange offer before the acceptance of the Old Notes, if:

•	such Old Notes are tendered to us other than in accordance with the terms and conditions of the exchange offer;

•	we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC; or

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our absolute discretion in whole or in part at any time and from time to time prior to the expiration date. Our failure at any time to exercise any of the above rights will not be considered a waiver of that right, and that right will be considered an ongoing right which we may assert at any time and from time to time.

In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for those Old Notes, if at any time any stop order is threatened or issued by the SEC with respect to the registration statement for the exchange offer and the New Notes or the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). In any such event, we must use our commercially reasonable efforts to obtain the withdrawal of any stop order as soon as practicable.

Further, we will not be obligated to accept for exchange the Old Notes of any holder that has not made to us the representations described under “— Eligibility; Transferability” and “Plan of Distribution.”

Procedures for Tendering Old Notes

To participate in the exchange offer, you must validly tender your Old Notes to the exchange agent as described below. It is your responsibility to validly tender your Old Notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in exchanging your Old Notes, please contact the exchange agent, whose address, phone number and email address are set forth below in “— Exchange Agent.”

All of the Old Notes were issued in book-entry form and are currently represented by global certificates held for the account of DTC. Accordingly, DTC, as the depositary, or its nominee, is treated as the registered holder of the Old Notes and will be the only entity that can tender such Old Notes for New Notes. Therefore, to tender Old Notes and obtain New Notes you must:

•	comply with DTC’s ATOP procedures described below; and

•	cause the exchange agent to receive a timely confirmation of a book-entry transfer of the Old Notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a properly transmitted “agent’s message” (as defined below), before the expiration date of the exchange offer.

Following receipt of a properly transmitted “agent’s message,” the exchange agent will establish an ATOP account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer. Any financial institution that is a DTC participant, including your broker or bank, may make a book-entry tender of outstanding Old Notes by causing the book-entry transfer of such Old Notes into our ATOP account in accordance with DTC’s procedures for such transfers. In connection with the transfer, DTC must send an “agent’s message” to the exchange agent on or prior to 11:59 p.m., Eastern Time, on the expiration date of the exchange offer.

The term “agent’s message” means a message transmitted by a DTC participant to DTC, and thereafter transmitted by DTC to the exchange agent, which states that DTC has received an express acknowledgement from the participant stating that such participant and beneficial holder agree to be bound by the terms of the exchange offer, including the letter of transmittal, and that such agreement may be enforced against such participant.

Each agent’s message must include the following information:

•	name of the beneficial owner tendering such Old Notes;

•	account number of the beneficial owner tendering such Old Notes;

•	principal amount of Old Notes tendered by such beneficial owner; and

•	a confirmation that the beneficial owner of the Old Notes has made the representations for our benefit set forth under “— Representations” below.

The delivery of the Old Notes through DTC, and any transmission of an agent’s message through ATOP, is at the election and risk of the person tendering Old Notes. If we do not accept any tendered Old Notes for exchange or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned, without expense, to their tendering holder by crediting the holder’s account maintained with DTC, following the expiration or termination of the exchange offer.

The tender by a holder of Old Notes that is not validly withdrawn prior to the expiration date of the exchange offer and that is accepted by us will constitute a binding agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. By using the ATOP procedures to exchange Old Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, by using the ATOP procedures to tender and exchange Old Notes, you will be bound by the terms of the letter of transmittal, and you will be deemed to have made the acknowledgements and the representations and warranties it contains, just as if you had signed it. Each tendering holder, by delivery of an agent’s message, waives any right to receive any notice of the acceptance of such tender.

There is no procedure for guaranteed late delivery of the Old Notes in connection with the exchange offer.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Old Notes in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right, in our sole discretion, to reject any and all Old Notes not validly tendered or any Old Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion subject to applicable law, to waive or amend any of the conditions of the exchange offer to waive any defects, irregularities or conditions of tender as to any particular Old Notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the accompanying letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders and withdrawals of Old Notes must be cured within a time period we will reasonably determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders and withdrawals of Old Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of Old Notes will not be considered to have been made until such defects or irregularities have been cured or waived. If we waive any terms or conditions with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition. Any Old Notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent, without expense, to the tendering holders, promptly following the expiration date of the exchange offer. Each tendering holder, by delivery of an agent’s message, waives any right to receive any notice of the acceptance of such tender.

Representations

By tendering Old Notes, each holder is deemed to have represented to us all of the representations contained in the letter of transmittal, including that:

•	any New Notes that you receive will be acquired in the ordinary course of business;

•	you are not participating in the exchange offer with a view to distribute any New Notes nor do you have any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes in violation of the provisions of the Securities Act;

•	you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act);

•	you are not acting on behalf of any person who could not truthfully make the foregoing representations; and

•	if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes, you acquired those New Notes as a result of market-making or other trading activities and you will satisfy any applicable prospectus delivery requirements in connection with any resale of such New Notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may validly withdraw your tender of Old Notes at any time prior to 11:59 p.m., Eastern Time, on the expiration date of the exchange offer. For a withdrawal to be effective you must comply with the appropriate procedures of DTC’s ATOP system prior to 11:59 p.m., Eastern Time, on the expiration date of the exchange offer. Any such notice of withdrawal must:

•	specify the name of the tendering holder of Old Notes to be withdrawn;

•	specify the principal amount of the Old Notes delivered for exchange;

•	specify the name and number of the account at DTC to be credited with the withdrawn Old Notes;

•	include a statement that such holder is withdrawing its election to have such Old Notes exchanged; and

•	otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices in our sole discretion, and our determination will be final and binding on all parties. Any Old Notes validly withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no New Notes will be issued in exchange for such Old Notes unless the Old Notes withdrawn are validly re-tendered. Any Old Notes that have been tendered but that are not accepted for exchange or that are withdrawn will be returned to the holder, without expense to such holder, after withdrawal, rejection of tender or termination of the exchange offer. Validly withdrawn Old Notes may be re-tendered by following one of the procedures described above under “— Procedures for Tendering Old Notes” at any time prior to the expiration date of the exchange offer.

Exchange Agent

U.S. Bank National Association, the trustee under the indenture, has been appointed the exchange agent for the exchange offer. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by each holder of Old Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent as follows:

By Mail or Hand Delivery (Registered or Certified Mail Recommended):	U.S. Bank National Association Corporate Actions 111 Fillmore Avenue St. Paul, MN 55107-1402 Telephone: (800) 934-6802 Email: cts.specfinance@usbank.com Facsimile: (651) 466-7367

For information please email Michael Tate at cts.specfinance@usbank.com or call (800) 934-6802.

We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection with this exchange offer.

Fees and Expenses

We will bear the expenses of soliciting tenders of the Old Notes and issuance of the New Notes. The principal solicitation is being made through ATOP. However, we may make additional solicitations by email, telephone or in person by our officers and employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. As indicated above, we will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We will also pay any other cash expenses that we incur in connection with the exchange offer.

Except as described below, we will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	New Notes and/or substitute Old Notes not exchanged are to be delivered to, or registered or issued in the name of, any person other than the registered holder of the Old Notes so exchanged;

•	tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

We will record the New Notes at the same carrying value as the Old Notes reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.

Consequences of Failure to Exchange

Old Notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act.

Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

•	to us or to any of our subsidiaries;

•	under a registration statement that has been declared effective under the Securities Act;

•	for so long as the Old Notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person the holder of the Old Notes and any person acting on its behalf reasonably believes is a “qualified institutional buyer” as defined in Rule 144A, that purchases for its own account or for the account of another qualified institutional buyer, in each case to whom notice is given that the transfer is being made in reliance on Rule 144A; or

•	under any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee shall have the right to require the delivery of an opinion of counsel (at the holder’s sole cost), certifications and/or other information satisfactory to us and the trustee);

in each case subject to compliance with any applicable foreign, state or other securities laws.

Upon completion of the exchange offer, due to the restrictions on transfer of the Old Notes and the absence of such restrictions applicable to the New Notes, it is likely that the market, if any, for Old Notes will be relatively less liquid than the market for New Notes. Consequently, holders of Old Notes who do not participate in the exchange offer could experience significant diminution in the value of their Old Notes, compared to the value of the New Notes. The holders of Old Notes not tendered will have no further registration rights, except that, under limited circumstances specified in the registration rights agreement, we may be required to file a shelf registration statement covering resales of Old Notes.

Additional Information Regarding the Registration Rights Agreement

As noted above, we are effecting the exchange offer to comply with the registration rights agreement. The registration rights agreement requires us to cause an exchange offer registration statement to be filed with the SEC under the Securities Act, to use our commercially reasonable efforts to cause the registration statement to be declared effective, and to satisfy certain other obligations, within certain time periods.

In the event that:

•	the registration statement is not filed with the SEC on or prior to October 5, 2021, which is the 90th day after July 7, 2021;

•	the registration statement has not been declared effective by the SEC on or prior to December 4, 2021, which is the 150th day after July 7, 2021; or

•	the exchange offer is not completed on or prior to the 45th day following the effective date of the registration statement;

the interest rate on the Old Notes will be increased by a rate of 0.25% per annum immediately following the date of such registration default and will increase by an additional 0.25% per annum immediately following each 90-day period during which additional interest accrues, but in no event will such increase exceed 0.50% per annum. Following the cure of all such registration defaults, the accrual of additional interest will cease, and the interest rate will be reduced to the original interest rate borne by the Old Notes.

Our obligation to register the New Notes will terminate upon completion of the exchange offer. However, under certain limited circumstances specified in the registration rights agreement, we may be required to file a shelf registration statement covering resales of the Old Notes.

DESCRIPTION OF THE NOTES

On July 7, 2021, we issued $100.0 million in aggregate principal amount of our 3.125% Fixed-to-Floating Rate Subordinated Notes due 2031, which we have referred to in this prospectus as the Old Notes. The Old Notes were issued in a private placement transaction to certain institutional accredited investors and qualified institutional buyers and, as such, were not registered under the Securities Act. The Old Notes were issued under an indenture dated July 7, 2021, between Nicolet Bankshares, Inc., as issuer, and U.S. Bank National Association, as trustee, which we have referred to in this prospectus as the “indenture.” The term “notes” refers collectively to the Old Notes and the New Notes, unless otherwise specified or the context requires otherwise.

The New Notes will be issued under the indenture and will evidence the same debt as the Old Notes. The terms of the New Notes are identical in all material respects to those of the Old Notes, except that:

•	the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;

•	the New Notes bear different CUSIP numbers from the Old Notes;

•	the New Notes generally will not be subject to transfer restrictions;

•	the New Notes will not be entitled to registration rights under the registration rights agreement or otherwise; and

•	because the New Notes will not be entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.

The New Notes will be issued only in fully registered form without interest coupons, in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof. Unless otherwise required for institutional accredited investors, the New Notes will be evidenced by a global note deposited with the trustee for the New Notes, as custodian for DTC, and transfers of beneficial interests will be facilitated only through records maintained by DTC and its participants.

The terms of the New Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

The following provides a summary of certain terms of the indenture and the New Notes. This summary is qualified in its entirety by reference to the complete version of the indenture, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and to the form of New Notes, which is included as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture and the form of New Notes because those documents, not this summary description, define your rights as holders of the New Notes. Whenever we refer to the defined terms of the indenture in this prospectus without defining them, the terms have the meanings given to them in the indenture. You must look to the indenture for the most complete description of the information summarized in this prospectus.

General

The exchange offer for the New Notes will be for up to $100.0 million in aggregate principal amount of the Old Notes. The New Notes, together with any Old Notes that remain outstanding after the exchange offer, will be treated as a single class for all purposes of the indenture, including, without limitation, waivers, consents, amendments, redemptions and offers to purchase.

Principal, Maturity and Interest

The New Notes have materially identical interest terms as the Old Notes except with respect to additional interest that may be earned on the Old Notes under circumstances relating to our registration obligations under the registration rights agreement. Interest on the notes will accrue from and including July 7, 2021. The notes will mature and become payable, unless earlier redeemed, on July 15, 2031.

From and including July 7, 2021, to but excluding July 15, 2026, or earlier redemption date, the New Notes will bear interest at a fixed rate equal to 3.125% per year, payable semi-annually in arrears on January 15 and July 15 of each year (each a “Fixed Interest Payment Date”), beginning on January 15, 2022, and interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

From and including July 15, 2026, to but excluding the maturity date or earlier redemption date, the New Notes will bear interest at a floating rate per annum, reset quarterly, equal to the Floating Interest Rate (which is expected to be the then-current Three-Month Term SOFR), plus a spread of 237.5 basis points, provided however, that in the event the Floating Interest Rate is less than zero, then the Floating Interest Rate shall be deemed to be zero. A “Floating Rate Interest Period” means the period from, and including, each Floating Interest Payment Date (as defined below) to, but excluding, the next succeeding Floating Interest Payment Date, except for the initial Floating Rate Interest Period, which will be the period from, and including, July 15, 2026 to, but excluding, the next succeeding Floating Interest Payment Date.

During the Floating Rate Period, interest on the New Notes will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each a “Floating Interest Payment Date” and, together with any Fixed Interest Payment Date, an “interest payment date”), commencing on October 15, 2026, and interest will be computed on the basis of the actual number of days in a Floating Rate Interest Period and a 360-day year.

For the purpose of calculating the interest on the New Notes for each Floating Rate Interest Period, “Floating Interest Rate” means, initially, Three-Month Term SOFR. However, if the calculation agent, determines prior to the relevant Floating Interest Determination Date that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three Month Term SOFR, then the Company shall promptly provide notice of such determination to the holders of the notes and the provisions set forth below under the heading “— Effect of Benchmark Transition Event,” which we refer to as the “benchmark transition provisions,” will thereafter apply to all determinations, calculations and quotations made or obtained for the purposes of calculating the Floating Interest Rate payable on the notes during a relevant Floating Rate Interest Period. However, if the calculation agent, determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, but for any reason the Benchmark Replacement has not been determined as of the relevant Floating Interest Determination Date, the Floating Interest Rate for the applicable Floating Rate Interest Period will be equal to the Floating Interest Rate on the last Floating Interest Determination Date for the notes, as determined by the calculation agent.

“Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any Floating Rate Interest Period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

The following definitions apply to the discussion of the Floating Interest Rate and Three-Month Term SOFR:

“Benchmark” means, initially, Three-Month Term SOFR, provided that if the calculation agent determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Floating Interest Determination Date” means the date upon which the Floating Interest Rate is determined by the calculation agent pursuant to the Three-Month Term SOFR Conventions.

“FRBNY’s Website” means the website of the FRBNY at http://www.newyorkfed.org, or any successor source. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus or incorporated by reference herein.

“Reference Time” with respect to any determination of the Benchmark means (i) if the Benchmark is Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions, and (ii) if the Benchmark is not Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or the FRBNY or any successor thereto.

“SOFR” means the secured overnight financing rate published by the FRBNY, as the administrator of the Benchmark (or a successor administrator), on the FRBNY’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).

“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “Floating Rate Interest Period,” timing and frequency of determining Three-Month Term SOFR with respect to each Floating Rate Interest Period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the calculation agent decides that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the calculation agent determines is reasonably necessary).

The terms “Benchmark Replacement,” “Benchmark Replacement Conforming Changes,” “Benchmark Replacement Date,” and “Benchmark Transition Event” have the meanings set forth below under the heading “— Effect of Benchmark Transition Event.”

If the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the relevant Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Subordinated Notes during the Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the New Notes for each Floating Rate Interest Period will be an annual rate equal to the Benchmark Replacement plus 237.5 basis points.

Absent manifest error, the calculation agent’s determination of the interest rate for an interest period for the New Notes will be binding and conclusive on you, the trustee and us. The calculation agent’s determination of any interest rate, and its calculation of interest payments for any period, will be maintained on file at the calculation agent’s principal offices, will be made available to any holder of the New Notes upon request and will be provided to the trustee.

If the then-current Benchmark is Three-Month Term SOFR, the calculation agent will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the interest rate and interest payments during the Floating Rate Period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the calculation agent, then the relevant Three-Month Term SOFR Conventions will apply.

We will make each interest payment to the holders of record of the notes at the close of business on the fifteenth calendar day prior to the applicable interest payment date. Principal of and interest on the notes will be payable, and the notes will be exchangeable and transferable, at the office or agency that we have designated and maintain for such purposes, which, initially, will be the corporate trust office of the trustee located at 1555 N. RiverCenter Drive, Suite 203, Milwaukee, WI 53212; except that payment of interest may be made at our option by check mailed or to the person entitled thereto as shown on the security register or by wire transfer to an account appropriately designated by the person entitled thereto.

The term “business day” means any day other than a Saturday, Sunday or other day on which banking institutions in the state of Wisconsin, are authorized or obligated by law, regulation or executive order to close.

Effect of Benchmark Transition Event

Benchmark Replacement. If the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the notes during the Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the calculation agent will have the right to make Benchmark Replacement Conforming Changes from time to time, and such changes shall become effective without consent from the relevant holders or any other party.

Certain Defined Terms. As used herein:

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (a) the calculation agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the calculation agent, as of the Benchmark Replacement Date:

(i) Compounded SOFR;

(ii) the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(iii) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;

(iv) the sum of: (a) the alternate rate of interest that has been selected by the calculation agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (i), (ii), (iii) or (iv) above would be less than zero, the Benchmark Replacement will be deemed to be zero.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:

(i) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(ii) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(iii) the spread adjustment (which may be a positive or negative value or zero) that has been selected by the calculation agent, giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Floating Rate Interest Period,” timing and frequency of determining rates with respect to each Floating Rate Interest Period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the calculation agent decides that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the calculation agent determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(i) in the case of clause (i) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(ii) in the case of clause (ii) or (iii) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(iii) in the case of clause (iv) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for purposes of such determination. Further, for the avoidance of doubt, for purposes of this definition, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(i) if the Benchmark is Three-Month Term SOFR, (a) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (c) the calculation agent determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

(ii) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(iii) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(iv) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

For the avoidance of doubt, for purposes of this definition, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the calculation agent in accordance with:

(i) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

(ii) if, and to the extent that, the calculation agent determines that Compounded SOFR cannot be determined in accordance with clause (i) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the calculation agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the spread of 237.5 basis points.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding Business Day adjustment) as the applicable tenor for the then-current Benchmark.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (i) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (ii) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor.

“ISDA Definitions” means the 2006 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Calculation Agent

We will appoint a calculation agent for the notes prior to the commencement of the Floating Rate Period and will keep a record of such appointment at our principal offices, which will be available to any holder of the notes upon request. In addition, we or an affiliate of ours may assume the duties of the calculation agent. We will act as the initial calculation agent.

Determinations and Decisions

The calculation agent is expressly authorized to make certain determinations, decisions and elections under the terms of the notes, including with respect to the use of Three-Month Term SOFR as the Benchmark for the Floating Rate Period and under the benchmark transition provisions. Any determination, decision or election that may be made by the calculation agent under the terms of the notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding on the holders of the notes and the trustee absent manifest error;

•	if made by us as calculation agent, will be made in our sole discretion;

•	if made by a calculation agent other than us, will be made after consultation with us, and the calculation agent will not make any such determination, decision or election to which we reasonably object; and

•	notwithstanding anything to the contrary in the indenture, shall become effective without consent from the holders of the notes, the trustee or any other party.

If the calculation agent fails to make any determination, decision or election that it is required to make under the terms of the notes, then we will make such determination, decision or election on the same basis described above.

Subordination

Our obligation to make any payment on account of the principal of, or interest on, the notes will be subordinate and junior in right of payment to the prior payment in full of all of our senior indebtedness. As of June 30, 2021, the Company and its subsidiaries had outstanding indebtedness, total deposits and other liabilities of $4.0 billion that would constitute senior indebtedness, all of which ranks contractually or structurally senior to the notes. The notes and the indenture do not contain any limitation on the amount of senior indebtedness that we may incur in the future.

The term “senior indebtedness” means the principal of, and premium, if any, and interest, if any, on the following categories of debt:

•	all indebtedness and obligations of, or guaranteed or assumed by, the Company for money borrowed, whether or not evidenced by bonds, debentures, securities, notes or other similar instruments, and including, but not limited to, obligations incurred in connection with the acquisition of property, assets or businesses and all obligations to the Company’s general and secured creditors;

•	all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business;

•	all obligations of the Company arising from off-balance sheet guarantees and direct credit substitutes, including obligations in respect of any letters of credit, bankers’ acceptances, security purchase facilities and similar credit transactions;

•	any capital lease obligations of the Company;

•	all obligations of the Company associated with derivative products, including obligations in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or options contracts, and other similar agreements;

•	all obligations of the types referred to in the bullets above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise arising from an off-balance sheet guarantee;

•	all obligations of the types referred to in the bullets above of other persons secured by a lien on any property or asset of the Company; and

•	all amendments, renewals, extensions, modifications and refundings of the foregoing indebtedness and obligations.

However, “senior indebtedness” excludes:

•	the notes;

•	any obligation that by its terms expressly is junior to, or ranks equally in right of payment with, the notes;

•	any subordinated debentures or junior subordinated debentures of the Company underlying trust preferred securities issued by subsidiary trusts of the Company that are outstanding as of the date hereof or that are issued after the date hereof by a subsidiary trust of the Company;

•	any other debt securities, and guarantees in respect of such debt securities, issued to any trust, partnership or other entity affiliated with the Company that is a financing vehicle of the Company, in connection with the issuance by such financing vehicle of equity securities or other securities that are treated as equity capital for regulatory capital purposes, guaranteed by the Company pursuant to an instrument that ranks junior in right of payment to the notes; or

•	any indebtedness between the Company and any of our subsidiaries or affiliates.

In accordance with the subordination provisions of the indenture and the notes, we are permitted to make payments of accrued and unpaid interest on the notes on the interest payment dates and at maturity and to pay the principal of the notes at maturity unless:

•	we are subject to any termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities (subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred upon any senior indebtedness and the holders thereof with respect to the notes and the holders thereof by a lawful plan of reorganization under applicable bankruptcy law); or

•	a default in the payment of principal of, or premium, if any, or interest on, any senior indebtedness, has occurred and is continuing beyond any applicable grace period or an event of default has occurred and is continuing with respect to any senior indebtedness, or would occur as a result of a payment of principal of, or interest on, the notes being made and that event of default would permit the holders of any senior indebtedness to accelerate the maturity of that senior indebtedness and such default or event of default has not been cured, waived or otherwise have ceased to exist.

Upon our termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities or otherwise, we must pay to the holders of all of our senior indebtedness the full amounts of principal of, and premium, if any, and interest on, that senior indebtedness before any payment is made on the notes. If, after we have paid the senior indebtedness in full, there are any amounts available for payment of the notes and any of our other indebtedness and obligations ranking equally in right of payment with the notes, then we will use such remaining assets to pay the amounts of principal of, premium, if any, and accrued and unpaid interest on, the notes and such other of our indebtedness and obligations that rank equally in right of payment with the notes. If those assets are insufficient to pay in full the principal of, premium, if any, and interest on the notes and such other indebtedness and obligations, those assets will be applied ratably to the payment of such amounts owing with respect to the notes and such other indebtedness and obligations.

If we are subject to any termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities or otherwise, if the holders of the notes receive for any reason any payment on the notes or other distributions of our assets with respect to the notes before all of our senior indebtedness is paid in full, the holders of the notes will be required to return that payment or distribution to the bankruptcy trustee, receiver, liquidating trustee, custodian, assignee, agent or other person making payment of our assets for all our senior indebtedness remaining unpaid until all that senior indebtedness has been paid in full, after giving effect to any other concurrent payment or distribution to the holders of such senior indebtedness.

As a result of the subordination of the notes in favor of the holders of our senior indebtedness, in the event of our bankruptcy or insolvency, holders of our senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors.

All liabilities of the Bank and our other subsidiaries, including deposits and liabilities to general creditors arising during the ordinary course of business or otherwise, will be effectively senior in right of payment to the notes to the extent of the assets of the subsidiary because, as a shareholder of the subsidiary, we do not have any rights to the assets of the subsidiary except if the subsidiary declares a dividend payable to us or if there are assets of the subsidiary remaining after it has discharged its liabilities to its creditors in connection with its liquidation. As of June 30, 2021, the Bank and our other subsidiaries had total outstanding liabilities of $4.1 billion on a consolidated basis. Over the term of the notes, we will need to rely primarily on dividends paid to us by the Bank, which is a regulated and supervised depository institution, for the funds necessary to pay the interest on our outstanding debt obligations and to make dividends and other payments on our other securities outstanding now or in the future. With respect to the payment of the principal of the notes at their maturity, we may rely on the funds we receive from dividends paid to us by the Bank, but may have to rely on the proceeds of borrowings and/or the sale of other securities to pay the principal amount of the notes. Regulatory rules may restrict the Bank’s ability to pay dividends or make other distributions to us or provide funds to us by other means. As a result, with respect to the assets of the Bank, our creditors (including the holders of the notes) are structurally subordinated to the prior claims of creditors of the Bank, including its depositors, except to the extent that we may be a creditor with recognized claims against the Bank.

Redemption

We may, at our option, redeem the notes, in whole or in part, beginning on the interest payment date of July 15, 2026 and on any interest payment date thereafter. In addition, at our option, we may redeem the notes at any time upon the occurrence of:

•	a “Tier 2 Capital Event,” which means our good faith determination that, as a result of (1) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve Board and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after July 7, 2021, (2) any proposed change in those laws, rules or regulations that is announced or becomes effective after July 7, 2021, or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations, policies or guidelines with respect thereto that is announced after July 7, 2021, there is more than an insubstantial risk that the Company will not be entitled to treat the notes as Tier 2 Capital for so long as any notes are outstanding;

•	a “Tax Event,” which means our receipt of an opinion of independent tax counsel experienced in such matters to the effect that as a result of (1) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities, (2) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “Administrative or Judicial Action”), or (3) an amendment to or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in each case, which change or amendment or challenge becomes effective or which pronouncement, decision or challenge is announced on or after July 7, 2021, there is more than an insubstantial risk that interest payable by the Company on the notes is not, or, within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes; or

•	an “Investment Company Event,” which means our receipt of an opinion of independent counsel experienced in such matters to the effect that there is more than an insubstantial risk that the Company is or, within 90 days of the date of such legal opinion will be, considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended.

Any redemption of the New Notes will be subject to prior approval of the Federal Reserve Board, to the extent such approval is then required. If less than the then outstanding principal amount of a New Note is redeemed, (i) a new note shall be issued representing the unredeemed portion without charge to the holder thereof and (ii) such redemption shall be effected on a pro rata basis to the extent practicable. Any redemption of the notes will be at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued but unpaid interest to, but excluding, the date of redemption. Any redemption of the notes will be subject to any required regulatory approvals.

If less than all of the notes are to be redeemed, the trustee will select the notes or portions thereof to be redeemed on a pro rata basis, unless otherwise required by law or applicable depositary requirements.

Notices of redemption will be mailed by registered or certified mail (return receipt requested), or provided by facsimile or overnight air courier guaranteeing next day delivery, at least 30 but no more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note, if any, will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Repurchases

We may purchase notes at any time on the open market or otherwise. If we purchase notes in this manner, we have the discretion to hold, resell or surrender the notes to the trustee under the indenture for cancellation.

No Sinking Fund; Non-Convertible

The notes will not be entitled to the benefit of any sinking fund. This means that we will not deposit money on a regular basis into any separate custodial account to repay the notes. Except as contemplated by this prospectus, the notes are not convertible into, or exchangeable for, any of our equity securities, other securities or assets.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The notes will be issued only in fully registered form, without interest coupons, and in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof.

Unless otherwise required for institutional accredited investors, the New Notes will be evidenced by a global note that will be deposited with, or on behalf of, DTC, or any successor thereto, and registered in the name of Cede & Co., or Cede, as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee. If New Notes are issued to institutional accredited investors in certificated form, the New Notes will be transferable only on the records of the trustee and may not be exchanged for a beneficial interest in the global note unless the exchange occurs in connection with a transfer where the transferor and transferee provide evidence satisfactory to the trustee and DTC that the transferee is eligible to hold a beneficial interest in the global note.

The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless one of the following occurs:

•	DTC notifies us that it is unwilling or unable to continue acting as the depositary for the global note, or DTC has ceased to be a clearing agency registered under the Exchange Act, and in either case we do not appoint a successor depositary within 90 days; or

•	an event of default with respect to the notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered. Any such notes in certificated form will be issued in minimum denominations of $1,000 and multiples of $1,000 in excess thereof and may be transferred or exchanged only in such minimum denominations.

DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•	you cannot receive notes registered in your name if they are represented by the global note;

•	you cannot receive certificated (physical) notes in exchange for your beneficial interest in the global note;

•	you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

•	all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in certificated form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

Only institutions (such as a securities broker or dealer) that have accounts with the DTC or its nominee (referred to as “participants”) and persons that may hold beneficial interests through participants (including through Euroclear Bank SA/NV or Clearstream Banking, société anonyme, as DTC participants) can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same-day funds settlement system and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

Cash payments of interest on and principal of the global note will be made to Cede, the nominee for DTC, as the registered owner of the global note. These payments will be made by wire transfer of immediately available funds on each payment date.

You may exchange or transfer the notes at the corporate trust office of the trustee for the notes or at any other office or agency maintained by us for those purposes. We will not require payment of a service charge for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any applicable tax or other governmental charge.

We have been informed that, with respect to any cash payment of interest on or principal of the global note, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name.”

We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

DTC has advised that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant has, or participants have, given such direction.

DTC has also advised as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve Board, a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC’s or any participants’ records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Indenture Covenants

The indenture contains no covenants or restrictions on the incurrence of indebtedness or other obligations by us or by a subsidiary of ours, including the Bank. The indenture contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial condition, liquidity or results of operations or meet or exceed any financial ratios as a general matter or in order to incur additional indebtedness or obligations or to maintain any reserves. Moreover, neither the indenture nor the notes contain any covenants limiting our right to incur additional indebtedness or obligations, grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the notes, repurchase our stock or other securities, including any of the notes, or pay dividends or make other distributions to our shareholders (except, subject to certain limited exceptions, that the Company is prohibited from declaring or paying any dividends or distributions on, or redeeming, purchasing, acquiring, or making a liquidation payment with respect to, any of the Company’s capital stock, making any payment of principal or interest or premium, if any, on or repaying, repurchasing or redeeming any debt securities of the Company that rank equal with or junior to the notes, or making any payments under any guarantee that ranks equal with or junior to the notes, in each case, upon our failure to make any required payment of principal or interest on the notes or upon an event of default under the indenture). In addition, neither the indenture nor the notes contain any provision that would provide protection to the holders of the notes against a material decline in our credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.

Events of Default; Right of Acceleration; Failure to Pay Principal or Interest

The following are events of default under the indenture:

•	the entry of a decree or order for relief in respect of the Company by a court having jurisdiction in the premises in an involuntary case or proceeding under any applicable bankruptcy, insolvency or reorganization law, now or hereafter in effect of the United States or any political subdivision thereof, and such decree or order will have continued unstayed and in effect for a period of 60 consecutive days;

•	the commencement by the Company of a voluntary case under any applicable bankruptcy, insolvency or reorganization law, now or hereafter in effect of the United States or any political subdivision thereof, or the consent by the Company to the entry of a decree or order for relief in an involuntary case or proceeding under any such law;

•	the failure of the Company to pay any installment of interest on the notes as and when the same will become due and payable, and the continuation of such failure for a period of 30 days;

•	the failure of the Company to pay all or any part of the principal of any of the notes as and when the same will become due and payable;

•	the failure of the Company to perform any other covenant or agreement under the notes or the indenture, which continues for 90 days after written notice as provided for in the indenture; and

•	the default by the Company under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company having an aggregate principal amount outstanding of at least $25,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), without such indebtedness having been discharged or such acceleration having been rescinded or annulled.

If an event of default with respect to the notes occurs due to a bankruptcy event, the principal of the notes and all accrued and unpaid interest thereon, if any, will be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the notes. If an event of default with respect to the notes occurs due to any reason other than a bankruptcy event, neither the trustee nor any holder may accelerate the maturity of the notes.

Under the indenture, if the Company fails to make any payment of interest on any note when such interest becomes due and payable and such default continues for a period of 30 days, or if the Company fails to make any payment of the principal of any note when such principal becomes due and payable, the trustee may, subject to certain limitations and conditions, demand, for the benefit of the holders of the notes, that the Company pay to the trustee, for the benefit of the holders of the notes, the whole amount then due and payable with respect to the notes, with interest upon the overdue principal, and, to the extent permitted by applicable law, upon any overdue installments of interest at the rate or respective rates, as the case may be, provided for or with respect to the notes or, if no such rate or rates are so provided, at the rate or respective rates, as the case may be, of interest borne by the notes. Any such rights to receive payment of such amounts under the notes remain subject to the subordination provisions of the notes as discussed above under “- Subordination.” Neither the trustee nor the holders of the notes will have the right to accelerate the maturity of the notes in the case of our failure to pay the principal of, or interest on, the notes or our non-performance of any other covenant or warranty under the notes or the indenture.

Amendment, Supplement and Waiver

Without the consent of any holder of notes, we and the trustee, at any time and from time to time, may enter into one or more indentures supplemental to the indenture for any of the following purposes:

•	to evidence the succession of another person to the Company, and the assumption by any such successor of our covenants contained in the indenture and the notes;

•	to add to our covenants for the benefit of the holders, or to surrender any right or power conferred upon us with respect to the notes;

•	to permit or facilitate the issuance of notes in uncertificated or global form, provided any such action will not adversely affect the interests of the holders;

•	to evidence and provide for the acceptance of appointment under the indenture by a successor trustee and to add to or change any provisions of the indenture to provide for or facilitate the administration of the trusts hereunder by more than one trustee;

•	to cure any ambiguity or to correct or supplement any provision that may be defective or that may be inconsistent with any other provision;

•	to make any other provisions with respect to matters or questions arising under the indenture that will not adversely affect the interests of the holders of the notes;

•	to include additional events of default;

•	to supplement any of the provisions of the indenture as necessary to permit or facilitate legal or covenant defeasance, or satisfaction and discharge of the notes, as long as any such action will not adversely affect the interests of any holder in any material respect;

•	to provide for the issuance of the New Notes in connection with this exchange offer;

•	to conform any provision of the indenture to the requirements of the Trust Indenture Act; or

•	to make any change that does not adversely affect the legal rights under the indenture of any holder.

With the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes, we and the trustee may enter into an indenture or indentures supplemental to the indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or the notes or of modifying in any manner the rights of the holders of the notes under the indenture, except that no such supplemental indenture will, without the consent of the holder of each outstanding note affected thereby:

•	reduce the rate of, or change the time for payment of, interest on any note;

•	reduce the principal of or change the stated maturity of any note, change the date on which any note may be subject to redemption, or reduce the price at which any note subject to redemption may be redeemed;

•	make any note payable in money other than dollars;

•	make any change in provisions of the indenture protecting the right of a holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce payment;

•	reduce the percentage in principal amount of the outstanding notes the consent of whose holders is required for any such supplemental indenture or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences); or

•	modify any of the provisions of the section of the indenture governing supplemental indentures with the consent of holders, or those provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

The holders of not less than a majority in aggregate principal amount of the outstanding notes may on behalf of the holders of all notes waive any past default under the indenture and its consequences, except a default in any payment in respect of the principal of or interest on any note, or in respect of a covenant or provision of the indenture under which the indenture cannot be modified or amended without the consent of the holder of each outstanding note.

Satisfaction and Discharge of the Indenture; Defeasance

We may terminate our obligations under the indenture when:

•	either: (1) all notes that have been authenticated and delivered have been delivered to the trustee for cancellation, or (2) all notes that have not been delivered to the trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and in the case of the foregoing clause 2(i), 2(ii) or 2(iii), we have deposited or caused to be deposited with the trustee immediately available funds in an amount sufficient to pay and discharge the entire indebtedness on the outstanding notes;

•	we have paid or caused to be paid all other sums then due and payable by us under the indenture with respect to the notes; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been satisfied.

We may elect, at our option and at any time, to have our obligations discharged with respect to the outstanding notes, which we refer to as legal defeasance. Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

•	the rights of the holders of such notes to receive payments in respect of the principal of and interest on such notes when payments are due;

•	our obligations and the obligations of the trustee with respect to such notes concerning registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for payments on the notes to be held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee under the indenture; and

•	the defeasance provisions and the application of trust money provisions of the indenture.

In addition, we may elect, at our option, to have our obligations released with respect to certain covenants contained in the indenture, which is also called covenant defeasance. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) will no longer constitute an event of default with respect to the notes.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding notes:

•	we must irrevocably have deposited or caused to be deposited with the trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of such notes, (1) an amount in dollars, (2) U.S. government obligations that through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment on the notes, money in an amount, or (3) a combination thereof, in each case sufficient to pay and discharge, and which will be applied by the trustee to pay and discharge, the entire indebtedness in respect of the principal of and interest on the notes on the stated maturity thereof or, with respect to notes called for redemption, on the redemption date thereof;

•	in the case of legal defeasance, we will have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling or since the date of the indenture there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion will confirm that, the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such legal defeasance to be effected with respect to such notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such legal defeasance had not occurred;

•	in the case of covenant defeasance, we will have delivered to the trustee an opinion of counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance to be effected with respect to the notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such covenant defeasance had not occurred;

•	no event of default, or event which with notice or lapse of time or both would become an event of default with respect to the outstanding notes will have occurred and be continuing at the time of such deposit referred to in the first bullet point above (and in the case of legal defeasance will have occurred and be continuing at any time during the period ending on and including the 91st day after the date of such deposit);

•	such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or material instrument to which we or our subsidiaries are a party or by which we or our subsidiaries are bound; and

•	we will have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been satisfied.

In connection with a discharge or defeasance, in the event the trustee is unable to apply the moneys deposited as contemplated under the satisfaction and discharge provisions of the indenture for any reason, our obligations under the indenture and the notes will be revived as if the deposit had never occurred.

Regarding the Trustee

U.S. Bank National Association is acting as the trustee under the indenture and the initial paying agent and registrar for the notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business.

Except during the continuance of an event of default under the indenture, the trustee will perform only such duties as are specifically set forth in the indenture. During the continuance of an event of default that has not been cured or waived, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances.

The indenture and the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of our organization, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any “conflicting interest” (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days and apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, subject to certain exceptions. The indenture provides that in case an event of default has occurred and is continuing, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances. Subject to such provisions, the trustee will be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders under the indenture, unless such holders will have provided to the trustee security or indemnity satisfactory to the trustee against the losses, liabilities and expenses which might be incurred by it in compliance with such request or direction.

No Personal Liability of Shareholders, Employees, Officers or Directors

No past, present or future director, officer, employee or shareholder of our company or any of our predecessors or successors, as such or in such capacity, will have any personal liability for any of our obligations under the notes or the indenture by reason of his, her or its status as such director, officer, employee or shareholder. Each holder of notes, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material United States federal income tax considerations of the exchange of outstanding Old Notes for New Notes in the exchange offer. It is not a complete analysis of all the potential tax considerations relating to the exchange of outstanding Old Notes for New Notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, and administrative and judicial interpretations, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service or an opinion of counsel with respect to the United States federal income tax consequences described herein.

The tax treatment of a holder of notes may vary depending on the holder’s particular situation. This discussion is limited to the United States federal income tax consequences applicable to holders that purchased their Old Notes from us in the initial offering and at the initial offering price for cash and who held the Old Notes, and will hold the New Notes, as capital assets within the meaning of Section 1221 of the Code for United States federal income tax purposes. This discussion does not address all United States federal income tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules under United States federal income tax laws, including, but not limited to, banks, insurance companies, or other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, dealers or traders in securities, commodities or currencies, United States expatriates, controlled foreign corporations, passive foreign investment companies, holders subject to the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, United States holders whose functional currency is not the United States dollar, persons that will hold the New Notes as a position in a hedging transaction, straddle, conversion transaction or other integrated transactions or risk reduction transaction, persons deemed to sell the New Notes under the constructive sale provisions of the Code, persons that will hold the New Notes in an individual retirement account, 401(k) plan or similar tax-favored account, an accrual method taxpayer who is required to recognize income for United States federal income tax purposes no later than when such income is taken into account for financial accounting purposes, a person that purchases or sells notes as part of a wash sale for tax purposes, or entities or arrangements classified as partnerships for United States federal income tax purposes or other pass-through entities, or investors in such entities. This discussion does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction, or any non-income tax consequences of the exchange of Old Notes for New Notes.

The exchange of Old Notes for New Notes in the exchange offer should not constitute a taxable exchange for United States federal income tax purposes. Consequently, (1) holders of Old Notes should not recognize gain or loss upon the receipt of New Notes in the exchange offer, (2) a holder’s basis in the New Notes received in the exchange offer should be the same as such holder’s basis in the Old Notes surrendered in exchange therefor immediately before the exchange, and (3) a holder’s holding period in the New Notes should include such holder’s holding period in the Old Notes surrendered in exchange therefor.

This discussion of Material United States Federal Income Tax Considerations is for general information only and may not be applicable depending upon a holder’s particular situation. Holders of Old Notes considering the exchange offer are urged to consult their own tax advisors with respect to the tax consequences to them of exchanging Old Notes for New Notes, including the tax consequences under state, local, estate, foreign and other tax laws and the possible effects of changes in United States or other tax laws.

PLAN OF DISTRIBUTION

Each broker-dealer that holds Old Notes acquired for its own account as a result of market-making activities or other trading activities and receives New Notes for its own account pursuant to the exchange offer must acknowledge that it may be a statutory underwriter and that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by any such broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities provided that such broker-dealer notifies the Company to that effect by so indicating on the letter of transmittal. To the extent that any notifying broker-dealer participates in the exchange offer, we will use our commercially reasonable efforts to maintain the effectiveness of this prospectus for a period of 180 days following the expiration date of the exchange offer.

We will not receive any proceeds from any sale of New Notes by broker-dealers or any other persons. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any New Notes. Any broker-dealer that holds Old Notes acquired for its own account as a result of market-making activities or other trading activities and receives New Notes for its own account pursuant to the exchange offer and resells such New Notes, and any broker-dealer that participates in a distribution of such New Notes, may be a statutory “underwriter” within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with the resale of any such New Notes, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any such broker-dealer that reasonably requests such documents in accordance with the instructions in the letter of transmittal. We have agreed to pay certain expenses in connection with the exchange offer and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2020 and for each year in the two-year period ended December 31, 2020 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020 incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 have been audited by Wipfli LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing. The consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the year ended December 31, 2018 of the Company were audited by Porter Keadle Moore, LLC, an independent registered public accounting firm, and are incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

The consolidated financial statements of County as of December 31, 2020 included in this prospectus and registration statement have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and has been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Mackinac as of December 31, 2020 incorporated in this prospectus by reference from Nicolet and County’s joint proxy statement-prospectus (Registration No. 333-258651) filed with the SEC pursuant to Rule 424(b)(3) of the Securities Act on August 27, 2021, have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and has been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the New Notes will be passed upon for us by Bryan Cave Leighton Paisner LLP and Michele McKinnon, Vice President Human Resources/Legal Counsel of Nicolet National Bank. As of June 30, 2021, Ms. McKinnon beneficially owned shares of Nicolet common stock representing less than 1% of the total outstanding shares of Nicolet common stock.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-4 with the SEC relating to the New Notes and the exchange offer. This prospectus is a part of that registration statement and, as allowed by SEC rules and regulations, does not contain all of the information in the registration statement. The registration statement, including the exhibits thereto, contains additional relevant information about the Company, the New Notes and the exchange offer.

The Company files reports, proxy statements and other information with the SEC under the Exchange Act. Such information can be examined without charge on the website maintained by the SEC (http://www.sec.gov). The SEC’s website contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. The statements contained in prospectus as to the contents of any contract or other document filed or incorporated by reference as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document. In addition, documents filed with the SEC by the Company, including the registration statement on Form S-4, of which this prospectus forms a part, will be available free of charge by accessing the Company’s website at https://www.nicoletbank.com. The web addresses of the SEC and the Company are included as inactive textual references only. Except as specifically incorporated by reference into this prospectus, information on those websites is not part of this prospectus. Written requests for copies of the documents we file with the SEC should be directed to 111 North Washington Street, Green Bay, Wisconsin 54301, (920) 430-1400, ir@nicoletbank.com.

The SEC allows the Company to “incorporate by reference” the information that it files with the SEC, which means that the Company can disclose important information to you by referring to its filings with the SEC. The information incorporated by reference is considered a part of this prospectus, and certain information that the Company files later with the SEC will automatically update and supersede the information in this prospectus.

This prospectus incorporates by reference the following documents the Company has filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information in these documents that is not deemed to be filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021, filed with the SEC on April 30, 2021 and July 30, 2021, respectively;

•	our Current Reports on Form 8-K* filed with the SEC on January 19, 2021, March 23, 2021, April 12, 2021, April 20, 2021, April 26, 2021, May 11, 2021, May 12, 2021, June 3, 2021, June 9, 2021, June 22, 2021, July 7, 2021, July 16, 2021, July 20, 2021, September 7, 2021 and September 9, 2021; and

•	Any document we may file* under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial registration statement of which this prospectus is a part but prior to the effectiveness of the registration statement and between the date of this prospectus and the later of (i) the termination or completion of the exchange offer and (ii) the termination of the period of time described under “Plan of Distribution” during which we have agreed to make available this prospectus to broker-dealers in connection with certain resales of the New Notes.

* We are not incorporating and will not incorporate by reference into this prospectus, past or future information on reports furnished or that will be furnished by us under Items 2.02 and/or 7.01 of, or otherwise with, Form 8-K.

You should rely only on the information contained or incorporated by reference in this prospectus to and in the accompanying exchange offer transmittal documents filed by us with the SEC. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated September 14, 2021. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of the applicable document that contains that information.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and accompanying notes show the impact on the historical financial conditions and results of operations of Nicolet, County and Mackinac and have been prepared to illustrate the effects of the proposed County and Mackinac mergers under the acquisition method of accounting.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 and unaudited pro forma combined statements of income for the six months ended June 30, 2021 and for the year ended December 31, 2020, have been prepared to reflect the mergers of Nicolet and County (the “combined company”), and of Nicolet, County and Mackinac (the “fully combined company”), after giving effect to the adjustments described in the notes to the pro forma condensed combined financial information. In the County merger, County common shareholders, in exchange for the shares of County shares of common stock they hold immediately prior to the merger (other than certain cancelled shares), will have the right to receive total consideration of approximately $45 million in cash and an aggregate of 2.3 million shares of Nicolet common stock, subject to adjustments as described herein, having an estimated aggregate value of approximately $169 million (based on the closing price of Nicolet common stock of $71.75 on June 21, 2021), representing an aggregate purchase price of approximately $214 million.

Each merger will be accounted for as an acquisition transaction. Under the acquisition method of accounting, Nicolet records the assets and liabilities of the acquired entities at their respective fair values on the respective closing dates of the mergers. The pro forma condensed consolidated balance sheet as of June 30, 2021 has been prepared based on the historical consolidated balance sheets of Nicolet, County and Mackinac, assuming the transactions were consummated on June 30, 2021. The pro forma condensed combined statements of income for the six months ended June 30, 2021 and for the year ended December 31, 2020 have been prepared based on the historical consolidated statements of income for Nicolet, County and Mackinac, assuming the transactions were consummated on January 1, 2020.

The selected unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and does not indicate either the operating results that would have occurred had the mergers been consummated as of the dates indicated, or future results of operations or financial condition. The selected unaudited pro forma condensed combined financial information is based upon assumptions and adjustments that Nicolet believes are reasonable. Only such adjustments as have been noted in the accompanying notes have been applied in order to give effect to the proposed transaction described in this prospectus. Such assumptions and adjustments are subject to change as future events materialize and fair value estimates are refined. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section of this prospectus entitled “Risk Factors” beginning on page 8.

The unaudited pro forma condensed combined and fully combined consolidated financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma combined and fully combined consolidated financial statements;

•	Nicolet’s Annual Report on Form 10-K for the year ended December 31, 2020, and its Form 10-Q for the quarterly periods ended March 31, 2021, and June 30, 2021, each of which is incorporated by reference herein, as well as County’s Annual Report on Form 10-K for the year ended December 31, 2020, and its Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021, each of which is incorporated by reference herein;

•	County’s unaudited consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2021, included in County’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, as set forth in Appendix A to this prospectus;

•	County’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2020, included in County’s Annual Report on Form 10-K for the year ended December 31, 2020, as set forth in Appendix A to this prospectus;

•	Mackinac’s unaudited consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2021, included in Mackinac’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, as incorporated by reference to Appendix D of Nicolet and County’s joint proxy statement-prospectus (Registration No. 333-258651) filed with the SEC pursuant to Rule 424(b)(3) of the Securities Act on August 27, 2021; and

•	Mackinac’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2020, included in Mackinac’s Annual Report on Form 10-K for the year ended December 31, 2020, as incorporated by reference to Appendix D of Nicolet and County’s joint proxy statement-prospectus (Registration No. 333-258651) filed with the SEC pursuant to Rule 424(b)(3) of the Securities Act on August 27, 2021.

See “Where You Can Find Additional Information” beginning on page 43.

NICOLET BANKSHARES, INC.

COMBINED WITH COUNTY BANCORP, INC. and MACKINAC FINANCIAL CORPORATION

PRO FORMA CONDENSED COMBINED BALANCE SHEET (Unaudited)

As of June 30, 2021

	Historical		Pro Forma		Nicolet and County Pro Forma	Historical	Pro Forma		Nicolet, County and Mackinac Pro Forma Fully
(In thousands)	Nicolet	County	Adjustments		Combined	Mackinac	Adjustments		Combined
Cash and cash equivalents, including certificates of deposits in other banks	$815,793	$72,745	$45,374	A,B	$933,912	$353,904	$(49,692)	N	$1,238,124
Investment securities, including equity securities	571,144	349,334	---		920,478	101,955	(593)	O	1,021,840
Loans held for sale	11,235	15,805	---		27,040	1,535	---		28,575
Loans	2,820,331	1,001,890	(400)	C	3,821,821	976,520	(7,387)	P	4,790,954
Allowance for credit losses	(32,561)	(11,466)	(4,734)	D	(48,761)	(5,651)	(14,146)	Q	(68,558)
Other real estate owned, net	2,895	914	(100)	E	3,709	1,343	(664)	R	4,388
Bank owned life insurance	84,347	31,678	---		116,025	15,658	---		131,683
Goodwill	163,151	---	68,556	F	231,707	19,574	98,170	S	349,450
Core deposit intangible	10,560	12	3,188	G	13,760	4,031	769	T	18,560
Other assets	140,452	56,160	3,220	H	199,832	50,083	5,019	O,U	254,934
Total Assets	$4,587,347	$1,517,072	$115,104		$6,219,523	$1,518,952	$31,476		$7,769,951

Deposits	$3,939,022	$1,135,726	$3,500	I	$5,078,248	$1,307,154	$500	V	$6,385,902
Short-term borrowings	---	---	---		---	---	---		---
Long-term borrowings	45,108	191,076	110,503	J	346,687	28,441	100	V	375,228
Other liabilities	43,822	15,458	13,870	K	73,150	11,438	14,600	W	99,188
Total Liabilities	4,027,952	1,342,260	127,873		5,498,085	1,347,033	15,200		6,860,318

Preferred equity	---	8,000	(8,000)	L	---	---	---		---
Common stock & Additional paid-in capital	261,194	33,955	134,585	A,M	429,734	127,624	71,145	N,X	628,503
Retained earnings	289,475	127,992	(134,489)	A,M	282,978	43,189	(53,763)	N,X	272,404
Accumulated other comprehensive income	8,726	4,865	(4,865)	M	8,726	1,106	(1,106)	X	8,726
Total Stockholders’ Equity (Common)	559,395	166,812	(4,769)		721,438	171,919	16,276		909,633
Total Liabilities and Stockholders’ Equity	$4,587,347	$1,517,072	$115,104		$6,219,523	$1,518,952	$31,476		$7,769,951

Outstanding shares	9,843	6,027	2,349	A	12,192	10,550	2,355		14,547

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NICOLET BANKSHARES, INC.

COMBINED WITH COUNTY BANCORP, INC. and MACKINAC FINANCIAL CORPORATION

PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME (Unaudited)

	Six Months Ended June 30, 2021		Pro Forma		Nicolet and County Pro Forma	Mackinac Six Months Ended June 30,	Pro Forma		Nicolet, County and Mackinac Pro Forma Fully
(In thousands, except per share data)	Nicolet	County	Adjustments		Combined	2021	Adjustments		Combined
Interest income	$75,183	$28,252	$2,514	A	$105,949	$29,081	$1,230	H	$136,260
Interest expense	5,971	6,596	(3,830)	B	8,737	2,037	(100)	I	10,674
Net interest income	69,212	21,656	6,344		97,212	27,044	1,330		125,586
Provision for credit losses	500	(4,036)	---		(3,536)	100	---		(3,436)
Noninterest income	37,304	5,964	---		43,268	4,822	---		48,090
Noninterest expense	56,828	17,530	390	D	74,748	23,760	56	K	98,564
Income before income tax expense	49,188	14,126	5,953		69,267	8,006	1,275		78,548
Income tax expense	12,665	3,455	1,488	F	17,608	1,181	319	M	19,108
Net income	36,523	10,671	4,465		51,659	6,825	956		59,440
Less: dividends on preferred stock	---	160	---		160	---	---		160
Net income to common	$36,523	$10,511	$4,465		$51,499	$6,825	$956		$59,280

Weighted average common shares outstanding
Basic	9,949	6,182	2,349	G	12,298	10,537	2,355	N	14,653
Diluted	10,365	6,224	2,349	G	12,714	10,583	2,355	N	15,069
Earnings per common share
Basic	$3.67	$1.70			$4.19	$0.65			$4.05
Diluted	$3.52	$1.69			$4.05	$0.65			$3.93

	Year Ended December 31, 2020		Pro Forma		Nicolet and County Pro Forma	Mackinac Year Ended December 31,	Pro Forma		Nicolet, County and Mackinac Pro Forma Fully
(In thousands, except per share data)	Nicolet	County	Adjustments		Combined	2020	Adjustments		Combined
Interest income	$149,202	$55,475	$4,442	A	$209,119	$62,029	$1,876	H	$273,024
Interest expense	19,864	18,499	(7,660)	B	30,703	7,223	(200)	I	37,726
Net interest income	129,338	36,976	12,102		178,416	54,806	2,076		235,298
Provision for credit losses	10,300	2,984	8,900	C	22,184	1,000	13,892	J	37,076
Noninterest income	62,626	14,250	---		76,876	10,199	---		87,075
Noninterest expense	100,719	39,645	19,780	D,E	160,144	46,949	20,198	K,L	227,290
Income before income tax expense	80,945	8,597	(16,577)		72,965	17,056	(32,014)		58,007
Income tax expense	20,476	3,118	(4,144)	F	19,450	3,583	(8,004)	M	15,029
Net income	60,469	5,479	(12,433)		53,515	13,473	(24,011)		42,978
Less: Net income attributable to noncontrolling interest	347	---	---		347	---	---		347
Net income attributable to Nicolet	60,122	5,479	(12,433)		53,168	13,473	(24,011)		42,631
Less: dividends on preferred stock	---	368	---		368	---	---		368
Net income to common	$60,122	$5,111	$(12,433)		$52,800	$13,473	$(24,011)		$42,263

Weighted average common shares outstanding
Basic	10,337	6,477	2,349	G	12,686	10,580	2,355	N	15,041
Diluted	10,541	6,505	2,349	G	12,890	10,580	2,355	N	15,245
Earnings per common share
Basic	$5.82	$0.79			$4.16	$1.27			$2.81
Diluted	$5.70	$0.79			$4.10	$1.27			$2.77

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The accompanying unaudited pro form condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined income statement for the six months ended June 30, 2021, and for the year ended December 31, 2020, combine the historical consolidated statements of income of Nicolet, County, and Mackinac, giving effect to the merger as if it had been completed on January 1, 2020. The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical consolidated balance sheets of Nicolet, County, and Mackinac, giving effect to the merger as if it had been completed on June 30, 2021.

The unaudited pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving Nicolet, County, and Mackinac under the acquisition method of accounting with Nicolet treated as the acquirer. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of County and Mackinac, as of the effective time of the merger, will be recorded by Nicolet at their respective fair values, and the excess of the merger consideration over the fair value of the net assets acquired will be allocated to goodwill.

The merger provides for County common shareholders, in exchange for the shares of County common stock they hold immediately prior to the merger, at the election of each shareholder and subject to proration, to receive total consideration of approximately $45 million in cash and an aggregate of 2.3 million shares of Nicolet common stock, subject to adjustments as described herein, having an estimated aggregate value of approximately $169 million, which represents the 0.48 exchange ratio assuming approximately 80% will be paid in Nicolet common stock (or an estimated 0.384 exchange ratio) and the closing price of Nicolet Bankshares common stock of $71.75 on June 21, 2021, representing an aggregate purchase price of approximately $214 million.

The pro forma allocation of the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. The selected unaudited pro forma condensed combined financial information is based upon assumptions and adjustments that Nicolet believes are reasonable. Only such adjustments as have been noted in the accompanying footnotes have been applied in order to give effect to the proposed transaction described in this prospectus. Such assumptions and adjustments are subject to change as future events materialize and fair value estimates are refined.

Note 2. Preliminary Purchase Price Allocation for County

The following table summarizes the preliminary purchase price allocation for County.

(In thousands, except per share data)	County Net Assets at Fair Value
Cash and cash equivalents	$64,745
Investment securities	349,334
Loans held for sale	15,805
Loans	1,001,490
Allowance for credit losses	(7,300)
Other real estate owned, net	814
Bank owned life insurance	31,378
Core deposit intangible	3,200
Other assets	56,977
Total Assets	$1,516,743

Deposits	$1,139,226
Short-term borrowings	---
Holding company borrowings	79,319
Other long-term borrowings	123,557
Other liabilities	29,328
Total Liabilities	$1,371,430

Net assets acquired	$145,313

Purchase price:
Shares of County outstanding	6,117
Exchange ratio	0.384
Pro Forma Nicolet shares to be issued	2,349
Nicolet closing stock price on June 21 2021	$71.75

Pro Forma stock consideration	$168,540
Pro Forma cash consideration (including $3.4 million to cash out stock options)	45,329
Total Pro Forma purchase price	$213,869
Preliminary goodwill	$68,556

Note 3. Preliminary Purchase Price Allocation for Mackinac

The following table summarizes the preliminary purchase price allocation for Mackinac.

(In thousands, except per share data)	Mackinac Net Assets at Fair Value
Cash and cash equivalents	$353,904
Investment securities	101,955
Loans held for sale	1,535
Loans	969,133
Allowance for credit losses	(5,905)
Other real estate owned, net	679
Bank owned life insurance	15,658
Core deposit intangible	4,800
Other assets	51,191
Total Assets	$1,492,950

Deposits	$1,307,654
Short-term borrowings	---
Holding company borrowings	---
Other long-term borrowings	28,541
Other liabilities	26,038
Total Liabilities	$1,362,233

Net assets acquired	$130,717

Purchase price:
Shares of Mackinac outstanding	10,705
Exchange ratio	0.22
Pro Forma Nicolet shares to be issued	2,355
Nicolet closing stock price on April 9, 2021	$84.40

Pro Forma stock consideration	$198,769
Pro Forma cash consideration	49,692
Total Pro Forma purchase price	$248,461
Preliminary goodwill	$117,744

Note 4. Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheet

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using a 27% tax rate, which represents Nicolet’s statutory rate, to arrive at deferred tax asset or liability adjustments. All adjustments are based on preliminary assumptions and valuations, which are subject to change.

A.	Total pro forma purchase price consideration of $214 million comprised of the issuance of approximately 2.3 million shares of Nicolet common stock at a price of $71.75, based on the Nicolet closing stock price on June 21, 2021 (the last trading day immediately preceding the acquisition announcement), for pro forma stock consideration of $169 million and pro forma cash consideration of $45 million.

B.	Total pro forma cash adjustment is comprised of the following.

(In thousands)	June 30, 2021
Pro forma cash consideration (as noted in A above)	$(45,329)
Redemption of County preferred equity (as noted in L below)	(8,000)
Net proceeds from new issuance of subordinated notes by Nicolet on July 7, 2021	98,703
Cumulative pro forma adjustments to cash	$45,374

C.	Adjustment to loans to reflect estimated fair value adjustments, which include lifetime credit loss expectations for loans, current interest rates and liquidity, as well as the gross up of purchased credit deteriorated (“PCD”) loans. The adjustment includes the following.

(In thousands)	June 30, 2021
Estimate of loan fair value adjustments	$(7,700)
Gross up of PCD loans for credit mark (see also D below)	7,300
Cumulative pro forma adjustments to loans	$(400)

D.	Adjustments to the allowance for credit losses include the following.

(In thousands)	June 30, 2021
Reversal of historical County allowance for credit losses	$11,466
Estimate of lifetime credit losses for PCD loans (see also C above)	(7,300)
Estimate of lifetime credit losses for non-PCD loans	(8,900)
Cumulative pro forma adjustments to the allowance for credit losses	$(4,734)

E.	Adjustment of $100,000 to mark County’s other real estate owned to fair value, based on Nicolet’s assessment of property resolution.
F.	Adjustment to record estimated goodwill associated with the merger of $68.6 million.
G.	Adjustment to eliminate County’s existing core deposit intangible of $12,000 and record a new core deposit intangible of $3.2 million.
H.	Adjustment to deferred tax related to all fair value marks noted in these pro forma adjustments to the condensed combined balance sheet.
I.	Adjustment to reflect current market rate of interest on deposits of $3.5 million.
J.	Adjustment to mark County’s long-term borrowings to fair value by $11.8 million and reflect the new issuance of subordinated notes by Nicolet effective July 7, 2021. The total pro forma long-term borrowing adjustment is comprised of the following.

(In thousands)	June 30, 2021
Estimated fair value mark on long-term borrowings	$11,800
Net proceeds from new issuance of subordinated notes by Nicolet on July 7, 2021	98,703
Cumulative pro forma adjustments to long-term borrowings	$110,503

K.	Adjustment to record estimated merger-related transaction costs of $19 million, net of deferred taxes of $5.1 million.
L.	Adjustment to reflect the redemption of County’s preferred equity.
M.	Adjustments to eliminate County’s common equity and record the issuance of Nicolet pro forma stock consideration (as noted in A above).
N.	Total pro forma purchase price consideration of $249 million comprised of the issuance of approximately 2.4 million shares of Nicolet common stock at a price of $84.40, based on the Nicolet closing stock price on April 9, 2021 (the last trading day immediately preceding the acquisition announcement), for pro forma stock consideration of $199 million and pro forma cash consideration of $50 million.
O.	Nicolet to write-off its investment holding of 30,000 shares of Mackinac common stock (carried at the Mackinac market price of $19.76 on June 30, 2021) for a reduction to investments of $593,000, a decrease of $160,000 to the deferred tax liability, and a $433,000 net equity reduction.

P.	Adjustment to loans to reflect estimated fair value adjustments, which include lifetime credit loss expectations for loans, current interest rates and liquidity, as well as the gross up of PCD loans. The adjustment includes the following.

(In thousands)	June 30, 2021
Reversal of historic Mackinac loan fair value adjustments	$1,391
Estimate of loan fair value adjustments	(14,683)
Net pro forma fair value adjustments	(13,292)
Gross up of PCD loans for credit mark (see also Q below)	5,905
Cumulative pro forma adjustments to loans	$(7,387)

Q.	Adjustments to the allowance for credit losses include the following.

(In thousands)	June 30, 2021
Reversal of historical Mackinac allowance for credit losses	$5,651
Estimate of lifetime credit losses for PCD loans (see also P above)	(5,905)
Estimate of lifetime credit losses for non-PCD loans	(13,892)
Cumulative pro forma adjustments to the allowance for credit losses	$(14,146)

R.	Adjustment of $664,000 to mark Mackinac’s other real estate owned to fair value, based on Nicolet’s assessment of property resolution.
S.	Adjustment to eliminate Mackinac’s historical goodwill of $19.6 million and record estimated goodwill associated with the merger of $117.7 million.
T.	Adjustment to eliminate Mackinac’s existing core deposit intangible of $4.2 million and record a new core deposit intangible of $4.8 million.
U.	Adjustment to deferred tax related to all fair value marks noted in these pro forma adjustments to the condensed combined balance sheet.
V.	Adjustment to mark Mackinac’s Federal Home Loan Bank advances to fair value by $100,000 and to reflect current market rate of interest on deposits of $500,000.
W.	Adjustment to record estimated merger-related transaction costs of $20 million, net of deferred taxes of $5.4 million.
X.	Adjustments to eliminate Mackinac’s common equity and record the issuance of Nicolet pro forma stock consideration (as noted in N above).

Note 5. Pro Forma Adjustments to the Unaudited Condensed Combined Statements of Income

Pro forma net income includes one-time estimated merger-related transaction costs (see item E and L below), as well as the Day 2 adjustment to record provision expense and the corresponding increase to the allowance for credit losses (see item C and J below, as well as Note 4 items D and Q above), but does not reflect potential synergies and other estimated cost savings that may arise from the combinations.

A.	Net fair value adjustments to interest income to record the estimated accretion of the net discount on acquired loans. For purposes of the pro forma impact, the net discount accretion was estimated using a period of 3 years.
B.	Net fair value adjustments to interest expense for deposits and long-term borrowings assuming straight-line over a 3 year weighted average life for deposits and a 5 year weighted average life for long-term borrowings.
C.	Adjustment to record provision expense on County’s non-PCD loans, including adoption of the current expected credit losses (“CECL”) methodology for the County loan portfolio (Day 2).
D.	Net adjustment to core deposit intangible amortization to eliminate County core deposit intangible amortization and record estimated amortization of acquired core deposit intangible. Core deposit intangible will be amortized using the sum-of-the-years digits method over ten years.
E.	Adjustment to reflect the estimated merger-related transaction costs of $19 million.

F.	Adjustment to income tax expense to record the income tax effects of pro forma adjustments at the estimated statutory effective tax rate of 27%.
G.	Adjustments to weighted average shares to eliminate weighted average shares of Mackinac common stock outstanding, and record the issuance of Nicolet common stock, calculated using an exchange ratio of 0.384 per share.
H.	Net fair value adjustments to interest income to eliminate Mackinac accretion of discounts on previously acquired loans and record the estimated accretion of the net discount on acquired loans. For purposes of the pro forma impact, the net discount accretion was estimated using a period of 3 years.
I.	Net fair value adjustments to interest expense for deposits and FHLB advances assuming straight-line over a 3 year weighted average life.
J.	Adjustment to record provision expense on Mackinac’s non-PCD loans, including adoption of the CECL methodology for the Mackinac loan portfolio (Day 2).
K.	Net adjustment to core deposit intangible amortization to eliminate Mackinac core deposit intangible amortization and record estimated amortization of acquired core deposit intangible. Core deposit intangible will be amortized using the sum-of-the-years digits method over ten years.
L.	Adjustment to reflect the estimated merger-related transaction costs of $20 million.
M.	Adjustment to income tax expense to record the income tax effects of pro forma adjustments at the estimated statutory effective tax rate of 27%.
N.	Adjustments to weighted average shares to eliminate weighted average shares of Mackinac common stock outstanding, and record the issuance of Nicolet common stock, calculated using an exchange ratio of 0.22 per share.

APPENDIX A

INDEX TO COUNTY BANCORP, INC.
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES
AS OF THE SIX MONTHS ENDED JUNE 30, 2021

APPENDIX A

COUNTY BANCORP, INC.
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES
AS OF THE SIX MONTHS ENDED JUNE 30, 2021

COUNTY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

June 30, 2021 and December 31, 2020

	June 30, 2021	December 31, 2020
	(unaudited)
	(dollars in thousands except per share data)
ASSETS
Cash and cash equivalents	$72,329	$19,084
Interest earning cash at other financial institutions	416	416
Securities available-for-sale, at fair value	349,334	352,854
FHLB Stock	5,485	5,758
Loans held for sale	15,805	35,976
Loans, net of allowance for loan losses of $11,466 as of June 30, 2021; $14,808 as of December 31, 2020	990,424	981,477
Premises and equipment, net	18,923	14,898
Loan servicing rights	19,478	18,396
Other real estate owned, net	914	1,077
Cash surrender value of bank owned life insurance	31,678	31,275
Core deposit intangible, net of accumulated amortization of $1,789 as of June 30, 2021; $1,747 as of December 31, 2020	12	54
Accrued interest receivable and other assets	12,274	11,093
Total assets	$1,517,072	$1,472,358

LIABILITIES
Deposits:
Noninterest-bearing	$158,880	$163,202
Interest-bearing	976,846	877,624
Total deposits	1,135,726	1,040,826
Other borrowings	35,557	49,006
Advances from FHLB	88,000	129,000
Subordinated debentures	67,519	67,111
Deferred tax liability, net	2,951	2,302
Accrued interest payable and other liabilities	12,507	12,337
Total liabilities	1,342,260	1,300,582

SHAREHOLDERS' EQUITY
Preferred stock- $1,000 stated value; 15,000 shares authorized; 8,000 shares issued	8,000	8,000
Common stock - $0.01 par value; 50,000,000 authorized; 7,250,476 shares issued and 6,026,748 shares outstanding as of June 30, 2021; 7,212,727 shares issued and 6,197,965 shares outstanding as of December 31, 2020	29	29
Surplus	56,272	55,346
Retained earnings	127,992	118,712
Treasury stock, at cost; 1,223,728 shares at June 30, 2021; 1,014,762 shares at December 31, 2020	(22,346)	(17,606)
Accumulated other comprehensive income	4,865	7,295
Total shareholders' equity	174,812	171,776
Total liabilities and shareholders' equity	$1,517,072	$1,472,358

See accompanying notes to unaudited consolidated financial statements.

COUNTY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020*	2021	2020*

	(dollars in thousands except per share data)
INTEREST AND DIVIDEND INCOME
Loans, including fees	$12,000	$12,009	$23,523	$24,574
Taxable securities	2,205	1,283	4,092	2,565
Tax-exempt securities	261	162	508	168
Federal funds sold and other	71	111	129	336
Total interest and dividend income	14,537	13,565	28,252	27,643
INTEREST EXPENSE
Deposits	1,716	3,721	3,786	8,068
FHLB advances and other borrowed funds	277	343	598	587
Subordinated debentures	1,106	736	2,212	1,442
Total interest expense	3,099	4,800	6,596	10,097
Net interest income	11,438	8,765	21,656	17,546
Provision for (recovery of) loan losses	(4,278)	1,142	(4,036)	3,360
Net interest income after provision for loan losses	15,716	7,623	25,692	14,186
NON-INTEREST INCOME
Services charges	165	139	284	252
Crop insurance commission	291	229	593	458
Gain on sale of loans	1,873	1,045	3,552	1,588
Loan servicing fees, net	1,116	1,156	2,156	2,771
Gain (loss) on sale of securities	(1,453)	570	(1,453)	570
Other	259	362	832	582
Total non-interest income	2,251	3,501	5,964	6,221
NON-INTEREST EXPENSE
Employee compensation and benefits	6,426	4,594	12,008	9,854
Occupancy	293	305	572	659
Information processing	664	663	1,325	1,333
Professional fees	450	480	1,252	881
Writedown of other real estate owned	-	-	-	1,360
Goodwill impairment	-	-	-	5,038
Loss (gain) on sale of fixed assets	(1,075)	(1)	(1,081)	349
Merger-related professional fees	385	-	385	-
Other	1,622	1,424	3,069	3,008
Total non-interest expense	8,765	7,465	17,530	22,482
Income (loss) before income taxes	9,202	3,659	14,126	(2,075)
Income tax expense	2,459	926	3,455	379
NET INCOME (LOSS)	$6,743	$2,733	$10,671	$(2,454)
Less: Cash dividends declared on preferred stock	(79)	(99)	(160)	(207)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$6,664	$2,634	$10,511	$(2,661)
NET INCOME (LOSS) PER SHARE:
Basic	$1.08	$0.40	$1.70	$(0.40)
Diluted	$1.07	$0.40	$1.69	$(0.40)
Dividends paid per share	$0.10	$0.07	$0.20	$0.14

*Amounts reclassed to current classifications from original presentation

See accompanying notes to unaudited consolidated financial statements.

COUNTY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020

	(dollars in thousands)
Net income (loss)	$6,743	$2,733	$10,671	$(2,454)
Other comprehensive income:
Unrealized gain (loss) on securities available-for-sale	4,322	5,685	(5,346)	9,132
Income tax benefit (expense)	(1,176)	(1,548)	1,457	(2,487)
Reclassification for realized losses (gains) on securities	1,453	(570)	1,453	(570)
Income tax expense (benefit)	(396)	154	(396)	154
Total other comprehensive income (loss) on securities available-for-sale	4,203	3,721	(2,832)	6,229
Unrealized gain (loss) on derivatives arising during the period	(186)	(60)	553	(1,254)
Income tax benefit (expense)	51	17	(151)	342
Total other comprehensive income (loss) on derivatives	(135)	(43)	402	(912)
Total other comprehensive income (loss)	4,068	3,678	(2,430)	5,317
Comprehensive income	$10,811	$6,411	$8,241	$2,863

See accompanying notes to unaudited consolidated financial statements.

COUNTY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

	Preferred Stock	Common Stock	Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income	Total Shareholders' Equity

	(dollars in thousands except share data)
Balance at January 1, 2020	$8,000	$28	$54,122	$115,595	$(5,030)	$1,798	$174,513
Net loss	-	-	-	(5,188)	-	-	(5,188)
Other comprehensive income	-	-	-	-	-	1,639	1,639
Stock compensation expense	-	-	314	-	-	-	314
Cash dividends declared on common stock	-	-	-	(466)	-	-	(466)
Cash dividends declared on preferred stock	-	-	-	(108)	-	-	(108)
Treasury stock purchases (255,650 shares)	-	-	-	-	(5,853)	-	(5,853)
Proceeds from exercise of common stock options (14,590 shares)	-	-	195	-	-	-	195
Balance at March 31, 2020	$8,000	$28	$54,631	$109,833	$(10,883)	$3,437	$165,046
Net income	-	-	-	2,733	-	-	2,733
Other comprehensive income	-	-	-	-	-	3,678	3,678
Stock compensation expense	-	-	182	-	-	-	182
Cash dividends declared on common stock	-	-	-	(455)	-	-	(455)
Cash dividends declared on preferred stock	-	-	-	(99)	-	-	(99)
Treasury stock purchases (127,280 shares)	-	-	-	-	(2,560)	-	(2,560)
Balance at June 30, 2020	$8,000	$28	$54,813	$112,012	$(13,443)	$7,115	$168,525
Balance at December 31, 2020	$8,000	$29	$55,346	$118,712	$(17,606)	$7,295	$171,776
Net Income	-	-	-	3,928	-	-	3,928
Other comprehensive loss	-	-	-	-	-	(6,498)	(6,498)
Stock compensation expense	-	-	273	-	-	-	273
Cash dividends declared on common stock	-	-	-	(620)	-	-	(620)
Cash dividends declared on preferred stock	-	-	-	(81)	-	-	(81)
Treasury stock purchases (117,020 shares)	-	-	-	-	(2,513)	-	(2,513)
Proceeds from exercise of common stock options (6,206 shares)	-	-	72	-	-	-	72
Balance at March 31, 2021	$8,000	$29	$55,691	$121,939	$(20,119)	$797	$166,337
Net income	-	-	-	6,743	-	-	6,743
Other comprehensive income	-	-	-	-	-	4,068	4,068
Stock compensation expense	-	-	224	-	-	-	224
Cash dividends declared on common stock	-	-	-	(611)	-	-	(611)
Cash dividends declared on preferred stock	-	-	-	(79)	-	-	(79)
Treasury stock purchases (91,946 shares)	-	-	-	-	(2,227)	-	(2,227)
Proceeds from exercise of common stock options (18,274 shares)	-	-	357	-	-	-	357
Balance at June 30, 2021	$8,000	$29	$56,272	$127,992	$(22,346)	$4,865	$174,812

See accompanying notes to unaudited consolidated financial statements

COUNTY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2021 and 2020

(Unaudited)

	For the Six Months Ended
	June 30, 2021	June 30, 2020
	(dollars in thousands)
Cash flows from operating activities
Net income (loss)	$10,671	$(2,454)
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization of premises and equipment	598	676
Amortization of core deposit intangible	42	100
Amortization of subordinated debentures discount	408	76
Impairment of goodwill	-	5,038
Provision for (recovery of) loan losses	(4,036)	3,360
Realized loss (gain) on sales of securities available-for-sale	1,453	(570)
Realized loss (gain) on sales of premises and equipment	(1,082)	236
Realized loss on sales of other real estate owned	17	4
Writedown of other real estate owned	-	1,360
Increase in cash surrender value of bank owned life insurance	(403)	(344)
Deferred income tax expense (benefit)	1,710	(240)
Stock compensation expense	497	496
Net amortization of securities	1,074	443
Net change in:
Accrued interest receivable and other assets	(1,181)	(655)
Loans held for sale	20,171	(9,696)
Loan servicing rights	(1,082)	(1,493)
Accrued interest payable and other liabilities	573	(1,628)
Net cash provided by (used in) operating activities	29,430	(5,291)
Cash flows from investing activities
Proceeds from maturities, principal repayments, and call of securities available-for-sale	17,001	13,000
Purchases of securities available-for-sale	(53,754)	(100,339)
Proceeds from sales of securities available-for-sale	33,852	27,790
Purchase (redemption) of FHLB stock	273	(4,130)
Purchase of bank owned life insurance	-	(10,000)
Loan originations and principal collections, net	(5,271)	(51,809)
Proceeds from sales of premises and equipment	1,750	2,199
Purchases of premises and equipment	(5,291)	(3,822)
Proceeds from sales of other real estate owned	506	1,528
Net cash used in investing activities	(10,934)	(125,583)
Cash flows from financing activities
Net increase in demand and savings deposits	140,095	86,554
Net decrease in certificates of deposits	(45,195)	(114,943)
Net change in other borrowings	(13,449)	101,054
Proceeds from FHLB advances	376,000	516,000
Repayment of FHLB advances	(417,000)	(467,000)
Payments to acquire treasury stock	(4,740)	(8,413)
Proceeds from issuance of subordinated debt	-	16,976
Proceeds from issuance of common stock	429	195
Dividends paid on common stock	(1,231)	(921)
Dividends paid on preferred stock	(160)	(207)
Net cash provided by financing activities	34,749	129,295
Net change in cash and cash equivalents	53,245	(1,579)
Cash and cash equivalents, beginning of period	19,500	129,011
Cash and cash equivalents, end of period	$72,745	$127,432
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$7,685	$12,729
Income taxes	$490	$350
Noncash operating activities:
Change in accounting principle	$-	$2,484
Noncash investing activities:
Transfer from loans to other real estate owned	$360	$-
Loans charged off	$-	$144

See accompanying notes to unaudited consolidated financial statements.

County Bancorp, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

NOTE 1 - BASIS OF PRESENTATION

The unaudited consolidated financial statements of County Bancorp, Inc. (“we,” “us,” ”our,” or the “Company”) and its subsidiaries, including Investors Community Bank (the “Bank”), have been prepared, in the opinion of management, to reflect all adjustments necessary for a fair presentation of the financial position and results of operations as of and for the three and six months ended June 30, 2021. The results of operations for the three and six months ended June 30, 2021 may not necessarily be indicative of the results to be expected for the year ending December 31, 2021, or for any other period.

Management of the Company is required to make estimates and assumptions which affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported amounts of income and expenses during the reported periods. Actual results could differ significantly from those estimates.

These unaudited interim financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”). Certain information in footnote disclosure normally included in financial statements prepared in accordance with GAAP has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). These financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 12, 2021.

Merger Transaction

On June 22, 2021, we entered into an agreement and plan of merger (the “Merger Agreement”) with Nicolet Bankshares, Inc. (“Nicolet”), a Wisconsin corporation, pursuant to which the Company will merge with and into Nicolet (the “Merger”). Following the Merger, the Bank will merge with and into Nicolet National Bank, Nicolet’s wholly-owned bank subsidiary, with Nicolet National Bank continuing as the surviving bank, with all Bank branches operating under the Nicolet National Bank brand. The Merger is contingent upon the approval of the Company’s and Nicolet’s shareholders, our regulators, and certain customary closing conditions. Subject to our receipt of the required approvals, the Merger is expected to be completed in the fourth quarter of 2021. For additional information on this proposed Merger, see Note 2 “Acquisition” to our consolidated financial statements.

New Accounting Pronouncements

On December 27, 2020, the Consolidated Appropriations Act (“CAA”), 2021, was signed into law which extended the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) which expired on December 31, 2020. The CAA included a $900.0 billion COVID-19 relief package that included an additional $284.5 billion in PPP funding. In March 2021, President Biden signed the American Rescue Plan Act of 2021, a $1.9 trillion economic stimulus package that included cash payments to individuals, supplemental unemployment insurance, and modifications and expansion of the PPP. In March 2021, President Biden also signed the PPP Extension Act of 2021, which extended the PPP application deadline to May 31, 2021. Section 4013 of the CARES Act was extended in the CAA and allows financial institutions to elect to suspend troubled debt restructuring accounting under certain circumstances when the temporary restructuring is related to the Coronavirus Disease 2019 (COVID-19) pandemic. The Company has elected to implement Section 4013, and at June 30, 2021, loan balances totaling $2.9 million were still participating in the payment deferral program and were not classified as troubled debt restructurings.

In March 2020, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2020-04, Reference Rate Reform (Topic 848). The ASU provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendment only applies to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The ASU was effective upon issuance on March 12, 2020 and can be applied through December 31, 2022. The Company is in the process of evaluating the impact of this standard but does not expect this standard to have a material impact on its results of operations, financial position, and liquidity.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses, to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The amendment replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. Entities should apply this amendment by a modified-retrospective approach, through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The Company has engaged a third-party software consultant and is currently testing the model’s methodology in parallel to current loss model calculations. At this time, the effect this ASU will have on its consolidated financial statements is still being quantified as the Company ensures data, assumptions, and methods all comply with the requirements of ASU 2016-13. In October 2019, the FASB voted to delay the effective date for the credit losses standard to January 2023 for certain entities, including SEC filers that qualify as smaller reporting companies and private companies. As a smaller reporting company, the Company is eligible for the delay and will be deferring adoption. Management will continue to progress on its implementation project plan and improve the Company’s approach throughout the deferral period.

NOTE 2 - ACQUISITION

On June 22, 2021, the Company entered into the Merger Agreement with Nicolet Bankshares, Inc. Inc. Following the Merger, the Bank will merge with and into Nicolet National Bank, Nicolet’s wholly-owned bank subsidiary, with Nicolet National Bank continuing as the surviving bank, with all Bank branches operating under the Nicolet National Bank brand.

Under the terms of the Merger Agreement, at the effective time of the Merger, the Company’s shareholders will have the right to receive for each share of the Company’s common stock, at the election of each holder and subject to proration, either $37.18 in cash or 0.48 shares of Nicolet common stock. County shareholder elections will be prorated to ensure the total consideration will consist of approximately 20% cash and approximately 80% common stock.

The Merger is contingent upon the approval of the Company’s and Nicolet’s shareholders, our and Nicolet’s regulators and certain customary closing conditions. Subject to our receipt of the required approvals, the Merger is expected to be completed in the fourth quarter of 2021.

NOTE 3 - EARNINGS PER SHARE

Earnings per common share is computed using the two-class method. Basic earnings per common share is computed by dividing net income by the weighted-average number of common shares outstanding during the applicable period. Diluted earnings per share is computed using the weighted-average number of shares determined for the basic earnings per common share plus the dilutive effect of share-based compensation using the treasury stock method.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

	(dollars in thousands)
Net income (loss) from continuing operations	$6,743	$2,733	$10,671	$(2,454)
Less: preferred stock dividends	79	99	160	207
Income (loss) available to common shareholders for basic earnings per common share	$6,664	$2,634	$10,511	$(2,661)
Weighted average number of common shares issued	7,242,997	7,198,901	7,230,746	7,190,923
Less: weighted average treasury shares	1,179,271	759,294	1,129,954	639,017
Plus: weighted average of participating restricted stock units	97,915	65,291	81,047	52,281
Weighted average number of common shares and participating securities outstanding	6,161,641	6,504,898	6,181,839	6,604,187
Effect of dilutive options	46,438	28,511	41,952	39,548
Weighted average number of common shares outstanding used to calculate diluted earnings per common share	6,208,079	6,533,409	6,223,791	6,643,735
Weighted average of anti-dilutive options	39,495	62,313	47,163	55,764

NOTE 4 - SECURITIES AVAILABLE-FOR-SALE

The amortized cost and fair value of securities available-for-sale as of June 30, 2021 and December 31, 2020 were as follows:

	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

	(dollars in thousands)
June 30, 2021
U.S. government and agency securities	$12,948	$-	$(107)	$12,841
Municipal securities	127,089	3,741	(826)	130,004
Mortgage-backed securities	140,037	5,822	(805)	145,054
Corporate bonds	45,000	242	(193)	45,049
Asset-backed securities	16,215	172	(1)	16,386
	$341,289	$9,977	$(1,932)	$349,334
December 31, 2020
U.S. government and agency securities	$14,745	$-	$(152)	$14,593
Municipal securities	149,203	4,736	(285)	153,654
Mortgage-backed securities	127,804	7,872	(298)	135,378
Corporate bonds	32,500	21	(10)	32,511
Asset-backed securities	16,664	55	(1)	16,718
	$340,916	$12,684	$(746)	$352,854

The amortized cost and fair value of securities at June 30, 2021 and December 31, 2020, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value

	(dollars in thousands)
June 30, 2021
Due in one year or less	$-	$-
Due from one to five years	-	-
Due from five to ten years	67,685	67,716
Due after ten years	117,352	120,178
Asset-backed securities	16,215	16,386
Mortgage-backed securities	140,037	145,054
	$341,289	$349,334
December 31, 2020
Due in one year or less	$-	$-
Due from one to five years	-	-
Due from five to ten years	55,024	55,120
Due after ten years	141,424	145,638
Asset-backed securities	16,664	16,718
Mortgage-backed securities	127,804	135,378
	$340,916	$352,854

Proceeds from the sale of available-for-sale securities were $33.9 million for the three and six months ended June 30, 2021, which resulted in a loss of $1.5 million. For the three and six months ended June 30, 2020, proceeds from the sale of available-for-sale securities were $27.8 million which resulted in a gain of $0.6 million.

At June 30, 2021 and December 31, 2020, there were $32.5 million and $23.0 million, respectively, of securities pledged at the Federal Reserve Bank to secure municipal customer deposits.

Federal Home Loan Bank (FHLB) advances were secured by $5.5 million and $5.8 million FHLB stock at June 30, 2021 and December 31, 2020, respectively.

The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2021 and December 31, 2020:

	Less Than 12 Months		12 Months or Greater		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

	(dollars in thousands)
June 30, 2021
U.S. government and agency securities	$-	$-	$12,841	$(107)	$12,841	$(107)
Municipal securities	58,747	(826)	-	-	58,747	(826)
Mortgage-backed securities	34,778	(805)	-	-	34,778	(805)
Corporate bonds	15,307	(193)	-	-	15,307	(193)
Asset-backed securities	1,496	(1)	-	-	1,496	(1)
	$110,328	$(1,825)	$12,841	$(107)	$123,169	$(1,932)
December 31, 2020
U.S. government and agency securities	$12,217	$(134)	$2,376	$(18)	$14,593	$(152)
Municipal securities	30,849	(285)	-	-	30,849	(285)
Mortgage-backed securities	7,781	(298)	-	-	7,781	(298)
Corporate bonds	7,990	(10)	-	-	7,990	(10)
Asset-backed securities	3,817	(1)	-	-	3,817	(1)
	$62,654	$(728)	$2,376	$(18)	$65,030	$(746)

The unrealized losses on the investments at June 30, 2021 and December 31, 2020 were due to market conditions as well as normal fluctuations and pricing inefficiencies. The contractual terms of the investments do not permit the issuers to settle the securities at a price less than the amortized cost basis of the investment. Because the Company does not intend to sell the investments and it is not more-likely-than-not that the Company will be required to sell the investments before recovery of the amortized cost basis, which may be maturity, the Company did not consider these investments to be other-than-temporarily impaired at June 30, 2021 and December 31, 2020.

NOTE 5 - LOANS

The components of loans were as follows:

	June 30,	December 31,
	2021	2020

	(dollars in thousands)
Agricultural loans	$613,513	$606,881
Commercial real estate loans	245,810	235,969
Commercial loans	107,469	115,087
Residential real estate loans	34,873	38,084
Installment and consumer other	225	264
Total gross loans	1,001,890	996,285
Allowance for loan losses	(11,466)	(14,808)
Net loans	$990,424	$981,477

Net unamortized deferred fees totalling $0.3 million and deferred costs of $0.3 million as of June 30, 2021 and December 31, 2020, respectively, are included in the total gross loans above.

Changes in the allowance for loan losses by portfolio segment for the three and six months ended June 30, 2021 and 2020 were as follows:

	For the Three Months Ended June 30, 2021
	Beginning Balance	Provision for Loan Losses	Loans Charged Off	Loan Recoveries	Ending Balance

	(dollars in thousands)
Agricultural loans	$11,527	$(2,653)	$-	$-	$8,874
Commercial real estate loans	2,858	(1,651)	-	612	1,819
Commercial loans	691	(176)	-	50	565
Residential real estate loans	5	203	-	-	208
Installment and consumer other	1	(1)	-	-	-
Total	$15,082	$(4,278)	$-	$662	$11,466

	For the Six Months Ended June 30, 2021
	Beginning Balance	Provision for Loan Losses	Loans Charged Off	Loan Recoveries	Ending Balance

	(dollars in thousands)
Agricultural loans	$10,859	$(1,985)	$-	$-	$8,874
Commercial real estate loans	3,139	(1,933)	-	613	1,819
Commercial loans	805	(321)	-	81	565
Residential real estate loans	5	203	-	-	208
Installment and consumer other	-	-	-	-	-
Total	$14,808	$(4,036)	$-	$694	$11,466

	For the Three Months Ended June 30, 2020
	Beginning Balance	Provision for Loan Losses	Loans Charged Off	Loan Recoveries	Ending Balance

	(dollars in thousands)
Agricultural loans	$12,685	$(38)	$-	$23.00	$12,670
Commercial real estate loans	2,577	1,281	-	1	3,859
Commercial loans	2,173	(75)	(144)	-	1,954
Residential real estate loans	112	(27)	-	-	85
Installment and consumer other	-	1	-	-	1
Total	$17,547	$1,142	$(144)	$24	$18,569

	For the Six Months Ended June 30, 2020
	Beginning Balance	Provision for Loan Losses	Loans Charged Off	Loan Recoveries	Ending Balance

	(dollars in thousands)
Agricultural loans	$11,737	$910	$-	$23.00	$12,670
Commercial real estate loans	1,913	1,884	-	62	3,859
Commercial loans	1,599	498	(144)	1	1,954
Residential real estate loans	15	70	-	-	85
Installment and consumer other	3	(2)	-	-	1
Total	$15,267	$3,360	$(144)	$86	$18,569

The following tables present the balances in the allowance for loan losses and the recorded balance in loans by portfolio segment and based on impairment method as of June 30, 2021 and December 31, 2020:

	June 30, 2021
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total

	(dollars in thousands)
Allowance for loan losses:
Agricultural loans	$1,892	$6,982	$8,874
Commercial real estate loans	217	1,602	1,819
Commercial loans	74	491	565
Residential real estate loans	-	208	208
Installment and consumer other	-	-	-
Total ending allowance for loan losses	2,183	9,283	11,466
Loans:
Agricultural loans	37,377	576,136	613,513
Commercial real estate loans	2,722	243,088	245,810
Commercial loans	2,503	104,966	107,469
Residential real estate loans	-	34,873	34,873
Installment and consumer other	-	225	225
Total loans	42,602	959,288	1,001,890
Net loans	$40,419	$950,005	$990,424

	December 31, 2020
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total

	(dollars in thousands)
Allowance for loan losses:
Agricultural loans	$3,504	$7,355	$10,859
Commercial real estate loans	672	2,467	3,139
Commercial loans	86	719	805
Residential real estate loans	-	5	5
Installment and consumer other	-	-	-
Total ending allowance for loan losses	4,262	10,546	14,808
Loans:
Agricultural loans	63,777	543,104	606,881
Commercial real estate loans	7,077	228,892	235,969
Commercial loans	2,818	112,269	115,087
Residential real estate loans	59	38,025	38,084
Installment and consumer other	-	264	264
Total loans	73,731	922,554	996,285
Net loans	$69,469	$912,008	$981,477

The following tables present loans individually evaluated for impairment by class of loans at June 30, 2021 and December 31, 2020:

	June 30, 2021
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
	(dollars in thousands)
With no related allowance:
Agricultural loans	$7,300	$6,904	$-
Commercial real estate loans	-	-	-
Commercial loans	2,035	2,029	-
Residential real estate loans	-	-	-
	$9,335	$8,933	$-

With an allowance recorded:
Agricultural loans	$32,305	$30,473	$1,892
Commercial real estate loans	2,958	2,722	217
Commercial loans	503	474	74
Residential real estate loans	-	-	-
	$35,766	$33,669	$2,183
Total	$45,101	$42,602	$2,183

	December 31, 2020
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated

	(dollars in thousands)
With no related allowance:
Agricultural loans	$20,245	$20,120	$-
Commercial real estate loans	288	288	-
Commercial loans	2,504	2,481	-
Residential real estate loans	61	59	-
	$23,098	$22,948	$-

With an allowance recorded:
Agricultural loans	$47,971	$43,657	$3,504
Commercial real estate loans	8,245	6,790	672
Commercial loans	357	336	86
Residential real estate loans	-	-	-
	$56,573	$50,783	$4,262
Total	$79,671	$73,731	$4,262

The following table presents the aging of the recorded investment in past due loans at June 30, 2021 and December 31, 2020:

	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total Past Due	Loans Not Past Due	Total Loans

	(dollars in thousands)
June 30, 2021
Agricultural loans	$384	$348	$4,840	$5,572	$607,941	$613,513
Commercial real estate loans	-	-	-	-	245,810	245,810
Commercial loans	-	-	27	27	107,442	107,469
Residential real estate loans	-	-	-	-	34,873	34,873
Installment and consumer other	-	-	-	-	225	225
Total	$384	$348	$4,867	$5,599	$996,291	$1,001,890
December 31, 2020
Agricultural loans	$47	$-	$5,041	$5,088	$601,793	$606,881
Commercial real estate loans	82	-	4,283	4,365	231,604	235,969
Commercial loans	-	-	96	96	114,991	115,087
Residential real estate loans	4	-	-	4	38,080	38,084
Installment and consumer other	-	-	-	-	264	264
Total	$133	$-	$9,420	$9,553	$986,732	$996,285

The following table presents the recorded investment in nonaccrual loans by class of loan:

	June 30,	December 31,
	2021	2020

	(dollars in thousands)
Agricultural loans	$27,986	$35,067
Commercial real estate loans	1,756	6,093
Commercial loans	329	405
Residential real estate loans	-	59
Total	$30,071	$41,624

The following tables present the average recorded investment and interest income recognized on impaired loans by portfolio segment for the three and six months ended June 30, 2021 and 2020:

	As of and for the Three Months Ended June 30, 2021
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized

	(dollars in thousands)
Agricultural loans	$39,605	$37,377	$1,892	$45,936	$103
Commercial real estate loans	2,958	2,722	217	4,898	36
Commercial loans	2,538	2,503	74	2,645	13
Residential real estate loans	-	-	-	29	-
Total	$45,101	$42,602	$2,183	$53,508	$152

	As of and for the Six Months Ended June 30, 2021
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized

	(dollars in thousands)
Agricultural loans	$39,605	$37,377	$1,892	$50,577	$1,029
Commercial real estate loans	2,958	2,722	217	4,900	73
Commercial loans	2,538	2,503	74	2,661	53
Residential real estate loans	-	-	-	30	-
Total	$45,101	$42,602	$2,183	$58,168	$1,155

	As of and for the Three Months Ended June 30, 2020
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized

	(dollars in thousands)
Agricultural loans	$62,268	$58,895	$3,826	$59,565	$1,060
Commercial real estate loans	9,420	9,351	2,471	6,496	115
Commercial loans	2,962	2,882	1,226	2,360	21
Residential real estate loans	-	60	-	60	-
Total	$74,650	$71,188	$7,523	$68,480	$1,196

	As of and for the Six Months Ended June 30, 2020
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized

	(dollars in thousands)
Agricultural loans	$62,268	$58,895	$3,826	$58,864	$2,320
Commercial real estate loans	9,420	9,351	2,471	6,517	140
Commercial loans	2,962	2,882	1,226	2,372	69
Residential real estate loans	-	60	-	61	1
Total	$74,650	$71,188	$7,523	$67,814	$2,530

Impaired loans include nonaccrual loans, troubled debt restructured loans, and loans that are 90 days or more past due and still accruing. For nonaccrual loans included in impaired loans, the interest income that would have been recognized had those loans been performing in accordance with their original terms would have been approximately $0.2 million and $2.1 million for the three months ended June 30, 2021 and 2020, respectively, and $0.2 million and $2.8 million for the six months ended June 30, 2021 and 2020, respectively.

Troubled Debt Restructurings

The Company allocated approximately $1.8 million and $3.8 million of specific reserves to customers whose loan terms have been modified in troubled debt restructurings (“TDR”) at June 30, 2021 and December 31, 2020, respectively. The Company had no additional lending commitments at June 30, 2021 or December 31, 2020 to customers with outstanding loans that were classified as TDRs.

A TDR on nonaccrual status is classified as a nonaccrual loan until evaluation supports reasonable assurance of repayment and there has been a satisfactory period of performance according to the modified terms of the loan. Once this assurance is reached, the TDR is returned to accrual status. The following table presents the TDRs and related allowance for loan losses by loan class at June 30, 2021 and December 31, 2020:

	Non-Accrual	Restructured and Accruing	Total	Allowance for Loan Losses Allocated

	(dollars in thousands)
June 30, 2021
Agricultural loans	$21,379	$4,784	$26,163	$1,595
Commercial real estate loans	1,756	966	2,722	217
Commercial loans	27	1,891	1,918	4
Total	$23,162	$7,641	$30,803	$1,816
December 31, 2020
Agricultural loans	$27,223	$15,690	$42,913	$3,494
Commercial real estate loans	1,810	984	2,794	315
Commercial loans	68	1,918	1,986	4
Total	$29,101	$18,592	$47,693	$3,813

The following table provides the number of loans modified in a troubled debt restructuring investment by class for the three and six months ended June 30, 2021 and 2020:

	For the Three Months Ended
	June 30, 2021		June 30, 2020
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment

	(dollars in thousands)
Troubled debt restructurings:
Agricultural loans	-	$-	6	$2,640
Total	-	$-	6	$2,640

	For the Six Months Ended
	June 30, 2021		June 30, 2020
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment

	(dollars in thousands)
Troubled debt restructurings:
Agricultural loans	5	$1,586	8	$2,872
Total	5	$1,586	8	$2,872

The following table provides the troubled debt restructurings for the three and six months ended June 30, 2021 and 2020 grouped by type of concession:

	For the Three Months Ended
	June 30, 2021		June 30, 2020
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment

	(dollars in thousands)
Agricultural loans
Payment concessions	-	$-	1	$231
Term concessions	-	-	-	435
Extension of interest-only payments	-	-	2	75
Capitalized interest	-	-	1	153
Combination of payment concessions and interest rate concessions	-	-	2	1,746
Total	-	$-	6	$2,640

	For the Six Months Ended
	June 30, 2021		June 30, 2020
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment

	(dollars in thousands)
Agricultural loans
Payment concessions	-	$-	1	$231
Term concessions	-	-	1	484
Extension of interest-only payments	5	1,586	2	75
Capitalized interest	-	-	1	153
Combination of extension of term and interest rate concessions	-	-	3	1,929
Total	5	$1,586	8	$2,872

No troubled debt restructurings defaulted within twelve months of the restructure date during the three and six months ended June 30, 2021 and June 30, 2020.

The CAA extended Section 4013 of the CARES Act which allows financial institutions to elect to suspend troubled debt restructuring accounting under certain circumstances when the temporary restructuring is related to the COVID-19 pandemic. The Company has elected to implement Section 4013, and the balance of those loans modified under Section 4103 was $2.9 million and $16.8 million at June 30, 2021 and December 31, 2020, respectively.

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of the borrowers to service their debt, such as current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors. The Company analyzes agricultural, commercial, and commercial real estate loans individually by classifying the credits as to credit risk. The process of analyzing loans for changes in risk rating is ongoing through routine monitoring of the portfolio and annual internal credit reviews for credits with total exposure in excess of $300,000. The Company uses the following definitions for credit risk ratings:

Sound. Credits classified as sound show very good probability of ongoing ability to meet and/or exceed obligations.

Acceptable. Credits classified as acceptable show a good probability of ongoing ability to meet and/or exceed obligations.

Satisfactory. Credits classified as satisfactory show fair probability of ongoing ability to meet and/or exceed obligations.

Low Satisfactory. Credits classified as low satisfactory show fair probability of ongoing ability to meet and/or exceed obligations. Low satisfactory credits may be newer or have a less established track record of financial performance, inconsistent earnings, or may be going through an expansion.

Watch. Credits classified as watch show some questionable probability of ongoing ability to meet and/or exceed obligations.

Special Mention. Credits classified as special mention show potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loans or of the institution’s credit position at some future date.

Substandard - Performing. Credits classified as substandard - performing generally have well-defined weaknesses. Collateral coverage is adequate, and the loans are not considered impaired. Payments are being made and the loans are on accrual status.

Substandard - Impaired. Credits classified as substandard-impaired generally have well-defined weaknesses that jeopardize the repayment of the debt. They have a distinct possibility that a loss will be sustained if the deficiencies are not corrected. Loans are considered impaired. Loans are either exhibiting signs of delinquency, are on non-accrual or are identified as a TDR.

Doubtful. Credits classified as doubtful have all the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable.

The Company categorizes residential real estate, installment and consumer other loans as satisfactory at the time of origination based on information obtained as to the ability of the borrower(s) to service their debt, such as current financial information, employment status and history, historical payment experience, credit scores and type and amount of collateral among other factors. The Company updates relevant information on these types of loans at the time of refinance, troubled debt restructuring or other indications of financial difficulty, downgrading as needed using the same category descriptions as for agricultural, commercial, and commercial real estate loans. In addition, the Company further considers current payment status as an indicator of which risk category to assign the borrower.

The greater the level of deteriorated risk as indicated by a loan’s assigned risk category, the greater the likelihood a loss will occur in the future. If the loan is substandard - impaired, then the loan loss reserves for the loan are recorded at the loss level of impairment. If the loan is not impaired, then its loan loss reserves are determined by the application of a loss rate that increases with risk in accordance with the allowance for loan loss analysis.

The Bank will not accrue interest on any loan past due 90-days or more. Furthermore, the Bank will place any loan on non-accrual status for which payment in full of principal and interest is not expected. A loan shall be placed on non-accrual as soon as it is determined that payment in full of interest and/or principal is unlikely. The Bank’s chief credit officer may approve the placement of a loan on non-accrual prior to 90-days past due.

Based on the most recent analysis performed by management, the risk category of loans by class of loans was as follows as of June 30, 2021 and December 31, 2020:

	As of June 30, 2021
	Sound/ Acceptable/ Satisfactory/ Low Satisfactory	Watch	Special Mention	Substandard Performing	Substandard Impaired	Total Loans

	(dollars in thousands)
Agricultural loans	$467,743	$94,254	$-	$23,232	$28,284	$613,513
Commercial real estate loans	220,925	20,864	-	2,265	1,756	245,810
Commercial loans	98,408	5,920	566	2,246	329	107,469
Residential real estate loans	34,669	204	-	-	-	34,873
Installment and consumer other	225	-	-	-	-	225
Total	$821,970	$121,242	$566	$27,743	$30,369	$1,001,890

	As of December 31, 2020
	Sound/ Acceptable/ Satisfactory/ Low Satisfactory	Watch	Special Mention	Substandard Performing	Substandard Impaired	Total Loans

	(dollars in thousands)
Agricultural loans	$374,595	$155,546	$1,854	$34,452	$40,434	$606,881
Commercial real estate loans	200,208	26,266	-	3,402	6,093	235,969
Commercial loans	103,488	8,022	647	2,566	364	115,087
Residential real estate loans	37,758	267	-	-	59	38,084
Installment and consumer other	264	-	-	-	-	264
Total	$716,313	$190,101	$2,501	$40,420	$46,950	$996,285

NOTE 6 - LOAN SERVICING RIGHTS

Loans serviced for others are not included in the accompanying consolidated balance sheets. The risks inherent in servicing assets relate primarily to changes in prepayments that result from shifts in interest rates. The unpaid principal balances of loans serviced for others were approximately $853.2 million and $812.6 million at June 30, 2021 and December 31, 2020, respectively. The fair value of these rights were approximately $19.5 million and $18.4 million at June 30, 2021 and December 31, 2020.

The fair value of servicing rights is highly sensitive to changes in underlying assumptions. The Company’s portfolio of loans serviced for others is mostly comprised of fixed rate loans. Generally, as market interest rates rise, prepayments on fixed rate loans decrease due to a decline in refinancing activity, which results in an increase in the fair value of servicing rights. However, due to the cross-collateralization of loans in the portfolio and the government guarantee programs under which many of the loans were originated, prepayments on the portfolio tend to be muted in comparison to other types of loans, such as mortgage loans. Measurement of fair value is limited to the conditions existing and the assumptions used as of a particular point in time, and those assumptions may not be appropriate if they were applied at a different time.

The fair value of servicing rights at June 30, 2021 was determined using an assumed discount rate of 15.0% percent and a weighted average run-off rate of 16.78%, ranging from 16.25% to 24.32%, depending upon loan type, the stratification of the specific right, and nominal credit losses. The fair value of servicing rights at December 31, 2020 was determined using an assumed discount rate of 14.3% and weighted average run-off rate of 16.59%, ranging from 16.02% to 24.72%, depending upon the stratification of the specific right, and nominal credit losses.

Changes to the fair value are reported in loan servicing fees within the consolidated statements of operations.

The following tables summarize servicing rights capitalized, along with the aggregate activity in related valuation allowances for periods indicated.

	For the Three Months Ended June 30,
	2021	2020

	(dollars in thousands)
Balance, beginning of period	$18,864	$16,211
Additions, net	1,775	1,041
Fair value changes:
Decay due to increases in principal paydowns or runoff	(859)	(727)
Due to changes in valuation inputs or assumptions	(302)	(39)
Balance, end of period	$19,478	$16,486

	For the Six Months Ended June 30,
	2021	2020

	(dollars in thousands)
Balance, beginning of period	$18,396	$15,921
Additions, net	3,362	1,546
Fair value changes:
Decay due to increases in principal paydowns or runoff	(1,130)	(992)
Due to changes in valuation inputs or assumptions	(1,150)	11
Balance, end of period	$19,478	$16,486

NOTE 7 - DEPOSITS

Deposits are summarized as follows at June 30, 2021 and December 31, 2020:

	June 30,	December 31,
	2021	2020

	(dollars in thousands)
Demand deposits	$158,880	$163,202
NOW and interest checking	136,180	96,624
Savings	9,059	7,367
Money market accounts	394,486	344,250
Certificates of deposit	259,386	304,580
National time deposits	18,648	44,347
Brokered deposits	159,087	80,456
Total deposits	$1,135,726	$1,040,826

NOTE 8 - ADVANCES FROM FHLB AND OTHER BORROWINGS

The Bank had advances outstanding from the FHLB in the amount of $88.0 million and $129.0 million on June 30, 2021 and December 31, 2020, respectively. These advances, rates, and maturities were as follows:

			June 30,	December 31,
	Maturity	Rate	2021	2020

			(dollars in thousands)
Fixed rate, fixed term	01/04/2021	0.23%	$-	$29,000
Fixed rate, fixed term	04/12/2021	1.92%	-	8,000
Fixed rate, fixed term	05/03/2021	0.00%	-	4,000
Fixed rate, fixed term	06/15/2021	1.39%	-	5,000
Fixed rate, fixed term	08/16/2021	2.29%	3,000	3,000
Fixed rate, fixed term	12/30/2021	2.29%	2,000	2,000
Fixed rate, fixed term	03/18/2022	1.03%	15,000	15,000
Fixed rate, fixed term	03/25/2022	0.75%	10,000	10,000
Fixed rate, fixed term	05/16/2022	0.00%	5,000	-
Fixed rate, fixed term	11/16/2022	0.38%	20,000	20,000
Fixed rate, putable, 2 years no call	01/12/2023	2.03%	8,000	8,000
Fixed rate, fixed term	03/23/2023	1.26%	10,000	10,000
Fixed rate, fixed term	03/27/2023	0.82%	15,000	15,000
			$88,000	$129,000

The terms of security agreements with the FHLB require the Bank to pledge collateral for its borrowings. The collateral consists of qualifying first mortgage loans and stock of the FHLB. At June 30, 2021 and December 31, 2020, the Bank had pledged qualifying mortgage loans of $453.8 million and $367.6 million, respectively.

As of June 30, 2021 and December 31, 2020, the Bank also had a line-of-credit available with the Federal Reserve Bank of Chicago. Borrowings under this line of credit are limited by the amount of collateral pledged by the Bank, which totaled $53.6 million and $111.5 million in loans at June 30, 2021 and December 31, 2020, respectively. The borrowings available to the Company were $46.2 million and $83.3 million, as of June 30, 2021 and December 31, 2020, respectively. There were no outstanding advances included in other borrowings at June 30, 2021 and December 31, 2020.

Other borrowings are borrowings as a result of sold loans that do not qualify for sale accounting. These agreements are recorded as financing transactions as the Bank maintains effective control over the transferred loans. The dollar amount of the loans underlying the sale agreements continues to be carried in the Bank’s loan portfolio, and the transfer is reported as a secured borrowing with pledge of collateral. At June 30, 2021 and December 31, 2020, the amounts of these borrowings were $0.1 million and $0.2 million, respectively.

Also included in other borrowings is the financing lease for our full-service banking location in Manitowoc, Wisconsin. This branch location was owned by the Bank and was sold to a third party in March 2020. The Bank is leasing back a portion of the building for its full-service branch. Under the terms of the current lease which began on March 2, 2020, the Company is obligated to pay monthly rent of $16 thousand with an initial lease term of ten years with two renewal options of five years each. As of June 30, 2021 and December 31, 2020, the liability remaining under the financing lease was $1.2 million and $1.3 million, respectively.

The Company largely funded the Small Business Administration’s Paycheck Protection Program (“PPP”) loans through the Federal Reserve’s PPP Liquidity Facility, which allowed for 12-month advances collateralized by PPP loans at an interest rate of 0.35%. The balance of these advances was $34.2 million and $47.5 million at June 30, 2021 and December 31, 2020, respectively, and were secured by PPP loans of the same amount.

The following table sets forth information concerning balances and interest rates on other borrowings as of and for the periods indicated:

	June 30,	December 31,
	2021	2020

	(dollars in thousands)
Balance outstanding at end of period	$35,557	$49,006
Average amount outstanding during the period	43,803	61,483
Maximum amount outstanding at any month-end	49,917	93,709
Weighted average interest rate during the period	0.39%	0.42%
Weighted average interest rate at end of period	0.41%	0.39%

NOTE 9 - SUBORDINATED DEBENTURES

The following is a summary of the carrying values, including unamortized issuance costs, of the Company’s subordinated debt as of the dates indicated:

	As of June 30, 2021					As of December 31,2020
	Balance Outstanding	Interest Rate	Interest Reset Date	Call Date	Maturity Date	Balance Outstanding

	(dollars in thousands)
Junior subordinated notes issued to County Bancorp Statutory Trust II (1)(2)	$6,186	1.65%	09/15/2021	N/A	09/15/2035	$6,186
Junior subordinated notes issued to County Bancorp Statutory Trust III (1)(3)	6,186	1.81%	09/15/2021	N/A	06/15/2036	6,186
Junior subordinated notes issued to Fox River Valley Capital Trust I (4)	3,610	6.40%	11/30/2023	N/A	05/30/2033	3,336
5.875% Fixed-to-Floating rate subordinated notes (5)	29,639	5.875%	06/01/2023	06/01/2023	06/01/2028	29,545
7.00% Fixed-to-Floating rate subordinated notes (6)	21,898	7.00%	06/30/2025	06/30/2025	06/30/2030	21,858
Total subordinated debentures	$67,519					$67,111

(1)	The company formed wholly owned subsidiary business trusts County Bancorp Statutory Trust II (“Trust II”) and County Bancorp Statutory Trust III (“Trust III”) (together, the “Trusts”), which are both Delaware statutory trusts. The Company owns all of the outstanding common securities of Trust II and Trust III, which qualify as Tier 1 capital for regulatory purposes. The Trusts used the proceeds from the issuance of their capital securities to buy floating rate junior subordinated deferrable interest debentures (“debentures”) issued by the Company. These debentures are the Trusts’ only assets, and interest payments from these debentures finance the distributions paid on the capital securities. These debentures are unsecured, rank junior, and are subordinate in the right of payment to all senior debt of the Company.

(2)	The debentures issued to Trust II bear an interest rate of three-month LIBOR plus 1.53% through maturity.

(3)	The debentures issued to Trust III bear an interest rate of three-month LIBOR plus 1.69% through maturity.

(4)	In connection with the merger with Fox River Valley, the Company acquired all of the common securities of Fox River Valley’s wholly-owned subsidiary, Fox River Valley Capital Trust I, a Delaware statutory trust (the “FRV Trust I”), which qualify as Tier 1 capital for regulatory purposes. The debentures of the Company owned by FRV Trust I carry an interest rate equal to 5-year LIBOR plus 3.40%, which resets every five years.

(5)	The notes bear interest at a fixed rate of 5.875% per year, from and including May 30, 2018 to, but excluding, June 1, 2023. From and including June 1, 2023 to, but excluding, the maturity date or early redemption date, the interest rate will reset quarterly at a variable rate equal to the then current 3-month LIBOR plus 2.88%. The notes qualify as Tier 2 capital of the Company. Debt issuance costs of $0.9 million are being amortized over the life of the notes.

(6)	The notes bear interest at a fixed rate of 7.00% per year, from and including June 30, 2020 to, but excluding, June 30, 2025. From and including June 30, 2025 to, but excluding, the maturity date or early redemption date, the interest rate will reset quarterly at a variable rate equal to the then current three-month term secured overnight financing rate (SOFR) plus 687.5 basis points. The notes qualify as Tier 2 capital of the Company. The Company incurred $0.6 million of costs related to the issuance of the notes. These costs have been capitalized and are being amortized over the life of the notes.

NOTE 10 - EQUITY INCENTIVE PLAN

Under the Company’s 2021 Long Term Incentive Plan (the “Plan”), the Company may grant options to purchase shares of common stock and issue restricted stock to its directors, officers, and employees. Both qualified and non-qualified stock options and restricted stock may be granted and issued, respectively, under the Plan. As of June 30, 2021, 270,455 options or shares of restricted stock remained available under the Plan.

The exercise price of each option equals the market price of the Company’s stock on the date of grant and an option’s maximum term is ten years. Vesting periods range from one to five years from the date of grant. The restricted stock vesting periods range from one to five years from the date of issuance.

Activity in outstanding stock options for the six months ended June 30, 2021 were as follows:

	June 30, 2021
	Number of Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value (1)

	(dollars in thousands except option and per share data)
Outstanding, beginning of year	249,667	$19.75
Granted	6,070	24.73
Exercised	(24,480)	17.91
Forfeited/expired	(9,177)	20.38
Outstanding, end of period	222,080	$20.06	$3,087
Options exercisable at period-end	156,703		$2,198
Weighted-average fair value of options granted during the period (2)		$8.03

(1)	The aggregate intrinsic value of a stock option in the table above represents the total pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by the option holders had all option holders exercised their options on June 30, 2021. This amount changes based on changes in the market value of the Company’s stock.

(2)	The fair value (present value of the estimated future benefit to the option holder) of each option grant is estimated on the date of grant using the Black-Scholes option pricing model.

Activity in restricted stock awards and restricted stock units for the six months ended June 30, 2021 was as follows:

	June 30, 2021
	Restricted Stock Awards	Weighted Average Grant Price
Outstanding, beginning of year	6,299	$24.80
Granted	-	-
Vested	(3,500)	22.90
Forfeited/expired	(493)	27.15
Outstanding, end of period	2,306	$27.19

	June 30, 2021
	Restricted Stock Units	Weighted Average Grant Price
Outstanding, beginning of year	66,856	$19.38
Granted	42,437	22.87
Vested	(17,849)	20.27
Forfeited/expired	(3,332)	18.25
Outstanding, end of period	88,112	$20.92
Restricted shares vested not yet issued, end of period	9,779

For the three months ended June 30, 2021 and 2020, share-based compensation expenses, including options and restricted stock awards and units, applicable to the plan was $0.2 million and $0.3 million, respectively. For the six months ended June 30, 2021 and 2020, share-based compensation expense, including options and restricted stock awards and units, applicable to the Plan was $0.5 million.

As of June 30, 2021, unrecognized share-based compensation expense related to nonvested share-based compensation instruments amounted to $1.3 million and is expected to be recognized over a weighted average period of 2.09 years.

NOTE 11 - REGULATORY MATTERS

The Company (on a consolidated basis) and Bank are each subject to various regulatory capital requirements administered by the federal and state banking agencies. The Basel III rules, a comprehensive capital framework for U.S. banking organizations, includes quantitative measures designed to ensure capital adequacy. The Basel III rules designed the capital conservation buffer to absorb losses during periods of economic stress and effectively increase the minimum required risk-weighted capital ratios. The Basel III rules require the Company and the Bank to maintain:

(i)	Tier 1 Common Equity ratio to risk weighted assets minimum of 4.50% plus a 2.50% “capital conservation buffer” (effectively resulting in minimum Tier 1 Common Equity ratio of 7.00%);

(ii)	Tier 1 Capital ratio to risk weighted assets minimum of 6.00% plus the capital conservation buffer (effectively resulting in a minimum Tier 1 Capital to risk-based capital ratio of 8.50%);

(iii)	Total Capital ratio to risk weighted assets minimum of 8.00% plus the capital conservation buffer (effectively resulting in a minimum Total Capital to risk weighted assets ratio of 10.50%); and

(iv)	Tier 1 Leverage Capital ratio minimum of 4.00%.

Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action (applicable only to the Bank), the Company and Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies. Management believed, as of June 30, 2021 and December 31, 2020, that the Company and Bank met all capital adequacy requirements to which they were subject.

As of June 30, 2021, the most recent notification from the banking regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There were no conditions or events since the notification that management believes have changed the Bank’s category

The Company and Bank’s actual capital amounts and ratios are presented in the following table:

	Actual		Minimum For Capital Adequacy Purposes (including the capital conservation buffer):		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(dollars in thousands)
June 30, 2021
Total Capital (to risk weighted assets):
Consolidated	$248,921	19.14%	$136,589	10.50%	Not applicable
Bank	215,028	16.58%	136,182	10.50%	$129,697	10.00%
Tier 1 Capital (to risk weighted assets):
Consolidated	185,917	14.29%	$110,572	8.50%	Not applicable
Bank	203,562	15.70%	110,243	8.50%	103,758	8.00%
Tier 1 Capital (to average assets):
Consolidated	185,917	12.78%	58,177	4.00%	Not applicable
Bank	203,562	13.94%	58,399	4.00%	72,998	5.00%
Tier 1 Common Equity Ratio (to risk weighted assets):
Consolidated	161,935	12.45%	$91,060	7.00%	Not applicable
Bank	203,562	15.70%	90,788	7.00%	84,303	6.50%

December 31, 2020
Total Capital (to risk weighted assets):
Consolidated	$246,275	19.50%	$132,603	10.50%	Not applicable
Bank	211,864	16.83%	132,174	10.50%	$125,880	10.00%
Tier 1 Capital (to risk weighted assets):
Consolidated	180,135	14.26%	107,345	8.50%	Not applicable
Bank	197,056	15.65%	106,998	8.50%	100,704	8.00%
Tier 1 Capital (to average assets):
Consolidated	180,135	13.01%	55,403	4.00%	Not applicable
Bank	197,056	14.06%	56,047	4.00%	70,059	5.00%
Tier 1 Common Equity Ratio (to risk weighted assets):
Consolidated	156,427	12.39%	88,402	7.00%	Not applicable
Bank	197,056	15.65%	88,116	7.00%	81,822	6.50%

NOTE 12 - FAIR VALUE MEASUREMENTS

ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability is not adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are independent, knowledgeable, and both able and willing to transact.

ASC 820-10 requires the use of valuation techniques that are consistent with the market approach, the income approach, and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable or unobservable. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, ASC 820-10 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1-Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2-Valuation is based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3-Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following methods and assumptions were used by the Company in estimating the fair value disclosures for financial instruments recorded at fair value on a recurring basis:

Securities Available-for-Sale

Where quoted prices are available in an active market, the Company classifies the securities within Level 1 of the valuation hierarchy. Securities are defined as both long and short positions. Level 1 securities include highly liquid government bonds and exchange-traded equities.

If quoted market prices are not available, the Company estimates fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes and credit spreads.

Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include U.S. government and agency securities, corporate bonds and other securities. Mortgage-backed securities are included in Level 2 if observable inputs are available. In certain cases where there is limited activity or less transparency around inputs to the valuation, the Company classifies those securities in Level 3.

Loan Servicing Rights

The Company’s loan servicing rights do not trade in an active, open market with readily observable prices. Accordingly, fair value is estimated using discounted cash flow models having significant inputs of discount rate, prepayment speed, and default rate. Due to the nature of the valuation inputs, loan servicing rights are classified in Level 3 of the valuation hierarchy.

Derivative Instruments

The Company's derivative instruments consist of interest rate swaps, which are accounted for as cash flow hedges. The Company's derivative positions are classified within Level 2 of the fair value hierarchy and are valued using models generally accepted in the financial services industry and that use actively quoted or observable market input values from external market data providers and/or non-binding broker-dealer quotations. The fair value of the derivatives is determined using discounted cash flow models. These models’ key assumptions include the contractual terms of the respective contract along with significant observable inputs, including interest rates, yield curves, nonperformance risk and volatility.

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value

	(dollars in thousands)
June 30, 2021
Securities available for sale:
U.S. government and agency securities	$-	$12,841	$-	$12,841
Municipal securities	-	130,004	-	130,004
Mortgage-backed securities	-	145,054	-	145,054
Corporate bonds	-	45,049	-	45,049
Asset-backed securities	-	16,386	-	16,386
Loan servicing rights (1)	-	-	19,478	19,478
Total assets at fair value	$-	$349,334	$19,478	$368,812
Derivative instruments, interest rate swaps	-	1,360	-	1,360
Total liabilities at fair value	$-	$1,360	$-	$1,360
December 31, 2020
Securities available for sale:
U.S. government and agency securities	$-	$14,593	$-	$14,593
Municipal securities	-	153,654	-	153,654
Mortgage-backed securities	-	135,378	-	135,378
Corporate bonds	-	32,511	-	32,511
Asset-backed securities	-	16,718	-	16,718
Loan servicing rights (1)	-	-	18,396	18,396
Total assets at fair value	$-	$352,854	$18,396	$371,250
Derivative instruments, interest rate swaps	-	1,914	-	1,914
Total liabilities at fair value	$-	$1,914	$-	$1,914

(1)	See Note 6 for quantitative information on the significant inputs and a rollforward of activity related to the loan servicing rights.

Certain assets are measured at fair value on a nonrecurring basis; that is, they are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The following table presents the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy for which a nonrecurring change in fair value has been recorded:

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs

	(dollars in thousands)
June 30, 2021
Impaired loans	$-	$-	$31,486
Other real estate owned	-	-	914
Total assets at fair value	$-	$-	$32,400
December 31, 2020
Impaired loans	$-	$-	$46,521
Other real estate owned	-	-	1,077
Total assets at fair value	$-	$-	$47,598

The significant inputs used in the fair value measurements for Level 3 assets measured at fair value on a nonrecurring basis were as follows:

June 30, 2021
	Valuation Techniques	Unobservable Inputs	Range (Average)
Impaired loans	Evaluation of collateral	Estimation of value	NM*
Other real estate owned	Appraisal	Appraisal adjustment	6%-7% (7%)

December 31, 2020
	Valuation Techniques	Unobservable Inputs	Range (Average)
Impaired loans	Evaluation of collateral	Estimation of value	NM*
Other real estate owned	Appraisal	Appraisal adjustment	6%-9% (7%)

*	Not Meaningful. Evaluations of the underlying assets are completed for each impaired loan with a specific reserve. The types of collateral vary widely and could include accounts receivable, inventory, a variety of equipment, and real estate. Collateral evaluations are reviewed and discounted as appropriate based on knowledge of the specific type of collateral. In the case of real estate, an independent appraisal may be obtained. Types of discounts considered include aging of receivables, condition of the collateral, potential market for the collateral, and estimated disposal costs. These discounts will vary from loan to loan, thus providing a range would not be meaningful.

The estimated fair values, and related carrying or notional amounts, of the Company’s financial instruments were as follows:

	June 30,		December 31,
	2021		2020
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Input Level

	(dollars in thousands)
Financial assets:
Cash and cash equivalents	$72,329	$72,329	$19,084	$19,084	1
Interest earning cash at other financial institutions	416	416	416	416	1
FHLB Stock	5,485	5,485	5,758	5,758	2
Securities available for sale	349,334	349,334	352,854	352,854	2
Loans, net of allowance for loan losses	990,424	1,002,823	981,477	991,342	3
Loans held for sale	15,805	15,805	35,976	35,976	3
Accrued interest receivable	4,511	4,511	3,240	3,240	2
Loan servicing rights	19,478	19,478	18,396	18,396	3
Financial liabilities:
Deposits:
Time	437,121	429,991	419,542	426,092	2
Other deposits	698,605	698,605	621,284	621,284	1
Other borrowings	35,557	35,557	49,006	49,006	3
Advances from FHLB	88,000	88,907	129,000	130,361	2
Subordinated debentures	67,519	66,435	67,111	67,111	3
Accrued interest payable	1,408	1,408	2,496	2,496	2
Derivative instruments, interest rate swaps	1,360	1,360	1,914	1,914	2

NOTE 13 - OTHER REAL ESTATE OWNED

Changes in other real estate owned were as follows:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

	(dollars in thousands)
Balance, beginning of period	$739	$3,247	$1,077	$5,521
Assets foreclosed	360	-	360	-
Write-down of other real estate owned	-	-	-	(1,360)
Net loss on sales of other real estate owned	-	-	(17)	(4)
Proceeds from sale of other real estate owned	(185)	(618)	(506)	(1,528)
Balance, end of period	$914	$2,629	$914	$2,629

Expenses applicable to other real estate owned included in non-interest expense included the following:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

	(dollars in thousands)
Net loss on sales of other real estate owned	$-	$-	$(17)	$(4)
Write-down of other real estate owned	-	-	-	(1,360)
Operating expenses, net of rental income	(52)	(50)	(71)	(166)
	$(52)	$(50)	$(88)	$(1,530)

NOTE 14 - DERIVATIVE FINANCIAL INSTRUMENTS

On June 15, 2018, the Company executed an interest rate swap to manage interest rate risk on two sets of its trust preferred securities. This derivative contract involves the receipt of floating rate interest from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreement, without the exchange of the underlying notional value. This instrument is designated as a cash flow hedge as the receipt of floating rate interest from the counterparty is used to manage interest rate risk associated with three-month LIBOR advances. The change in the fair value of this hedging instrument is recorded in accumulated other comprehensive income and is subsequently reclassified into earnings in the period that the hedged transaction affects earnings.

The Company had two outstanding interest rate swaps designated as a cash flow hedge each with an aggregate notional value of $6.0 million at June 30, 2021 and December 31, 2020. Both interest rate swaps mature on June 15, 2028. A pre-tax unrealized gain of $0.6 million was recognized in accumulated other comprehensive income for the six months ended June 30, 2021, and a pre-tax loss of $1.3 million was recognized in accumulated other comprehensive income for the six months ended June 30, 2020. There was no ineffective portion of this hedge.

The Company is exposed to credit risk in the event of nonperformance by the interest rate swaps counterparty. The Company minimizes this risk by entering into derivative contracts with only large, stable financial institutions, and the Company has not experienced, and does not expect, any losses from counterparty nonperformance on the interest rate swaps. The Company monitors counterparty risk in accordance with the provisions of FASB ASC 815. In addition, the interest rate swap agreements contain language outlining collateral-pledging requirements for each counterparty. Collateral must be posted when the market value exceeds certain threshold limits. Derivative contracts are executed with a Credit Support Annex, which is a bilateral ratings-sensitive agreement that requires collateral postings at established credit threshold levels. These agreements protect the interests of the Company and its counterparties should either party suffer a credit rating deterioration. The Company was required to pledge $2.4 million of cash as collateral to the counterparty as of June 30, 2021.

NOTE 15 - SUBSEQUENT EVENTS

Management evaluated subsequent events through the date the financial statements were issued.

There were no other significant events or transactions occurring after June 30, 2021, but prior to August 6, 2021, that provided additional evidence about conditions that existed at June 30, 2021.

APPENDIX A

INDEX TO COUNTY BANCORP, INC.
AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2020

APPENDIX A

COUNTY BANCORP, INC.
AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2020

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

County Bancorp, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of County Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019; the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020; and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 1 to the financial statements, the Company has elected to change its method of accounting for the subsequent measurement of loan servicing rights from the amortized cost method to fair value as of January 1, 2020.

Basis for Opinion

The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion under Section 404(b) of the Sarbanes-Oxley Act.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Loan Losses – Qualitative Factors – Refer to Notes 1 and 4 to the Financial Statements

Critical Audit Matter Description

The allowance for loan losses (allowance) is an estimate of credit losses inherent in the Company’s loan portfolio. The allowance consists of two primary components, general reserves and specific reserves related to impaired loans. The general component covers non-impaired loans and is based on historical losses adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on a weighted average of the actual loss history experienced by the Company over the most recent four years. The Company places more emphasis, or weight, on the more current quarters in the loss history period. This actual loss experience is adjusted for qualitative factors based on the risks present within each portfolio segment including adjustments for levels of classified loans, credit concentrations, and economic trends.  These factors are inherently subjective and are driven by the repayment risk associated with each portfolio segment.  During 2020, the Company added an additional qualitative factor for loans in industries for which it anticipated to be more significantly impacted by COVID-19.  These qualitative factors are inherently subjective and are driven by the assessed repayment risk associated with each portfolio segment.

Auditing management’s determination of general reserves within its allowance involved a high degree of subjectivity and judgement in the selection and measurement of the qualitative factors.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the qualitative factors with the allowance included the following, among others:

•	We obtained an understanding of management’s process for determining the need for qualitative factor adjustments, identifying appropriate factors, and measuring the direction and magnitude of the adjustment.

•	We evaluated the design of controls over the application of management’s qualitative factor methodology in the estimate of general reserves.

•	We evaluated management's rationale for determining qualitative adjustments was relevant and warranted for each loan segment and assessed the measurement of qualitative factor adjustments applied by management.

•	Where applicable, we tested the accuracy and completeness of data used by management in the measurement of qualitative factor adjustments or vouched factors to relevant external data sources.

•	We assessed changes in qualitative factors year-over-year against overall trends in credit quality within the Company and broader trends within the industry and local and national economies to evaluate reasonableness of management’s qualitative factor adjustments.

/s/ Plante & Moran, PLLC

We have served as the Company’s auditor since 2018.

Chicago, Illinois

March 12, 2021

COUNTY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2020 and 2019

	2020	2019

	(dollars in thousands except per share data)
ASSETS
Cash and cash equivalents	$19,084	$108,457
Interest earning cash at other financial institutions	416	20,554
Securities available for sale, at fair value	352,854	158,733
FHLB Stock	5,758	1,628
Loans held for sale	35,976	2,151
Loans, net of allowance for loan losses of $14,808 as of December 31, 2020; $15,267 as of December 31, 2019	981,477	1,020,506
Premises and equipment, net	14,898	13,603
Loan servicing rights	18,396	12,509
Other real estate owned, net	1,077	5,521
Cash surrender value of bank owned life insurance	31,275	18,302
Deferred tax asset, net	—	1,453
Goodwill	—	5,038
Core deposit intangible, net	54	225
Accrued interest receivable and other assets	11,093	10,099
Total assets	$1,472,358	$1,378,779

LIABILITIES
Deposits:
Noninterest-bearing	$163,202	$138,489
Interest-bearing	877,624	962,953
Total deposits	1,040,826	1,101,442
Other borrowings	49,006	794
Advances from FHLB	129,000	44,400
Subordinated debentures, net	67,111	44,858
Deferred tax liability, net	2,302	—
Accrued interest payable and other liabilities	12,337	15,256
Total liabilities	1,300,582	1,206,750

SHAREHOLDERS' EQUITY
Preferred stock - $1,000 stated value; 15,000 shares authorized; 8,000 shares issued	8,000	8,000
Common stock - $0.01 par value; 50,000,000 authorized; 7,212,727 shares issued and 6,197,965 shares outstanding as of December 31, 2020; 7,178,052 shares issued and 6,734,132 shares outstanding as of December 31, 2019	29	28
Surplus	55,346	54,122
Retained earnings	118,712	113,111
Treasury stock, at cost, 1,014,762 and 443,920 shares at December 31, 2020 and 2019, respectively	(17,606)	(5,030)
Accumulated other comprehensive gain	7,295	1,798
Total shareholders' equity	171,776	172,029
Total liabilities and shareholders' equity	$1,472,358	$1,378,779

See accompanying notes to the consolidated financial statements

COUNTY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2020 and 2019

	2020	2019

	(dollars in thousands except per share data)
INTEREST AND DIVIDEND INCOME
Loans, including fees	$48,906	$59,706
Taxable securities	5,550	4,586
Tax-exempt securities	536	257
Federal funds sold and other	483	1,783
Total interest and dividend income	55,475	66,332

INTEREST EXPENSE
Deposits	13,463	21,457
FHLB advances and other borrowings	1,405	1,350
Subordinated debentures	3,631	2,743
Total interest expense	18,499	25,550
Net interest income	36,976	40,782
Provision for loan losses	2,984	423
Net interest income after provision for loan losses	33,992	40,359
NON-INTEREST INCOME
Services charges	469	550
Crop insurance commission	1,245	1,107
Gain on sale of loans, net	278	146
Loan servicing fees	10,255	9,998
Gain on sale of securities	671	341
Other	1,332	1,251
Total non-interest income	14,250	13,393
NON-INTEREST EXPENSE
Employee compensation and benefits	21,306	19,112
Occupancy	1,277	1,402
Information processing	2,630	2,482
Professional fees	2,019	1,670
Depreciation and amortization	1,188	1,303
Writedown of other real estate owned	1,508	626
Cost of operation of other real estate owned, net	(86)	873
Goodwill impairment	5,038	—
Investment tax credit impairment	—	1,149
Other	4,765	4,067
Total non-interest expense	39,645	32,684
Income before income taxes	8,597	21,068
Income tax expense	3,118	4,616
NET INCOME	$5,479	$16,452

NET INCOME PER SHARE:
Basic	$0.79	$2.37
Diluted	$0.79	$2.36
Dividends paid per share	$0.31	$0.20

See accompanying notes to the consolidated financial statements

COUNTY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2020 and 2019

	2020	2019

	(dollars in thousands)
Net income	$5,479	$16,452
Other comprehensive income:
Unrealized gain on securities available-for-sale	9,167	6,835
Income tax expense	(2,498)	(1,861)
Reclassification for realized gains on securities	(671)	(341)
Income tax (benefit)	183	93
Total other comprehensive income on securities available-for-sale	6,181	4,726
Unrealized loss on derivatives arising during the period	(940)	(793)
Income tax benefit	256	216
Total other comprehensive loss on derivatives	(684)	(577)
Total other comprehensive income	5,497	4,149
Comprehensive income	$10,976	$20,601

See accompanying notes to the consolidated financial statements

COUNTY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2020 and 2019

	Preferred Stock	Common Stock	Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity

	(dollars in thousands)
Balance at December 31, 2018	$8,000	$28	$53,162	$98,475	$(5,030)	$(2,351)	$152,284
Net income	—	—	—	16,452	—	—	16,452
Other comprehensive income	—	—	—	—	—	4,149	4,149
Stock compensation expense	—	—	695	—	—	—	695
Cash dividends declared on common stock	—	—	—	(1,344)	—	—	(1,344)
Cash dividends declared on preferred stock	—	—	—	(472)	—	—	(472)
Issuance of common stock (21,224 shares)	—	—	265	—	—	—	265
Balance at December 31, 2019	$8,000	$28	$54,122	$113,111	$(5,030)	$1,798	$172,029
Cumulative effect of change in accounting principle				2,484			2,484
Net income	—	—	—	5,479	—	—	5,479
Other comprehensive income	—	—	—	—	—	5,497	5,497
Stock compensation expense	—	—	867	—	—	—	867
Cash dividends declared on common stock	—	—	—	(1,994)	—	—	(1,994)
Cash dividends declared on preferred stock	—	—	—	(368)	—	—	(368)
Treasury stock purchases (570,842 shares)					(12,576)		(12,576)
Issuance of common stock (34,675 shares)	—	1	357	—	—	—	358
Balance at December 31, 2020	$8,000	$29	$55,346	$118,712	$(17,606)	$7,295	$171,776

See accompanying notes to the consolidated financial statements

COUNTY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2020 and 2019

	2020	2019
	(dollars in thousands)
Cash flows from operating activities
Net income	$5,479	$16,452
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation and amortization of premises and equipment	1,335	1,391
Amortization of core deposit intangible	171	288
Amortization of subordinated debenture costs	449	155
Impairment of goodwill	5,038	—
Provision for loan losses	2,984	423
Realized gain on sales of securities available for sale	(671)	(341)
Realized gain on sales of other real estate owned	(313)	(40)
Write-down of other real estate owned	1,508	626
Realized loss (gain) on sales of premises and equipment	243	(6)
Increase in cash surrender value of bank owned life insurance	(729)	(460)
Deferred income tax expense	1,700	1,401
Stock compensation expense	867	695
Net amortization of premiums paid on securities	1,042	441
Net change in:
Accrued interest receivable and other assets	(2,166)	(405)
Loans held for sale	(33,825)	798
Loan servicing rights	(3,403)	(3,462)
Accrued interest payable and other liabilities	(3,861)	3,997
Net cash (used in) provided by operating activities	(24,152)	21,953
Cash flows from investing activities
Proceeds from maturities, principal repayments, and call of securities available for sale	25,693	24,368
Purchases of securities available for sale	(247,155)	(10,122)
Proceeds from sales of securities available-for-sale	35,466	29,361
Net (purchases) redemptions of FHLB stock	(4,130)	1,184
Purchases of bank owned life insurance	(12,244)	—
Loan originations and principal collections, net	35,277	163,546
Proceeds from sales of premises and equipment	1,508	6
Purchases of premises and equipment	(3,211)	(659)
Proceeds from sales of other real estate owned	4,017	6,776
Net cash (used in) provided by investing activities	(164,779)	214,460
Cash flows from financing activities
Net increase in demand and savings deposits	265,648	52,491
Net decrease in certificates of deposits	(326,264)	(174,396)
Proceeds from other borrowings	101,120	—
Repayment of other borrowings	(52,908)	(33)
Proceeds from FHLB advances	627,000	115,000
Repayment of FHLB advances	(542,400)	(160,000)
Payments to acquire treasury stock	(12,576)	—
Proceeds from issuance of subordinated debt	22,400	—
Issuance cost of subordinated debt	(596)	—
Proceeds from issuance of common stock	358	265
Dividends paid on preferred stock	(368)	(472)
Dividends paid on common stock	(1,994)	(1,344)
Net cash provided by (used in) financing activities	79,420	(168,489)
Net change in cash and cash equivalents	(109,511)	67,924
Cash and cash equivalents, beginning of period	129,011	61,087
Cash and cash equivalents, end of period	$19,500	$129,011
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$21,735	$23,833
Income taxes	2,950	1,725
Noncash investing activities:
Transfer of assets held for sale from premises and equipment to other assets	$695	$1,500
Transfer from loans to other real estate owned	768	6,315

See accompanying notes to the consolidated financial statements

COUNTY BANCORP, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of County Bancorp, Inc. and its subsidiaries conform to accounting principles generally accepted in the United States of America (“GAAP”) and to general practice within the banking industry. The following is a description of the more significant of those policies.

Nature of Business and Significant Concentrations of Credit Risk

The Company is the sole shareholder of Investors Community Bank. The Bank is the sole member of Investors Insurance Services, LLC and ABS 1, LLC, which are both Wisconsin limited liability companies. The Company commenced operations in May 1996; the Bank commenced operations in March 1997. In July 2010, the Bank formed Investors Insurance Services, LLC for the sole purpose of protecting the Bank from liability risk when selling crop insurance. Selling crop insurance had historically been a business function performed within the Bank. In August 2011, the Bank formed ABS 1, LLC for the sole purpose of holding real estate and personal property for sale which was obtained through repossession.

The Bank provides a full range of banking and related financial services, which include real estate lending, business services, and agricultural finance, to individual and corporate customers primarily located within the state of Wisconsin. The Bank’s primary source of revenue is providing loans to customers, the majority of which are predominantly engaged in dairy farming and commercial activities. Its primary deposit products are savings and term certificate accounts. The Bank is subject to competition from other financial institutions and is regulated by federal and state banking agencies and undergoes periodic examinations by those agencies.

Agricultural loans, including agricultural operating, real estate and construction loans, represented 60.9% and 63.7% of our total loan portfolio at December 31, 2020 and 2019, respectively. Commercial real estate loans, including commercial construction loans, represented 23.7% and 22.8% of our total loan portfolio at December 31, 2020 and 2019, respectively.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, the Bank, and the Bank’s wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company also has three wholly owned subsidiaries, County Bancorp Statutory Trust II, County Bancorp Statutory Trust III, and Fox River Valley Capital Trust I, that are Delaware statutory trusts which have not been consolidated in accordance with accounting guidance related to variable interest entities.

Use of Estimates in Preparing Financial Statements

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of investment securities available for sale, loan servicing rights, other real estate owned, financial instruments, and deferred tax assets (liabilities). Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold, all of which mature within 90 days.

In the normal course of business, the Company maintains balances with correspondent banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to specified limits. Management believes these financial institutions have strong credit ratings and the credit risk related to these deposits is minimal.

Securities Available for Sale

Available for sale securities are carried at fair value with unrealized gains and losses excluded from earnings and reported separately in other comprehensive income. The Company currently has no securities designated as trading or held-to-maturity. Interest income is recognized at the coupon rate adjusted for amortization and accretion of premiums and discounts. Discounts are accreted into interest income over the estimated life of the related security and premiums are amortized against income to the earlier of the call date or weighted average life of the related security using the interest method. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method. They are included in non-interest income or expense and, when applicable, are reported as a reclassification adjustment in other comprehensive income.

Declines in the fair value of individual available for sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The Company monitors the investment security portfolio for impairment on an individual security basis and has a process in place to identify securities that could potentially have a credit impairment that is other than temporary. This process involves analyzing the length of time and the extent to which the fair value has been less than the amortized cost basis, the market liquidity for the security, the financial condition and near-term prospects of the issuer, expected cash flows, and the Company’s intent and ability to hold the investment for a period of time sufficient to recover the temporary impairment. A decline in value due to a credit event that is considered other than temporary is recorded as a loss in non-interest income.

Federal Home Loan Bank Stock

The Bank, as a member of the Federal Home Loan Bank of Chicago (“FHLB”), is required to maintain an investment in the capital stock of the FHLB based on the level of borrowings and other factors, and may invest additional amounts. Based on the redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost which approximates fair value. It is periodically evaluated by management for impairment. Because it is viewed as a long term investment, impairment is based on ultimate recovery of par value. Both stock and cash dividends are reported as income.

Loans Held for Sale

Loans intended for sale in the secondary market are carried at the lower of cost or fair value. Gains and losses on loan sales (sale proceeds minus carrying value) are recorded in non-interest income, and direct loan origination costs and fees deferred at origination of the loan are recognized in non-interest income upon sale of the loan.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances adjusted for unearned income and the allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, non-refundable fees and direct loan origination costs are amortized over the life of the loan and accounted for as an adjustment of yield of the related loan categories.

The accrual of interest on mortgage and commercial loans is discontinued at the time the principal and interest is 90 days delinquent unless the credit is well-secured and in the process of collection.  Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on nonaccrual loans is applied to reduce the principal balance outstanding.  Once the loans qualify for a return to accrual status, the interest is accounted for on a cash-basis. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses (hereinafter referred to as “allowance”) is an estimate of loan losses inherent in the Company’s loan portfolio. The allowance is established through a provision for loan losses which is charged to expense. Additions to the allowance are expected to maintain the adequacy of the total allowance after loan losses and loan growth. Loan losses are charged off against the allowance when the Company determines the loan balance to be uncollectible. Cash received on previously charged off amounts is recorded as a recovery to the allowance.

The allowance consists of two primary components, general reserves and specific reserves related to impaired loans. The general component covers non-impaired loans and is based on historical losses adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on a weighted average of the actual loss history experienced by the Company over the most recent four years. The Company places more emphasis, or weight, on the more current quarters in the loss history period. This actual loss experience is adjusted for qualitative factors based on the risks present within each portfolio segment including adjustments for levels of classified loans, credit concentrations, and economic trends.  These factors are inherently subjective and are driven by the repayment risk associated with each portfolio segment.  During 2020, the Company provided for additional reserves for loans in industries deemed to be high risk to account for additional losses driven by COVID-19 that have not yet been specifically identified.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is generally measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral dependent.

Under certain circumstances, the Company will provide borrowers relief through loan restructurings. A restructuring of debt constitutes a troubled debt restructuring (“TDR”) if the Company for economic or legal reasons related to the borrower’s financial difficulties grants a concession to the borrower that it would not otherwise consider. Restructured loans typically present an elevated level of credit risk as the borrowers are not able to perform according to the original contractual terms. Loans that are reported as TDRs are considered impaired and measured for impairment as described above. TDR concessions can include reduction of interest rates, extension of maturity dates, forgiveness of principal or interest due, or acceptance of other assets in full or partial satisfaction of the debt. Restructured loans can involve loans remaining on nonaccrual, moving to nonaccrual, or continuing on accrual status, depending on the individual facts and circumstances of the borrower. Nonaccrual restructured loans are included and treated with other nonaccrual loans.  On March 22, 2020, issued a revision to the Interagency Statement on Loan Modifications by Financial Institutions Working with Customers Affected by the COVID-19 pandemic.  The Statement provides guidance on handling payment modification requests for impacted borrowers without triggering TDR classifications, by allowing up to 6-months of payment deferrals or interest only to assist our customers during that time.  During 2020, we processed 184 customer payment modification for loans totaling $200.4 million, and at December 31, 2020, 24 customers remained on payment relief with loan balances totaling $16.8 million.

Large groups of small balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for credit quality disclosures, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

The Company maintains separate general reserves for each portfolio segment. These portfolio segments include agricultural, commercial, commercial real estate, residential real estate, and installment and consumer other with risk characteristics described as follows:

Agricultural: Agricultural loans generally possess a lower inherent risk of loss than real estate portfolio segments because these loans are generally underwritten to existing cash flows of operating businesses. Debt coverage is provided by business cash flows.  Adverse economic conditions and trends influenced by Class III milk prices and other key economic indicators are closely correlated to the credit quality of these loans.

Commercial Real Estate: Commercial real estate loans, including land and construction, generally possess a higher inherent risk of loss than other real estate portfolio segments. Adverse economic developments or an overbuilt market impact commercial real estate projects and may result in troubled loans. Trends in vacancy rates of commercial properties impact the credit quality of these loans. High vacancy rates reduce operating revenues and the ability of the properties to produce sufficient cash flow to service debt obligations.

Commercial: Commercial loans generally possess a lower inherent risk of loss than real estate portfolio segments because these loans are generally underwritten to existing cash flows of operating businesses. Debt coverage is provided by business cash flows, and economic trends influenced by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans.

Residential Real Estate: The degree of risk in residential mortgage and home equity lending depends primarily on the loan amount in relation to collateral value, the interest rate and the borrower’s ability to repay in an orderly fashion. These loans generally possess a lower inherent risk of loss than other real estate portfolio segments. Economic trends determined by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans. Weak economic trends indicate that the borrowers’ capacity to repay their obligations may be deteriorating.

Installment and Consumer Other: The installment and consumer other loan portfolio is usually comprised of a large number of small loans. Most loans are made directly for consumer purchases. Economic trends determined by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans. Weak economic trends indicate the borrowers’ capacity to repay their obligations may be deteriorating.

Bank Premises and Equipment

Land is carried at cost. Bank premises and equipment are carried at cost, less accumulated depreciation. Depreciation is computed on the straight-line method. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any recognized gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and improvements are capitalized, and a deduction is made from the property accounts for retirements of capitalized renewals or improvements.

Off-Balance Sheet Credit-Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under credit arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

Loan Servicing Rights

As discussed in Note 1, the Company changed its method of accounting form loan servicing rights to fair market value effective January 1, 2020.   Servicing assets are recognized as separate assets when rights are acquired through the sale of financial assets.  Servicing rights resulting from the sale or securitization of loans originated by the Company are initially measured at fair value at the date of transfer.

Fair value is based on a discounted cash flow model. The discounted cash flow model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the runoff rate, and ancillary income.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and are recorded as income when earned.

Prior to January 1, 2020, The Company subsequently measured each class of servicing asset using the amortization method. Under the amortization method, servicing rights are amortized in proportion to and over the period of estimated net servicing income. The amortized assets are assessed for impairment or increased obligation based on fair value at each reporting date.

Impairment is determined by stratifying rights into tranches based on predominant characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual tranche, to the extent that fair value is less than the carrying amount of the servicing assets for that tranche. The valuation allowance is adjusted to reflect changes in the measurement of impairment after the initial measure of the impairment.

Under the amortized cost method, changes in the valuation allowances are reported with loan servicing fees on the income statement. Fair value in excess of the carrying amount of servicing assets for that stratum is not recognized.  The amortization of loan servicing rights is netted against loan servicing fee income.

Other Real Estate Owned

Land and assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure less estimated costs to sell, establishing a new cost basis with any loss on transfer recorded as a charge against the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in non-interest expense.

Impairment losses on assets to be held and used are measured at the amount by which the carrying amount of a property exceeds its fair value. The evaluation of impairment is inherently subjective and requires estimates that are susceptible to significant revisions as more information becomes available. Due to potential changes in conditions, it is at least reasonably possible that changes in fair values will occur in the near term and that such changes could materially affect the amounts reported in the Company’s financial statements. Costs of significant asset improvements are capitalized, whereas costs relating to holding assets are expensed. Revenue and expenses from operations and changes in the valuation allowance are included in non-interest expense.

Cash Surrender Value of Bank Owned Life Insurance

The Company has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized, if lower.

Goodwill and Core Deposit Intangible

Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired and is included as an asset on the balance sheets. Goodwill is not amortized but is subject to impairment tests on at least an annual basis. Core deposit intangible represents the value of the acquired customer core deposit bases and is included as an asset on the consolidated balance sheets. The core deposit intangible has an estimated finite life, is amortized on an accelerated basis over a 66-month period and is subject to periodic impairment evaluation.

Management will periodically review the carrying value of its long-lived and intangible assets to determine if any impairment has occurred or whether changes in circumstances have occurred that would require a revision to the remaining useful life, in which case an impairment charge would be recorded as an expense in the period of impairment. In making such determination, management evaluates whether there are any adverse qualitative factors indicating that an impairment may exist, as well as the performance, on an undiscounted basis, of the underlying operations or assets which give rise to the intangible.

Income Taxes

The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50%; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of the deferred tax asset will not be realized.  As of December 31, 2020 and 2019, there was no valuation allowance.

The Company files income taxes returns in the U.S. federal jurisdiction and in the state of Wisconsin. The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2017.

The Company recognizes interest and penalties on income taxes, if any, as a component of other non-interest expense.

The Company accounts for income taxes in accordance with income tax accounting guidance, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

Comprehensive Income

Recognized revenue, expenses, gains, and losses are included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale and interest rate swap contracts designed as hedges, are reported as a separate component of the equity section of the consolidated balance sheet. Such items, along with net income, are components of comprehensive income.  Accumulated other comprehensive income included unrealized gains on securities available for sale and unrealized losses on interest rate swap contracts of $8,687 and $(1,392), respectively, net of tax of $(3,251) and $525, respectively, as of December 31, 2020.  Accumulated other comprehensive loss as of December 31, 2019 included unrealized gains on securities available for sale and unrealized losses on interest rate swap contracts of $2,564 and $(766), respectively, net of tax of $(878) and $206, respectively.

Derivatives

Derivative financial instruments are recognized as assets or liabilities at fair value. The accounting for changes in the fair value of derivatives depends on the use of the derivatives and whether the derivatives qualify for hedge accounting. Used as part of our asset and liability management to help manage interest rate risk, our derivatives consist of interest rate swap agreements that qualify for hedge accounting. We do not use derivatives for trading purposes.

Changes in the fair value of derivatives that are designated, for accounting purposes, as a hedge of the variability of cash flows to be received or paid on certain assets and are effective are reported in other comprehensive income. They are later reclassified into earnings in the same periods during which the hedged transaction affects earnings and are included in the line item in which the hedged cash flows are recorded.

We formally document the relationship between the derivative instrument and the hedged item, as well as the risk-management objective and the strategy for undertaking the hedge transaction. This documentation includes linking cash flow hedges to specific assets on the balance sheet. If designated as a hedge, we also formally assess, both at the hedge’s inception and on an ongoing basis, whether the derivative instrument that is used is highly effective in offsetting changes in cash flows of the hedged items. Ineffective hedge gains and losses would be recognized immediately in current earnings as noninterest income or expense.

Equity Incentive Plan

Stock compensation accounting guidance requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Scholes model is used to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards.  All grants and awards out of the equity incentive plan are newly issued shares.

Treasury Stock

Common stock shares repurchased are recorded as treasury stock at cost.

Earnings per Share

Basic earnings per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional potential common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.

Treasury shares are not deemed outstanding for earnings per share calculations.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company and put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

The transfer of a participating interest in an entire financial asset must also meet the definition of a participating interest. A participating interest in a financial asset has all of the following characteristics: (1) from the date of transfer, it must represent a proportionate (pro rata) ownership interest in the financial asset, (2) from the date of transfer, all cash flows received, except any cash flows allocated as compensation for servicing or other services performed, must be divided proportionately among participating interest holders in the amount equal to their share ownership, (3) the rights of each participating interest holder must have the same priority, and (4) no party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to do so.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 20. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

Segments

The Company’s operations consist of one segment, community banking.  The operating results of this segment are regularly reviewed by management to make decisions about resource allocations and to assess performance.  Selected information is not presented separately for the Company's reportable segment, as there is no material difference between that information and the corresponding information in the consolidated financial statements.

New Accounting Pronouncements

In June 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments – Credit Losses, to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date.  The amendment replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates.    In October 2019, the FASB voted to delay the effective date for the credit losses standard to January 2023 for certain entities, including SEC filers that qualified as smaller reporting companies and private companies.  As a smaller reporting company, the Company was eligible for the delay and will be deferring adoption until January 2023.  Entities should apply this amendment a modified-retrospective approach, through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective.  At this time, the effect this ASU will have on its consolidated financial statements is still being quantified as the Company ensures data assumptions, and methods all comply with the requirements of ASU 2016-13.  The Company is also developing internal control processes and disclosure documentation related to the adoption of this standard.  Management will continue to progress on its implementation project plan and improve the Company’s approach throughout the deferral period.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 842) – Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, which focuses on improving the effectiveness of disclosures in the notes to the financial statements.  The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption.  All other amendments should be applied retrospectively to all periods presented upon their effective date.  The amendment became effective January 1, 2020, and the adoption did not have a material effect on the Company’s financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848).  The ASU provides optional, temporary expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met.  The amendment only applies to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform.  The main provisions of this ASU include: (1) a change in the contract’s reference rate would be accounted for as a continuation of that contract rather than as the creation of a new contract and (2) an entity would be allowed to preserve its hedge accounting when updating it hedging strategies in response to the reference rate reform.  The ASU was effective upon issuance on March 12, 2020 and can be applied through December 31, 2022 allowing for different elections over the effective date range for legacy and new activity.  The Company is evaluating and reassessing the impact of this standard but does not expect this standard to have a material impact on its results of operations, financial position, and liquidity.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law.  Section 4013 of the CARES Act allows financial institutions to elect to suspend troubled debt restructuring accounting under certain circumstances when the temporary restructuring is related to the Coronavirus Disease 2019 (COVID-19) pandemic.  The Company has elected to implement Section 4013, and for the year ended December 31, 2020, the Company has processed 184 requests with loan balances totaling $200.7 million.  At December, 24 clients with loan balances totaling $16.8 million were still participating in the payment deferral program.

Change in Accounting Principle

As of January 1, 2020, the Company elected to make an accounting principle change for the valuation of the loan servicing assets from amortized cost to fair market value.

We believe that the fair value method is the preferred method of presenting these assets and is more widely recognized by current and potential investors.  These assets represent the value of future net revenue streams.  Updating the estimate of these cash flow streams based on both observable and unobservable trends and inputs at each reporting period provides meaningful changes in the economic value to shareholders.  The amortized cost approach requires a periodic impairment test; however, it does not provide any transparency if the portfolio, or certain tranches within the portfolio, have significant increases in value.  Therefore, the fair value method provides a balanced, measurement policy for the benefit of the investing public.  As a result of this accounting principle change, servicing assets increased by $3.4 million and deferred tax assets decreased by $0.9 million.  The adoption of the change was recorded through a cumulative effect adjustment to retained earnings as of January 1, 2020, of $2.5 million.  All future adjustments to fair value will be reflected in the consolidated statement of operations.

NOTE 2 – RESTRICTIONS ON CASH AND CASH EQUIVALENTS

The Bank is generally required to maintain average balances on hand or with the Federal Reserve Bank.  However, the reserve balance was suspended by the Board of Governors of the Federal Reserve System on March 15, 2020.  At December 31, 2020 there was no required reserve balance.  At December 31, 2019 the reserve balance amounted to approximately $7.2 million.

NOTE 3 – SECURITIES AVAILABLE FOR SALE

The amortized cost and fair value of securities available for sale are as follows:

	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

	(dollars in thousands)
December 31, 2020
U.S. government and agency securities	$14,745	$—	$(152)	$14,593
Municipal securities	149,203	4,736	(285)	153,654
Mortgage-backed securities	127,804	7,872	(298)	135,378
Corporate bonds	32,500	21	(10)	32,511
Asset-backed securities	16,664	55	(1)	16,718
	$340,916	$12,684	$(746)	$352,854
December 31, 2019
U.S. government and agency securities	$3,490	$—	$(32)	$3,458
U.S treasury securities	2,499	7	—	2,506
Mortgage-backed securities	149,302	3,633	(166)	152,769
	$155,291	$3,640	$(198)	$158,733

The amortized cost and fair value of securities at December 31, 2020 and 2019, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value

	(dollars in thousands)
December 31, 2020
Due in one year or less	$—	$—
Due from one to five years	—	—
Due from five to ten years	55,024	55,120
Due after ten years	141,424	145,638
Asset-backed securities	16,664	16,718
Mortgage-backed securities	127,804	135,378
	$340,916	$352,854
December 31, 2019
Due in one year or less	$2,499	$2,506
Due from one to five years	—	—
Due from five to ten years	3,490	3,458
Due after ten years	—	—
Mortgage-backed securities	149,302	152,769
	$155,291	$158,733

Proceeds from the sale of securities available for sale were $ 35.5 million and $29.4 million and the gross gain was $0.7 million $0.3 million for the year ended December 31, 2020 and December 31, 2019, respectively.  There were no securities available for sale sold at a loss during 2020 or 2019.

At December 31, 2020 and 2019 no securities were pledged to secure the FHLB advances besides FHLB stock of $5.8 million and $1.6 million, respectively. There were no securities pledged to secure the Federal Reserve Bank line of credit at December 31, 2020 and 2019; however, there were $23.0 million and $63.0 million of securities pledged to secure municipal customer deposits at December 31, 2020 and 2019, respectively.

The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2020 and 2019.

	Less Than 12 Months		12 Months or Greater		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

	(dollars in thousands)
December 31, 2020
U.S. government and agency securities	$12,217	$(134)	$2,376	$(18)	$14,593	$(152)
Municipal securities	30,849	(285)	—	—	30,849	(285)
Mortgage-backed securities	7,781	(298)	—	—	7,781	(298)
Corporate bonds	7,990	(10)	—	—	7,990	$(10)
Asset-backed securities	3,817	(1)	—	—	3,817	$(1)
	$62,654	$(728)	$2,376	$(18)	$65,030	$(746)
December 31, 2019
U.S. government and agency securities	$—	$—	$3,458	$(32)	$3,458	$(32)
Mortgage-backed securities	9,873	(41)	11,867	(125)	21,740	(166)
	$9,873	$(41)	$15,325	$(157)	$25,198	$(198)

The unrealized loss on the investments at December 31, 2020 and 2019 was due to normal fluctuations and pricing inefficiencies. The contractual terms of the investments do not permit the issuers to settle the securities at a price less than the amortized cost basis of the investment. Because the Company does not intend to sell the investments and it is not more-likely-than-not that the Company will be required to sell the investments before recovery of the amortized cost basis, which may be maturity, the Company did not consider these investments to be other-than-temporarily impaired at December 31, 2020 and 2019.

Other-Than-Temporary Impairment

The Company routinely conducts periodic reviews to identify and evaluate each investment security to determine whether an other-than-temporary impairment has occurred. There were no securities with material unrealized losses existing longer than 12 months, and no securities with unrealized losses which management believed were other-than-temporarily impaired, at December 31, 2020 or 2019.

At December 31, 2020, 26 debt securities with unrealized losses totaling 1.15% of the related securities; amortized cost basis. At December 31, 2019, 34 debt securities had unrealized losses with aggregate depreciation of 0.78% from the Company’s amortized cost basis.  These unrealized losses related principally to Government National Mortgage Association mortgage-backed and municipal debt securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports. Since none of the unrealized losses relate to deterioration in the underlying repayment sources and management has the indent and ability hold debt securities until maturity, the decline is not deemed to be other-than-temporary.

NOTE 4 – LOANS

The components of the loan portfolio were as follows:

	December 31,
	2020	2019

	(dollars in thousands)
Agricultural loans	$606,881	$659,725
Commercial real estate loans	235,969	235,936
Commercial loans	115,087	95,787
Residential real estate loans	38,084	43,958
Installment and consumer other	264	367
Total gross loans	996,285	1,035,773
Allowance for loan losses	(14,808)	(15,267)
Loans, net	$981,477	$1,020,506

Net unamortized deferred costs totaling $0.3 million and $0.6 million as of December 31, 2020 and 2019, respectively, are included in total gross loans above.

The following table presents the aging of the recorded investment in past due loans at December 31, 2020 and 2019:

	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total Past Due	Loans Not Past Due	Total Loans

	(dollars in thousands)
December 31, 2020
Agricultural loans	$47	$—	$5,041	$5,088	$601,793	$606,881
Commercial real estate loans	82	—	4,283	4,365	231,604	235,969
Commercial loans	—	—	96	96	114,991	115,087
Residential real estate loans	4	—	—	4	38,080	38,084
Installment and consumer other	—	—	—	—	264	264
Total	$133	$—	$9,420	$9,553	$986,732	$996,285

December 31, 2019
Agricultural loans	$1,489	$71	$4,974	$6,534	$653,191	$659,725
Commercial real estate loans	—	288	—	288	235,648	235,936
Commercial loans	—	28	228	256	95,531	95,787
Residential real estate loans	—	—	62	62	43,896	43,958
Installment and consumer other	—	—	—	—	367	367
Total	$1,489	$387	$5,264	$7,140	$1,028,633	$1,035,773

The following table lists information on nonaccrual, restructured, and certain past due loans:

	December 31,
	2020	2019

	(dollars in thousands)
Nonaccrual loans, 90 days or more past due	$9,420	$5,264
Nonaccrual loans 30-89 days past due	—	1,781
Nonaccrual loans, less than 30 days past due	32,204	23,923
Troubled debt restructured loans not on nonaccrual status	18,592	21,783
90 days or more past due and still accruing	—	—

The following table presents the recorded investment in nonaccrual loans and loans past due over 90 days on accrual by class of loan:

	December 31,
	2020	2019

	(dollars in thousands)
Agricultural loans	$35,067	$26,415
Commercial real estate loans	6,093	2,673
Commercial loans	405	1,818
Residential real estate loans	59	62
Total	$41,624	$30,968

The average recorded investment in total impaired loans for the years ended December 31, 2020 and 2019 amounted to approximately $69.1 million and $60.6 million, respectively.  Interest income recognized on total impaired loans for the years ended December 31, 2020 and 2019 amounted to approximately $5.6 million and $5.7 million, respectively. For nonaccrual loans included in impaired loans, the interest income that would have been recognized had those loans been performing in accordance with their original terms would have been approximately $3.4 million and $2.9 million for the years ended December 31, 2020 and 2019, respectively.

The following tables present loans individually evaluated for impairment by class of loans at December 31, 2020 and 2019:

	December 31, 2020
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated

	(dollars in thousands)
With no related allowance:
Agricultural loans	$20,245	$20,120	$—
Commercial real estate loans	288	288	—
Commercial loans	2,504	2,481	—
Residential real estate loans	61	59	—
	$23,098	$22,948	$—

With an allowance recorded
Agricultural loans	$47,971	$43,657	$3,504
Commercial real estate loans	8,245	6,790	672
Commercial loans	357	336	86
Residential real estate loans	—	—	—
	56,573	50,783	4,262
Total	$79,671	$73,731	$4,262

	December 31, 2019
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated

	(dollars in thousands)
With no related allowance:
Agricultural loans	$14,151	$14,131	$—
Commercial real estate loans	—	—	—
Commercial loans	—	—	—
Residential real estate loans	62	62	—
	$14,213	$14,193	$—

With an allowance recorded
Agricultural loans	$47,225	$44,702	$3,515
Commercial real estate loans	3,681	3,682	836
Commercial loans	2,155	1,862	1,238
Residential real estate loans	—	—	—
	53,061	50,246	5,589
Total	$67,274	$64,439	$5,589

Changes in the allowance for loan losses by portfolio segment were as follows:

	December 31, 2020
	Beginning Balance	Provision for Loan Losses	Loans Charged Off	Loan Recoveries	Ending Balance

	(dollars in thousands)
Agricultural loans	$11,737	$(901)	$—	$23	$10,859
Commercial real estate loans	1,913	3,357	(2,195)	64	3,139
Commercial loans	1,599	541	(1,336)	1	805
Residential real estate loans	15	(10)	—	—	5
Installment and consumer other	3	(3)	—	—	—
Total	$15,267	$2,984	$(3,531)	$88	$14,808

	December 31, 2019
	Beginning Balance	Provision for Loan Losses	Loans Charged Off	Loan Recoveries	Ending Balance

	(dollars in thousands)
Agricultural loans	$12,258	$(518)	$(61)	$58	$11,737
Commercial real estate loans	2,779	613	(3,585)	2,106	1,913
Commercial loans	1,414	364	(282)	103	1,599
Residential real estate loans	53	(38)	—	—	15
Installment and consumer other	1	2	—	—	3
Total	$16,505	$423	$(3,928)	$2,267	$15,267

The following tables present the balances in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method:

	December 31, 2020
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total

	(dollars in thousands)
Allowance for loan losses:
Agricultural loans	$3,504	$7,355	$10,859
Commercial real estate loans	672	2,467	3,139
Commercial loans	86	719	805
Residential real estate loans	—	5	5
Installment and consumer other	—	—	—
Total ending allowance for loan losses	4,262	10,546	14,808
Loans:
Agricultural loans	63,777	543,104	606,881
Commercial real estate loans	7,077	228,892	235,969
Commercial loans	2,818	112,269	115,087
Residential real estate loans	59	38,025	38,084
Installment and consumer other	—	264	264
Total loans	73,731	922,554	996,285
Net loans	$69,469	$912,008	$981,477

	December 31, 2019
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total

	(dollars in thousands)
Allowance for loan losses:
Agricultural loans	$3,515	$8,222	$11,737
Commercial real estate loans	836	1,077	1,913
Commercial loans	1,238	361	1,599
Residential real estate loans	—	15	15
Installment and consumer other	—	3	3
Total ending allowance for loan losses	5,589	9,678	15,267
Loans:
Agricultural loans	58,833	600,892	659,725
Commercial real estate loans	3,682	232,254	235,936
Commercial loans	1,862	93,925	95,787
Residential real estate loans	62	43,896	43,958
Installment and consumer other	—	367	367
Total loans	64,439	971,334	1,035,773
Net loans	$58,850	$961,656	$1,020,506

Troubled Debt Restructurings

The Company had allocated $3.8 million and $3.5 million of specific reserves for loans where terms have been modified in troubled debt restructurings at December 31, 2020 and 2019, respectively. The Company had no additional lending commitments at December 31, 2020 and 2019 to customers with outstanding loans that are classified as troubled debt restructurings.

A TDR on nonaccrual status is classified as a nonaccrual loan until evaluation supports reasonable assurance of repayment and recent performance according to the modified terms of the loan. Once this assurance is reached, the TDR is classified as an accruing loan.  At December 31, 2020, there were $47.7 million of TDR loans, of which $29.1 million were classified as nonaccrual and $18.6 million were classified as accruing, and there were $0.8 million unfunded commitments on these loans. At December 31, 2019, there were $41.0 million of TDR loans, of which $19.3 million were classified as nonaccrual and $21.7 million were classified as accruing. There were $0.3 million unfunded commitments on these loans.

The following table provides the number of loans modified in a troubled debt restructuring investment by class for the year ended December 31, 2020 and 2019:

	Year Ended December 31, 2020		Year Ended December 31, 2019
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment

	(dollars in thousands)
Troubled debt restructurings:
Agricultural loans	14	$9,460	42	$17,595
Commercial real estate loans	3	3,728	1	1,021
Commercial loans	—	—	4	1,115
Total	17	$13,188	47	$19,731

During the years ended December 31, 2020 and 2019, there were no loans modified as troubled debt restructurings within the previous 12 months that subsequently defaulted.

The following table provides the troubled debt restructurings for the year ended December 31, 2020 and 2019 grouped by type of concession:

	Year Ended December 31, 2020		Year Ended December 31, 2019
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment

	(dollars in thousands)
Agricultural loans
Payment concessions	1	$214	4	$844
Extension of interest-only payments	2	258	24	12,436
Combination of extension of term and interest rate concession	9	8,367	—	—
Rate concession	—	—	1	85
Capitalized interest	1	152	1	152
Term concession	1	469	12	4,078
Commercial real estate loans
Payment concessions	—	—	1	1,021
Extension of interest-only payments	3	3,728	—	—
Commercial loans
Payment concessions	—	—	2	69
Extension of interest-only payments	—	—	2	1,046
Total	17	$13,188	47	$19,731

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of the borrowers to service their debt, such as current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors. The Company analyzes agricultural, commercial, and commercial real estate loans individually by classifying the credits as to credit risk. The process of analyzing loans for changes in risk rating is ongoing through routine monitoring of the portfolio and annual internal credit reviews for credits with total exposure in excess of $1.0 million. The Company uses the following definitions for credit risk ratings:

Sound. Credits classified as sound show very good probability of ongoing ability to meet and/or exceed obligations.

Acceptable. Credits classified as acceptable show a good probability of ongoing ability to meet and/or exceed obligations.

Satisfactory. Credits classified as satisfactory show an average probability of ongoing ability to meet and/or exceed obligations.

Low Satisfactory. Credits classified as low satisfactory may have more inconsistent earnings but have a fair probability of ongoing ability to meet and/or exceed obligations.

Watch. Credits classified as watch show some questionable probability of ongoing ability to meet and/or exceed obligations.

Special Mention. Credits classified as special mention show potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loans or of the institution’s credit position at some future date.

Substandard – Performing.  Credits classified as substandard – performing generally have well-defined weaknesses. Collateral coverage is adequate, and the loans are not considered impaired.  Payments are being made and the loans are on accrual status.

Substandard - Impaired. Credits classified as substandard – impaired generally have well-defined weaknesses that jeopardize the repayment of the debt. They have a distinct possibility that a loss will be sustained if the deficiencies are not corrected.  Loans are considered impaired.  Loans are either exhibiting signs of delinquency or are on non-accrual.

Doubtful. Credits classified as doubtful have all the weaknesses inherent in those classified as substandard – impaired with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable.

The Company categorizes residential real estate, installment, and consumer other loans as satisfactory at the time of origination based on information obtained as to the ability of the borrower(s) to service their debt, such as current financial information, employment status and history, historical payment experience, credit scores and type and amount of collateral among other factors. The Company updates relevant information on these types of loans at the time of refinance, troubled debt restructuring or other indications of financial difficulty, downgrading as needed using the same category descriptions as for agricultural, commercial, and commercial real estate loans. In addition, the Company further considers current payment status as an indicator of which risk category to assign the borrower.

The greater the level of deteriorated risk as indicated by a loan’s assigned risk category, the greater the likelihood a loss will occur in the future.

Based on the most recent analysis performed by management, the risk category of loans by class of loans was as follows:

	As of December 31, 2020
	Sound/ Acceptable/ Satisfactory/ Low Satisfactory	Watch	Special Mention	Substandard Performing	Substandard Impaired	Total Loans

	(dollars in thousands)
Agricultural loans	$374,595	$155,546	$1,854	$34,452	$40,434	$606,881
Commercial real estate loans	200,208	26,266	—	3,402	6,093	235,969
Commercial loans	103,488	8,022	647	2,566	364	115,087
Residential real estate loans	37,758	267	—	—	59	38,084
Installment and consumer other	264	—	—	—	—	264
Total	$716,313	$190,101	$2,501	$40,420	$46,950	$996,285

	As of December 31, 2019 (1)
	Sound/ Acceptable/ Satisfactory/ Low Satisfactory	Watch	Special Mention	Substandard Performing	Substandard Impaired	Total Loans

	(dollars in thousands)
Agricultural loans	$388,184	$184,050	$9,239	$46,587	$31,665	$659,725
Commercial real estate loans	209,279	21,703	—	2,281	2,673	235,936
Commercial loans	83,141	10,091	—	737	1,818	95,787
Residential real estate loans	43,473	254	—	169	62	43,958
Installment and consumer other	367	—	—	—	—	367
Total	$724,444	$216,098	$9,239	$49,774	$36,218	$1,035,773

(1)	Performing troubled debt restructurings have been reclassified to be reflected in their internal risk rating category rather than Substandard Impaired as previously reported to conform with current year’s presentation.

NOTE 5 – PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

	December 31,		Estimated
	2020	2019	Useful Life

	(dollars in thousands)
Land	$1,965	$2,240	N/A
Construction in process	2,456	1,319	N/A
Bank premises	9,373	10,038	35-40 years
Leasehold improvements	1,643	44	5-39 years
Furniture, fixtures, and equipment	5,165	6,110	3-7 years
	20,602	19,751
Accumulated depreciation and amortization	(5,704)	(6,148)
	$14,898	$13,603

Depreciation and amortization expense charged to operations for the years ended December 31, 2020 and 2019 totaled $1.3 million and $1.4 million, respectively.

NOTE 6 – LOAN SERVICING RIGHTS

Loans serviced for others are not included in the accompanying consolidated balance sheets. The risks inherent in servicing assets relate primarily to changes in payment patterns that result from shifts in interest rates. The unpaid principal balances of mortgage and other loans serviced for others were approximately $812.6 million and $751.7 million at December 31, 2020 and 2019, respectively.  All sales of loans are executed on a servicing retained basis.  The standard loan sale agreement provides the Company with a “servicing spread” paid from a portion of the interest cash flow of the loan.  Industry practice recognizes adequate compensation for SBA and FSA loans to be 1.0% and 2.0% respectively.  Loans sold with servicing spread that is greater than or equal to adequate compensation are recognized as a servicing asset, while loans with a servicing spread less than adequate compensation are recognized as a servicing liability.  Loans with a servicing fee significantly above an amount that would fairly compensate a substitute servicer are reported as “Other Borrowings” on the consolidated balance sheet.

The fair value of servicing rights is highly sensitive to changes in underlying assumptions.  The Company’s portfolio of loan serviced for others is mostly comprised of fixed rate loans. Generally, as market interest rates rise, prepayments on fixed rate loans decrease due to a decline in refinancing activity, which results in an increase in the fair value of servicing rights. However, due to the cross-collateralization of loans in the portfolio and the government guarantee programs under which many of the loans were originated, prepayments on the portfolio tend to be muted in comparison to those of other types of loans, such as mortgage loans. Measurement of fair value is limited to the conditions existing and the assumptions used as of a particular point in time, and those assumptions may not be appropriate at a different time.

Loan servicing fee income is recorded on the consolidated statements of operations for fees earned for servicing loans.  The fees are based on the contractual percentage of the outstanding principal and are recorded as income when earned.

The fair value of servicing rights at December 31, 2020 was $18.4 million and was determined using an assumed discount rate of 14.3% and a weighted average run-off rate of 6.16%, primarily ranging from 6.04% to 7.75%.  The fair value of servicing rights at December 31, 2019 was $15.9 million and was determined using a discount rate of 14.0% and weighted average prepayment speed of 7.33%, ranging from 5.00% to 10.00%, depending upon the stratification of the specific right, and nominal credit losses.

Changes to the fair value are also reported in loan servicing fees within the consolidated statements of operations.

The following tables summarize servicing rights capitalized for the years ending December 31, 2020 and 2019, along with the aggregate activity in related valuation allowance for the year ended December 31, 2019.  The year ended December 31, 2020 is presented at fair value, and the year ended December 31, 2019 is presented using the amortized cost method.

For the Year Ended December 31, 2020
(dollars in thousands)
Balance, December 31, 2019	$12,509
Impact of cumulative effect of change in accounting principle	3,412
Balance, January 1, 2020	$15,921
Additions, net	4,707
Fair value changes:
Decay due to increases in principal paydowns or runoff	(3,330)
Due to changes in valuation inputs or assumptions	1,098
Balance, December 31, 2020	$18,396

For the Year Ended December 31, 2019
(dollars in thousands)
Balance, December 31, 2018	$9,047
Additions related to new loans	6,539
Impairment due to prepayment	(757)
Amortization of existing asset	(2,320)
Balance, December 31, 2019	$12,509

NOTE 7 – GOODWILL AND CORE DEPOSIT INTANGIBLE

During the first quarter of 2020, goodwill was evaluated for impairment due to economic disruption and unknown growth and credit risk related to the COVID-19 pandemic.  Three valuation models were weighted and evaluated: discounted cash flow model (60%), guideline public company method (30%) and transaction method (10%).  The transaction method was weighted the lowest as the identified transactions happened prior to the COVID-19 pandemic and could not be relied upon as comparable values as of March 31, 2020.  More weighting was put toward cash flows as management believes the value of the Company is still tied to overall earnings.  For the discounted cash flow method, the analysis discounted projected earnings by 14.5% based on an evaluation of required returns for similar public companies adjusted for an expected size and company-specific premium.  Through this evaluation, it was determined that as of March 31, 2020, the fair value of the Company did not exceed the current carrying value by an amount in excess of the carrying amount of the goodwill; therefore, the goodwill was deemed to be impaired.

Goodwill:  Goodwill resulted from the acquisition of Fox River Valley on May 13, 2016.  Goodwill was fully impaired and had no carrying valued at December 31, 2020.  There was no impairment to goodwill as of December 31, 2019.

Core deposit intangible: Core deposit intangible, primarily related to acquired customer relationships, is amortized over its estimated finite life.  There was no impairment charge to core deposit intangible for the year ended December 31, 2020 and 2019.  The core deposit intangible related to the Fox River Valley acquisition is as follows:

	December 31,
	2020	2019

	(dollars in thousands)
Core deposit intangible:
Gross carrying amount	$1,801	$1,801
Accumulated amortization	(1,747)	(1,576)
Net book value	$54	$225

NOTE 8 – OTHER REAL ESTATE OWNED

Changes in other real estate owned were as follows:

	For the Year Ended December 31,
	2020	2019

	(dollars in thousands)
Balance, beginning of period	$5,521	$6,568
Assets foreclosed	768	6,315
Write-down of other real estate owned	(1,508)	(626)
Net gain on sales of other real estate owned	313	40
Proceeds from sale of other real estate owned	(4,017)	(6,776)
Balance, end of period	$1,077	$5,521

Income (expenses) attributable to other real estate owned include the following:

	For the Year Ended December 31,
	2020	2019

	(dollars in thousands)
Net gain on sales of other real estate owned	$313	$40
Write-down of other real estate owned	(1,508)	(626)
Operating expenses, net of rental income	(227)	(162)
	$(1,422)	$(748)

NOTE 9 – DEPOSITS

Deposits are summarized as follows:

	December 31,
	2020	2019

	(dollars in thousands)
Non-interest-bearing	$163,202	$138,489
NOW and interest checking	96,624	67,805
Savings	7,367	6,395
Money market accounts	344,250	247,828
Certificates of deposit	304,580	375,100
National time deposits	44,347	99,485
Brokered deposits	80,456	166,340
Total deposits	$1,040,826	$1,101,442

Certificates of deposit in amounts of more than $250,000 at December 31, 2020 and 2019 were approximately $153.4 million and $240.6 million, respectively.

The scheduled maturities of certificates of deposit were as follows:

	December 31,
	2020	2019

	(dollars in thousands)
1 year or less	$262,138	$378,098
1 to 2 years	83,511	161,251
2 to 3 years	39,182	50,736
3 to 4 years	19,809	26,321
Over 4 years	14,669	14,394
	$419,309	$630,800

NOTE 10 – ADVANCES FROM FHLB AND OTHER BORROWINGS

The Bank had advances outstanding from the FHLB in the amount of $129.0 million and $44.4 million on December 31, 2020 and 2019, respectively. These advances, rates, and maturities were as follows:

			Amount outstanding as of December 31,
	Maturity	Rate	2020	2019
			(dollars in thousands)
Loan Type
Fixed rate, fixed term	02/20/2020	1.71%	—	5,000
Fixed rate, fixed term	07/16/2020	1.85%	—	800
Fixed rate, fixed term	08/25/2020	1.84%	—	3,000
Fixed rate, fixed term	08/27/2020	1.88%	—	5,000
Fixed rate, fixed term	12/30/2020	2.09%	—	4,000
Fixed rate, fixed term	12/31/2020	1.94%	—	600
Fixed rate, fixed term	01/04/2021	0.23%	29,000	—
Fixed rate, fixed term	04/12/2021	1.92%	8,000	8,000
Fixed rate, fixed term	05/03/2021	0.00%	4,000	—
Fixed rate, fixed term	06/15/2021	1.39%	5,000	5,000
Fixed rate, fixed term	08/16/2021	2.29%	3,000	3,000
Fixed rate, fixed term	12/30/2021	2.29%	2,000	2,000
Fixed rate, fixed term	03/18/2022	1.03%	15,000	—
Fixed rate, fixed term	03/25/2022	0.75%	10,000	—
Fixed rate, fixed term	11/16/2022	0.38%	20,000	—
Fixed rate, putable, no call 2 years	01/12/2023	2.03%	8,000	8,000
Fixed rate, fixed term	03/23/2023	1.26%	10,000	—
Fixed rate, fixed term	03/27/2023	0.82%	15,000	—
			$129,000	$44,400

The terms of security agreements with the FHLB require the Bank to pledge collateral for its borrowings. The collateral consists of qualifying first mortgage loans and stock of the FHLB.  At December 31, 2020 and 2019, the Bank had pledged qualifying mortgage loans of $367.6 million and $393.7 million, respectively.  At December 31, 2020, we had $29.0 million of overnight advances with FHLB that is included in total amount outstanding.  We did not have overnight advances with the FHLB at December 31, 2019.

The Bank had no irrevocable letters of credit with the FHLB as of December 31, 2020 and 2019.

As of December 31, 2020 and 2019, the Bank also had a line-of-credit available with the Federal Reserve Bank of Chicago.  Borrowings under this line of credit are limited by the amount collateral pledged by the Company, which totaled $111.5 million and $127.3 million in loans at December 31, 2020 and December 31, 2019, respectively.  The borrowings available to the Company were $83.3 million and $96.0 million, as of December 31, 2020 and December 31, 2019, respectively.  There were no outstanding advances included in other borrowings at December 31, 2020 or 2019, respectively.

As of December 31, 2019, the Company had an unsecured credit agreement with U.S. Bank, National Association for a $10.0 million revolving line-of-credit with an interest rate equal to the one-month LIBOR rate plus 2.25%.  The line also bears a non-usage fee of 0.275% per annum.  The non-usage fee for year ended December 31, 2019 was $22 thousand.  The line did not have an outstanding balance as of December 31, 2019.  The line of credit expired on September 30, 2020 and was not renewed.

Other borrowings consist of a financing lease for a branch location and sold loans that do not qualify for sale accounting treatment and are recorded as financing transactions as the Bank maintains effective control over the transferred loans.

During 2020, the Company largely funded the Small Business Administration’s Paycheck Protection Program (“PPP”) loans through the Federal Reserve’s PPP Liquidity Facility, which allowed for 12-month advances collateralized by PPP loans at an interest rate of 0.35%.  The balance of these advances was $47.5 million at December 31, 2020 and was secured by PPP loans of the same amount.

The following table sets forth information concerning balances and interest rates on other borrowings as of the dates and for the periods indicated:

	December 31,
	2020	2019

	(dollars in thousands)
Balance outstanding at end of period	$49,006	$794
Average amount outstanding during the period	61,483	800
Maximum amount outstanding at any month end	93,709	1,412
Weighted average interest rate during the period	0.42%	4.60%
Weighted average interest rate at end of period	0.39%	4.51%

NOTE 11 – SUBORDINATED DEBENTURES

The following table is a summary of the carrying values, including unamortized issuance costs, of the Company’s subordinated debt as of the dates indicated:

	As of December 31, 2020					As of December 31, 2019
	Balance Outstanding	Interest Rate	Interest Reset Date	Call Date	Maturity Date	Balance Outstanding

	(dollars in thousands)
Junior subordinated notes issued to County Bancorp Statutory Trust II (1)(2)	$6,186	1.75%	03/15/2021	N/A	09/15/2035	$6,186
Junior subordinated notes issued to County Bancorp Statutory Trust III (1)(3)	6,186	1.91%	03/15/2021	N/A	06/15/2036	6,186
Junior subordinated notes issued to Fox River Valley Capital Trust I (4)	3,336	6.40%	11/30/2023	N/A	05/30/2033	3,279
5.875% Fixed-to-Floating rate subordinated notes (5)	29,545	5.875%	06/01/2023	06/01/2023	06/01/2028	29,207
7.00% Fixed-to-Floating rate subordinated notes (6)	21,858	7.00%	06/30/2025	06/30/2025	06/30/2030	—
	$67,111					$44,858

(1)	The company formed wholly owned subsidiary business trusts County Bancorp Statutory Trust II (“Trust II”) and County Bancorp Statutory Trust III (“Trust III”) (together, the “Trusts”), which are both Delaware statutory trusts. The Company owns all of the outstanding common securities of Trust II and Trust III, which qualify as Tier 1 capital for regulatory purposes. The Trusts used the proceeds from the issuance of their capital securities to buy floating rate junior subordinated deferrable interest debentures (“debentures”) issued by the Company. These debentures are the Trusts’ only assets, and interest payments from these debentures finance the distributions paid on the capital securities. These debentures are unsecured, rank junior, and are subordinate in the right of payment to all senior debt of the Company.

(2)	The debentures issued to Trust II bear an interest rate of three-month LIBOR plus 1.53% through maturity.

(3)	The debentures issued to Trust III bear an interest rate of three-month LIBOR plus 1.69% through maturity.

(4)	In connection with the merger with Fox River Valley, the Company acquired all of the common securities of Fox River Valley’s wholly-owned subsidiary, Fox River Valley Capital Trust I, a Delaware statutory trust (the “FRV Trust I”), which qualify as Tier 1 capital for regulatory purposes. The debentures of the Company owned by FRV Trust I carry an interest rate equal to 5-year LIBOR plus 3.40%, which resets every five years.

(5)	The notes bear interest at a fixed rate of 5.875% per year, from and including May 30, 2018 to, but excluding, June 1, 2023. From and including June 1, 2023 to, but excluding, the maturity date or early redemption date, the interest rate will reset quarterly at a variable rate equal to the then current 3-month LIBOR plus 2.88%. The notes qualify as Tier II capital of the Company. Debt issuance costs of $0.9 million are being amortized over the life of the notes.

(6)	The notes bear interest at a fixed rate of 7.00% per year, from and including June 30, 2020 to, but excluding, June 30, 2025. From and including June 30, 2025 to, but excluding, the maturity date or early redemption date, the interest rate will reset quarterly at a variable rate equal to the then current three-month term secured overnight financing rate (SOFR) plus 687.5 basis points. The notes qualify as Tier II capital of the Company. The Company incurred $0.6 million of costs related to the issuance of the notes. These costs have been capitalized and are being amortized over the life of the notes.

NOTE 12 – PREFERRED STOCK

The Company has 15,000 shares of non-cumulative, nonparticipating preferred stock authorized with a $1,000 per share stated value.  This preferred stock pays a quarterly dividend at a variable rate equivalent to the prime rate plus fifty basis points with a minimum dividend of 4.0%.  The variable rate at December 31, 2020 was 4.0%.  There were 8,000 shares issued and outstanding at both December 31, 2020 and 2019.

NOTE 13 – INCOME TAXES

Allocation of income tax expense between current and deferred portions consisted of the following:

	December 31,
	2020	2019

	(dollars in thousands)
Current
Federal income tax	$1,219	$1,766
State income tax	199	1,449
Total current	1,418	3,215
Deferred income tax expense	1,700	1,401
Total income tax expense	$3,118	$4,616

The reasons for the difference between income tax expense and the amount computed by applying the statutory tax rates to income before taxes were as follows:

	December 31,
	2020	2019

	(dollars in thousands)
Statutory federal tax rate	21%	21%
Income tax at statutory federal rate	$1,805	$4,425
Increase (reduction) resulting from:
State income taxes, net of federal income tax benefit	858	1,319
Tax exempt interest	(153)	(119)
Increase in cash surrender value	(160)	(100)
Goodwill impairment	1,058	—
Historical tax credit	—	(1,465)
Other	(290)	556
Income tax expense	$3,118	$4,616
Effective tax rate	36%	22%

The components of the net deferred tax asset were as follows:

	December 31,
	2020	2019

	(dollars in thousands)
Deferred tax assets:
Management salary continuation accrued	$585	$571
Allowance for loan losses	4,034	4,159
Deferred compensation	1,050	842
Other real estate owned	475	265
Net operating loss	1,098	1,282
Interest rate swap contracts	525	266
Other	63	63
Total deferred tax assets	$7,830	$7,448
Deferred tax liabilities
Loan servicing rights	5,011	3,407
Deferred loan costs	378	220
Depreciation and amortization	1,100	1,034
FHLB stock dividend	21	21
Available for sale investment securities	3,251	878
Other	371	435
Total deferred tax liabilities	$10,132	$5,995
Net deferred tax assets	$(2,302)	$1,453

The Company has federal net operating loss carryforwards of approximately $2.9 million as of December 31, 2020.  These losses begin to expire in 2035.  The Company also has state net operating loss carryforwards totaling approximately $7.7 million as of December 31, 2020 which begin to expire in 2032.  These net operating loss carryforwards may be applied against future taxable income.

NOTE 14 – OFF-BALANCE SHEET ACTIVITIES

Credit-Related Financial Instruments

The Bank is a party to credit-related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Bank’s exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments as it does for on-balance sheet instruments.

Financial instruments with contract amounts representing credit risk as of December 31, 2020 and 2019 were as follows:

	December 31,
	2020	2019

	(dollars in thousands)
Commitments to extend credit and unused lines of credit, including unused credit card lines	$239,159	$171,101
Standby letters of credit	3,948	3,930

Commitments to extend credit are agreements to lend funds to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Bank, is based on management’s credit evaluation of the customer.

Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are usually collateralized and contain a specified maturity date and may not be drawn upon to the total extent to which the Bank is committed.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the payment or the performance of a Bank customer to a third party. Both standby and performance letters of credit are generally issued for terms of one to four years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds collateral supporting these commitments.

NOTE 15 – HEDGING ACTIVITIES

On June 15, 2018, the Company executed an interest rate swap to manage interest rate risk on two sets of its trust preferred securities. This derivative contract involves the receipt of floating rate interest from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreement, without the exchange of the underlying notional value. This instrument is designated as a cash flow hedge as the receipt of floating rate interest from the counterparty is used to manage interest rate risk associated with fluctuations in the three-month LIBOR interest rate. The change in the fair value of this hedging instrument is recorded in accumulated other comprehensive income and is subsequently reclassified into earnings in the period that the hedged transaction affects earnings.

As of December 31, 2020, the Company had two outstanding interest rate swaps designated as a cash flow hedge each with an aggregate notional value of $6.0 million. Both interest rate swaps mature on June 15, 2028. A pre-tax unrealized loss of $0.9 million and $0.8 million was recognized in other comprehensive income for the years ended December 31, 2020 and December 31, 2019, respectively, and there was no ineffective portion of this hedge.

The Company is exposed to credit risk in the event of nonperformance by the interest rate swap’s counterparty. The Company minimizes this risk by entering into derivative contracts with only large, stable financial institutions, and the Company has not experienced, and does not expect, any losses from counterparty nonperformance on the interest rate swaps. The Company monitors counterparty risk in accordance with the provisions of FASB ASC 815. In addition, the interest rate swap agreements contain language outlining collateral-pledging requirements for each counterparty.  Collateral must be posted when the market value exceeds certain threshold limits. Derivative contracts are executed with a Credit Support Annex, which is a bilateral ratings-sensitive agreement that requires collateral postings at established credit threshold levels. These agreements protect the interests of the Company and its counterparties should either party suffer a credit rating deterioration. The Company pledged $2.4 million and $1.6 million of cash as collateral to the counterparty as of December 31, 2020 and December 31, 2019, respectively.

NOTE 16 – EMPLOYEE BENEFIT PLANS

The Company has a 401(k) plan covering substantially all employees. As of January 1, 2020, all employees are eligible to receive safe harbor matching contributions equal to 4.0% of qualifying compensation as well as additional contributions at the discretion of the board of directors. For the year ended December 31, 2020, the Company’s contributions are based only upon the discretion of the board of directors; for 2019 and prior years, the plan did not provide for a safe harbor matching contribution. Total expense was $1.1 million and $0.8 million for the years ended December 31, 2020 and 2019, respectively.

On May 1, 2006, the Company entered into salary continuation agreements with five key employees. Under these agreements, the key employees will receive $60,000 per year beginning on the later of attaining age 65 or their separation from service and continuing for 15 years.  During 2011, the Company entered into a salary continuation agreement with an additional key employee. Under this agreement, the key employee will receive an amount ranging between $36,000 and $60,000 annually, depending on the employee’s age at separation, commencing upon retirement and continuing for 15 years.  Each of these agreements allow for early retirement opportunities or modifications that may reduce the annual payment.

As of December 31, 2020 and 2019, the Company had accrued $2.1 million and $2.1 million, respectively, in conjunction with these salary continuation agreements.  The payouts under these agreements for the years ending December 31, 2020 and 2019 were $0.1 million in each year.

NOTE 17 – EQUITY INCENTIVE PLAN

In 2016, the Company’s shareholders approved the Company’s 2016 Equity Incentive Compensation Plan (the “Plan”).  Under the Plan, the Company may grant options and stock awards to its directors, officers and employees for shares of the Company’s common stock. Both qualified and non-qualified stock options, stock appreciation rights, restricted stock, and restricted stock units may be granted and issued, respectively, under the Plan.  As of December 31, 2020, 46,637 shares remained available under the Plan.

The exercise price of options is no less than the market price of the Company’s stock on the date of grant and an option’s maximum term is ten years. Vesting periods for options and stock awards range from one to five years from the date of grant.

The Company grants restricted stock awards and restricted stock units to certain members of management and directors.  The shares and units have a grant date fair value equal to the company’s stock’s Nasdaq Official Closing Price on the grant date.

The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions:

	December 31,
	2020	2019
Risk-free interest rates	0.59%-1.73%	1.42%-2.56%
Dividend yields	0.76-1.85%	0.76%-1.59%
Expected volatility	33.00%	34.00%
Weighted-average expected life of options	7.00 years	7.00 years

The expected volatility is based on historical volatility. The risk-free interest rates are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on historical exercise experience. The dividend yield assumption is based on the Company’s history of declaring dividends on its common stock.

The activity of the Company’s outstanding stock options for the years ended December 31, 2020 and 2019 were as follows:

	December 31, 2020			December 31, 2019
	Number of Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value (1)	Number of Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value (1)

	(dollars in thousands except option and per share data)
Outstanding, beginning of year	214,904	$18.94		208,988	$18.15
Granted	62,398	19.52		30,495	19.91
Exercised	(27,635)	12.94		(21,224)	12.47
Forfeited/expired	—	—		(3,355)	19.88
Outstanding, end of period	249,667	$19.75	$797	214,904	$18.94	$2,405
Options exercisable at period-end	160,274	$19.60	$535	164,083	$17.96	$2,023
Weighted-average fair value of options granted during the period (2)		$5.74			$6.86

(1)	The aggregate intrinsic value of a stock option in the table above represents the total pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by the option holders had all option holders exercised their options on December 31, 2020 and 2019. This amount changes based on changes in the market value of the Company’s stock.

(2)	The fair value (present value of the estimated future benefit to the option holder) of each option grant is estimated on the date of grant using the Black-Scholes option pricing model.

Information pertaining to options outstanding at December 31, 2020 and 2019 was as follows:

	December 31, 2020
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$12.00	5,000	0.09 Years	$12.00	5,000	0.09 Years	$12.00
13.02-14.83	32,250	2.66 Years	13.83	32,250	2.66 Years	13.83
15.12-16.41	4,831	9.22 Years	15.53	—	N/A	—
17.14-19.88	144,125	6.65 Years	19.00	84,029	4.94 Years	19.52
20.92-24.98	22,089	7.85 Years	22.30	12,742	7.02 Years	23.39
25.24-27.31	41,372	7.36 Years	26.49	26,253	6.70 Years	26.52
Outstanding, end of period	249,667		$19.75	160,274		$19.60

	December 31, 2019
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$12.00	26,400	1.02 Years	$12.00	26,400	1.02 Years	$12.00
13.02-14.83	36,220	3.70 Years	13.88	36,220	3.70 Years	13.88
17.15-19.88	100,060	6.42 Years	19.28	78,178	5.62 Years	19.68
20.92-24.98	20,291	8.59 Years	23.42	7,672	7.23 Years	22.82
25.24-27.31	31,933	7.85 Years	26.49	15,613	7.60 Years	26.54
Outstanding, end of period	214,904		$18.94	164,083		$17.96

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested options, December 31, 2018	49,532	$7.86
Granted	30,495	6.86
Vested	(27,528)	6.94
Forfeited/exercised	(1,678)	4.88
Nonvested options, December 31, 2019	50,821	$7.86
Granted	62,398	5.74
Vested	(23,826)	8.31
Forfeited/exercised	—	—
Nonvested options, December 31, 2020	89,393	$6.26

Activity in restricted stock awards and restricted stock units during 2020 and 2019 was as follows:

	December 31, 2020
	Restricted Stock Awards	Weighted Average Grant Price
Outstanding, beginning of year	12,896	$22.75
Granted	—	—
Vested	(6,597)	20.57
Forfeited/expired	—	—
Outstanding, end of period	6,299	$24.80

	December 31, 2019
	Restricted Stock Awards (1)	Weighted Average Grant Price
Outstanding, beginning of year	28,701	$21.02
Granted	—	—
Vested	(15,579)	19.50
Forfeited/expired	(226)	27.15
Outstanding, end of period	12,896	$22.75

	December 31, 2020
	Restricted Stock Units	Weighted Average Grant Price
Outstanding, beginning of year	32,125	$19.80
Granted	50,410	19.11
Issued	(15,679)	19.27
Forfeited/expired	—	—
Outstanding, end of period	66,856	$19.38

	December 31, 2019
	Restricted Stock Units (1)	Weighted Average Grant Price
Outstanding, beginning of year	11,772	$25.53
Granted	24,382	17.54
Issued	(3,654)	27.42
Forfeited/expired	(375)	18.11
Outstanding, end of period	32,125	$19.80

(1)	2019 amounts have been reclassified in include restricted stock awards and units for individuals that have reached retirement age as defined by the Plan. Previously, these were considered vested and removed from the schedule; however, the Plan only accelerates the vesting of these options if the participant leaves employment

For the years ended December 31, 2020 and 2019, share-based compensation expense, including options, restricted stock awards, and restricted stock units, applicable to the Plan was $0.9 million and $0.7 million, respectively, and the recognized tax benefit related to this expense was $0.2 million and $0.2 million, respectively.

As of December 31, 2020, unrecognized share-based compensation expense related to nonvested options and restricted stock amounted to $0.9 million and is expected to be recognized over a weighted average period of 1.66 years.

NOTE 18 – REGULATORY MATTERS

The Company (on a consolidated basis) and Bank are each subject to various regulatory capital requirements administered by the federal and state banking agencies.  The Basel III Capital Rules, a comprehensive capital framework for U.S. banking organizations, includes quantitative measures designed to ensure capital adequacy.  The Basel III Rules designed the capital conservation buffer to absorb losses during periods of economic stress and effectively increases the minimum required risk-weighted capital ratios.  The Basel III rules require the Company and the Bank to maintain (set forth in the table below):

(i)	Tier 1 Common Equity ratio to risk weighted assets minimum of 4.50% plus a 2.50% “capital conservation buffer” (effectively resulting in minimum Tier 1 Common Equity ratio of 7.00%)

(ii)	Tier 1 Capital ratio to risk weighted assets minimum of 6.00% plus the capital conservation buffer (effectively resulting in a minimum Tier 1 Capital to risk-based capital ratio of 8.50%)

(iii)	Total Capital ratio to risk weighted assets minimum of 8.00% plus the capital conservation buffer (effectively resulting in a minimum Total Capital to risk weighted assets ratio of 10.50%)

(iv)	Tier 1 Leverage Capital ratio minimum of 4.00%.

Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action (applicable only to the Bank), the Company and Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.  Management believed, as of December 31, 2020 and 2019, that the Company and Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2020, the most recent notification from the banking regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There were no conditions or events since the notification that management believes have changed the Bank’s category.

The Company’s and Bank’s actual capital amounts and ratios are presented in the following table:

	Actual		Minimum For Capital Adequacy Purposes (including the capital conservation buffer):		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(dollars in thousands)
December 31, 2020
Total Capital (to risk weighted assets):
Company	246,275	19.50%	132,603	10.50%	Not applicable
Bank	211,864	16.83%	132,174	10.50%	$125,880	10.00%
Tier 1 Capital (to risk weighted assets):
Company	180,135	14.26%	107,345	8.50%	Not applicable
Bank	197,056	15.65%	106,998	8.50%	100,704	8.00%
Tier 1 Capital (to average assets):
Company	180,135	13.01%	55,403	4.00%	Not applicable
Bank	197,056	14.06%	56,047	4.00%	70,059	5.00%
Tier 1 Common Equity (to risk weighted assets):
Company	156,427	12.39%	88,402	7.00%	Not applicable
Bank	197,056	15.65%	88,116	7.00%	81,822	6.50%

December 31, 2019
Total Capital (to risk weighted assets):
Company	225,094	19.41%	121,746	10.50%	Not applicable
Bank	216,198	18.70%	121,396	10.50%	$115,615	10.00%
Tier 1 Capital (to risk weighted assets):
Company	180,620	15.58%	98,557	8.50%	Not applicable
Bank	201,735	17.45%	98,273	8.50%	92,492	8.00%
Tier 1 Capital (to average assets):
Company	180,620	12.42%	58,182	4.00%	Not applicable
Bank	201,735	14.68%	54,962	4.00%	68,702	5.00%
Tier 1 Common Equity (to risk weighted assets):
Company	156,969	13.54%	81,164	7.00%	Not applicable
Bank	201,735	17.45%	80,930	7.00%	75,150	6.50%

NOTE 19 – RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has granted loans to principal officers and directors and their affiliates.

Activity consisted of the following:

	December 31,
	2020	2019

	(dollars in thousands)
Balance, beginning of period	$4,074	$5,637
New loans	709	2,174
Repayments	(2,622)	(3,737)
Balance, end of period	$2,161	$4,074

Deposits from related parties held by the Bank at December 31, 2020 and 2019 amounted to $4.8 million and $6.0 million, respectively.

NOTE 20 – FAIR VALUE MEASUREMENTS

Determination of Fair Value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The fair value of a financial instrument is the price that would be received for the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

Guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is considered a reasonable point within the range that is most representative of fair value under current market conditions.

Fair Value Hierarchy

The Company groups its financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1—Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2—Valuation is based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3—Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following methods and assumptions were used by the Company in estimating the fair value of financial instruments:

Cash and Cash Equivalents and Interest Earning Deposits in Banks

The carrying amounts of cash and cash equivalents approximate fair values based on the short-term nature of the assets.

Fair values of interest bearing deposits in banks are estimated using discounted cash flow analyses based on current rates for similar types of deposits.

Securities Available for Sale

Where quoted prices are available in an active market, the Company classifies the securities within Level 1 of the valuation hierarchy. Securities are defined as both long and short positions. Level 1 securities include highly liquid government bonds and exchange-traded equities.

If quoted market prices are not available, the Company estimates fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes and credit spreads.

Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include U.S. government and agency securities, corporate bonds and other securities. Mortgage-backed securities that are included in Level 2 if observable inputs are available. In certain cases where there is limited activity or less transparency around inputs to the valuation, the Company classifies those securities in Level 3.

Loans

For variable-rate loans that reprice frequently and that have no significant change in credit risk, carrying values approximate fair value. Fair values for certain mortgage loans (e.g., one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for other loans (e.g., commercial and agricultural loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values adjusted for selling costs , where applicable.

Loans Held for Sale

The carrying value of loans held for sale generally approximates fair value based on the short-term nature of the assets. If management identifies a loan held for sale that will ultimately sell at a value less than its carrying value, it is recorded at the estimated value.

Loan Servicing Rights

Fair value is based on a discounted cash flow model based on estimates of future net servicing income.

Other Real Estate Owned

Property recognized as other real estate owned is initially recorded at fair value. Subsequently, other real estate owned is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral, or management’s estimation of the value of the collateral reduced for estimated selling costs. Due to the significance of the unobservable inputs, all other real estate owned is classified as Level 3.

Deposits

The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Other Borrowings

The carrying amounts of federal funds purchased, other borrowings and other short-term borrowings maturing within ninety days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on current market rates for similar types of borrowing arrangements.

Advances from FHLB

Current market rates for debt with similar terms and remaining maturities are used to estimate fair value of existing debt. Fair values are estimated using discounted cash flow analyses based on current market rates for similar types of borrowing arrangements.

Subordinated Debentures

The carrying amounts approximate fair value.

Hedging Activities

Interest rate swap agreements are measured at fair value on a recurring basis.  We measure fair value utilizing models that use primarily market observable inputs, such as forecasted yield curves.

Accrued Interest

The carrying amounts approximate fair value.

Commitments to Extend Credit and Standby Letters of Credit

As of December 31, 2020 and 2019, the carrying and fair values of commitments to extend credit and standby letters of credit are not considered significant.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value

	(dollars in thousands)
December 31, 2020
Assets
Securities available for sale:
U.S. government and agency securities	$—	$14,593	$—	$14,593
Municipal securities	—	153,654	—	153,654
Mortgage-backed securities	—	135,378	—	135,378
Corporate bonds	—	32,511	—	32,511
Asset-backed securities	—	16,718	—	16,718
Loan servicing rights (1)	—	—	18,396	18,396
Total assets at fair value	$—	$352,854	$18,396	$371,250
Liabilities
Derivative instruments, interest rate swaps	$—	$1,914	$—	$1,914
December 31, 2019
Assets
Securities available for sale:
U.S. government and agency securities	$—	$3,458	$—	$3,458
U.S treasury securities	—	2,506	—	2,506
Mortgage-backed securities	—	152,769	—	152,769
Total assets at fair value	$—	$158,733	$—	$158,733
Liabilities
Derivative instruments, interest rate swaps	$—	$972	$—	$972
(1)	See Note 6 for quantitative information on the significant inputs and a rollforward of activity related to the loan servicing rights

Assets Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, they are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The following table presents the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy for which a nonrecurring change in fair value has been recorded:

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs

	(dollars in thousands)
December 31, 2020
Impaired loans	$—	$—	$46,521
Other real estate owned	—	—	1,077
Total assets at fair value	$—	$—	$47,598
December 31, 2019
Impaired loans	$—	$—	$44,657
Other real estate owned	—	—	5,521
Total assets at fair value	$—	$—	$50,178

The significant inputs used in the fair value measurements for Level 3 assets measured at fair value on a nonrecurring basis are as follows:

December 31, 2020
	Valuation Techniques	Unobservable Inputs	Range (Average)
Impaired loans	Evaluation of collateral	Estimation of value	NM*
Other real estate owned	Appraisal	Appraisal adjustment	6%-9% (7%)

December 31, 2019
	Valuation Techniques	Unobservable Inputs	Range (Average)
Impaired loans	Evaluation of collateral	Estimation of value	NM*
Other real estate owned	Appraisal	Appraisal adjustment	5%-64% (29%)

*	Not Meaningful. Evaluations of the underlying assets are completed for each impaired loan with a specific reserve. The types of collateral vary widely and could include accounts receivables, inventory, a variety of equipment and real estate. Collateral evaluations are reviewed and discounted as appropriate based on knowledge of the specific type of collateral. In the case of real estate, an independent appraisal may be obtained. Types of discounts considered include aging of receivables, condition of the collateral, potential market for the collateral, and estimated disposal costs. These discounts will vary from loan to loan, thus providing a range would not be meaningful.

Impaired Loans

In accordance with the provisions of the loan impairment guidance, impairment was measured on loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, or discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceeds the recorded investments in such loans. Impaired loans for which an allowance is established require classification in the fair value hierarchy. Collateral values are estimated using Level 3 inputs based on management judgement of discounts to collateral valuations and estimates of costs to sell.

Impairment amounts on impaired loans represent specific valuation allowance and write-downs during the period presented on impaired loans that were individually evaluated for impairment based on the estimated fair value of the collateral less estimated selling costs, excluding impaired loans fully charged-off.

Other Real Estate Owned

Foreclosed assets are recorded at fair value based on property appraisals, less estimated selling costs, at the date of the transfer with any impairment amount charged to the allowance for loan losses. Subsequent to the transfer, foreclosed assets are carried at the lower of carrying value or fair value, less estimated selling costs with changes in fair value or any impairment amount recorded in the other non-interest expense. Values are estimated using Level 3 inputs based on customized discounting criteria. The carrying value of foreclosed assets is not re-measured to fair value on a recurring basis but is subject to fair value adjustments when the carrying value exceeds the fair value, less estimated selling costs.

The estimated fair values, and related carrying or notional amounts, of the Company’s financial instruments were as follows:

	December 31, 2020		December 31, 2019
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Input Level

	(dollars in thousands)
Financial assets:
Cash and cash equivalents	$19,084	$19,084	$108,457	$108,457	1
Interest earning cash at other financial institutions	416	416	20,554	20,554	1
FHLB Stock	5,758	5,758	1,628	1,628	2
Securities available for sale	352,854	352,854	158,733	158,733	2
Loans, net of allowance for loan losses	981,477	991,342	1,020,506	1,024,062	3
Loans held for sale	35,976	35,976	2,151	2,151	3
Accrued interest receivable	3,240	3,240	2,571	2,571	2
Loan servicing rights	18,396	18,396	12,509	15,921	3
Financial liabilities:
Deposits:
Time	419,542	426,092	640,925	635,558	2
Other deposits	621,284	621,284	460,517	460,517	1
Other borrowings	49,006	49,006	794	794	3
Advances from FHLB	129,000	130,361	44,400	44,578	2
Subordinated debentures	67,111	67,111	44,858	44,858	3
Accrued interest payable	2,496	2,496	4,769	4,769	2
Derivative instruments, interest rate swaps	1,914	1,914	972	972	2

NOTE 21 – EARNINGS PER SHARE

Earnings per common share (“EPS”) was computed based on the following:

	For the Year Ended
	December 31,
	2020	2019

	(dollars in thousands except share data)
Net income from continuing operations	$5,479	$16,452
Less: preferred stock dividends	368	472
Income available to common shareholders for basic EPS	$5,111	$15,980

Average number of common shares issued	7,197,557	7,163,650
Less: weighted average treasury shares	780,070	443,873
Plus: weighted average nonvested equity incentive plan shares	59,686	27,804
Weighted average number of common shares outstanding	6,477,173	6,747,581
Effect of dilutive options	28,025	21,344
Weighted average number of common shares outstanding used to calculate diluted earnings per common share	6,505,198	6,768,925

NOTE 22 – DIVIDEND AND CAPITAL RESTRICTIONS

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements. Cash dividends paid to the Company by the Bank were $22.0 million and $6.0 million for the years ended December 31, 2020 and 2019, respectively.

NOTE 23 – SUBSEQUENT EVENTS

Management evaluated subsequent events through the date the financial statements were issued.

On February 16, 2021, the Company announced the authorization of a stock repurchase plan that allows for the repurchase of up to 609,000 shares of its common stock through February 16, 2024.

On February 16, 2021, our Board of Directors declared a quarterly dividend totaling $0.10 per share for shareholders of record as of March 5, 2021, and payable on March 19, 2021.

NOTE 24 – UNAUDITED INTERIM FINANCIAL DATA

Unaudited quarterly financial data for the periods indicated is summarized below:

	2020
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

	(dollars in thousands, except share data)
Interest income	$14,588	$13,106	$13,686	$14,095
Interest expense	3,950	4,452	4,800	5,297
Net interest income	10,638	8,654	8,886	8,798
Provision for loan losses	(455)	79	1,142	2,218
Net interest income after provision for loan losses	11,093	8,575	7,744	6,580
Non-interest income	4,495	3,672	3,380	2,703
Non-interest expense	9,495	7,667	7,465	15,018
Income tax expense (benefit)	1,575	1,164	926	(547)
Net income (loss)	$4,518	$3,416	$2,733	$(5,188)

Basic earnings (loss) per share	$0.70	$0.52	$0.40	$(0.79)
Diluted earnings (loss) per share	$0.70	$0.52	$0.40	$(0.78)
Dividends declared per share	$0.10	$0.07	$0.07	$0.07

	2019
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

	(dollars in thousands, except share data)
Interest income	$15,239	$16,759	$17,208	$17,126
Interest expense	5,701	6,507	6,776	6,566
Net interest income	9,538	10,252	10,432	10,560
Provision for loan losses	(51)	(1,154)	876	752
Net interest income after provision for loan losses	9,589	11,406	9,556	9,808
Non-interest income	3,722	4,034	2,887	2,750
Non-interest expense	10,265	7,668	7,446	7,305
Income tax expense	(258)	2,090	1,293	1,491
Net income	$3,304	$5,682	$3,704	$3,762

Basic earnings per share	$0.47	$0.82	$0.53	$0.54
Diluted earnings per share	$0.47	$0.82	$0.53	$0.54
Dividends declared per share	$0.05	$0.05	$0.05	$0.05

NOTE 25 – COUNTY BANCORP, INC. (PARENT COMPANY ONLY) CONDENSED FINANCIAL STATEMENTS

CONDENSED BALANCE SHEETS

	December 31, 2020	December 31, 2019

	(dollars in thousands)
ASSETS
Cash and cash equivalents	$31,327	$5,016
Investment in bank subsidiary	205,743	204,240
Goodwill	—	5,038
Other assets	4,135	3,566
Total assets	$241,205	$217,860

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities	$2,318	$1,239
Subordinated debentures, net	67,111	44,858
Shareholders' equity	171,776	171,763
Total liabilities and shareholders' equity	$241,205	$217,860

CONDENSED STATEMENTS OF OPERATIONS

	For the year ended
	December 31, 2020	December 31, 2019

	(dollars in thousands)
INTEREST AND DIVIDEND INCOME	$281	$147

EXPENSES
Interest expense	3,631	2,743
Goodwill impairment	5,038	—
Other operating expenses	1,473	1,398
Total expenses	10,142	4,141
Income before income taxes and equity in undistributed net income of subsidiary	(9,861)	(3,994)
Income tax benefit	1,369	1,085
Equity in undistributed net income of subsidiary	13,971	19,361
NET INCOME	$5,479	$16,452

CONDENSED STATEMENT OF CASH FLOWS

	For the year ended
	December 31, 2020	December 31, 2019

	(dollars in thousands)
Cash flows from operating activities
Net income	$5,479	$16,452
Adjustments to reconcile net income to cash provided by operating activities:
Equity in undistributed net income of subsidiary	(13,971)	(19,361)
Amortization of core deposit intangible	171	288
Amortization of subordinated debenture costs	449	155
Impairment of goodwill	5,038	—
Net change in:
Other assets	(485)	(1,559)
Other liabilities	406	102
Net cash used in operating activities	(2,913)	(3,923)
Cash flows from investing activities
Dividends received from subsidiary	22,000	6,000
Net cash provided by investing activities	22,000	6,000
Cash flows from financing activities
Proceeds from issuance of common stock	358	265
Increase in subordinated debentures	21,804	—
Payments to acquire treasury stock	(12,576)	—
Dividends paid on preferred stock	(368)	(472)
Dividends paid on common stock	(1,994)	(1,344)
Net cash provided by (used in) financing activities	7,224	(1,551)
Net change in cash and cash equivalents	26,311	526
Cash and cash equivalents, beginning of period	5,016	4,490
Cash and cash equivalents, end of period	$31,327	$5,016